UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant
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Filed by a Party other than the Registrant
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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Cannae Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

CANNAE HOLDINGS, INC.

1701 VILLAGE CENTER CIRCLE

LAS VEGAS, NEVADA 89134

APRIL 26, 2024

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of Cannae Holdings, Inc. The meeting will be held virtually on June 19, 2024, at 10:00 a.m. Pacific Time. Instructions for accessing the virtual meeting platform online are included in the Proxy Statement for this meeting. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the virtual annual meeting, please vote by one of the outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

We are proud to have a dynamic, effective and diverse board of directors with the right mix of skills, experiences and backgrounds at Cannae. We have shared information about our ESG initiatives in detail in the ESG section of this Proxy Statement. Additional information about our Company is available on our website, www.investor.cannaeholdings.com.

On behalf of the board of directors, I thank you for your support.

Sincerely,

Ryan R. Caswell

President

NOTICE OF ANNUAL

MEETING OF SHAREHOLDERS

To the Shareholders of Cannae Holdings, Inc.:

Notice is hereby given that the 2024 Annual Meeting of Shareholders of Cannae Holdings, Inc. will be held via live webcast on June 19, 2024, at 10:00 a.m., Pacific Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/CNNE2024 and using your 16-digit control number, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 9:45 a.m. Pacific Time. Please note that there will not be a physical location for the 2024 Annual Meeting and that you will only be able to attend the meeting by means of remote communication. We designed the format of our virtual annual meeting to ensure that our shareholders who attend will have the same rights and opportunities to participate as they would at an in-person meeting, including the ability to ask questions. The meeting is being held in order to:

1.	Elect three Class I directors to serve until the 2027 Annual Meeting of Shareholders;

2.	Approve redomestication of the Company to the State of Nevada by conversion;

3.	Approve an amendment and restatement of the Company’s 2017 Omnibus Incentive Plan to increase the shares available by 5,000,000 shares and to extend its duration;

4.	Approve the compensation paid to our named executive officers on a non-binding advisory basis (the Say-on-Pay Proposal);

5.	Select, on a non-binding advisory basis, the frequency (annual, biennial or triennial) with which we hold future Say-on-Pay votes; and

6.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2024 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The board of directors set April 22, 2024, as the record date for the meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the annual meeting. Please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting. You may vote your shares through the Internet, by telephone, or by mailing your proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 5 of the proxy statement.

Sincerely,

Michael L. Gravelle

Corporate Secretary

Las Vegas, Nevada

April 26, 2024

PLEASE COMPLETE, DATE AND SIGN THE PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 19, 2024: The Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are available at www.proxyvote.com.

Cannae Holdings, Inc.

1	General Information About the Company

4	General Information About the Virtual Annual Meeting

10	Corporate Governance Highlights

11	Corporate Governance and Related Matters

23	Certain Information About Our Directors

32	Proposal No. 1: Election of Directors

32	Proposal No. 2: Approval of Redomestication of the Company to the State of Nevada by conversion

62	Proposal No. 3: Approval of the Amended and Restated 2017 Omnibus Incentive Plan

76	Certain Information About Our Executive Officers

77	Compensation Discussion and Analysis and Executive and Director Compensation

95	Executive Compensation

106	Proposal No. 4: Advisory Vote on Executive Compensation

107	Proposal No. 5: Advisory Vote on the Frequency of Future Say-on-Pay Votes

107	Proposal No. 6: Ratification of the Independent Registered Public Accounting Firm

109	Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

111	Certain Relationships and Related Person Transactions

115	Shareholder Proposals and Nominations

115	Other Matters

116	Available Information

A-1	Annex A - Articles of Conversion

B-1	Annex B - Nevada Articles of Incorporation

C-1	Annex C - Nevada Bylaws

D-1	Annex D - Amended and Restated Omnibus Plan

Cannae Holdings, Inc.	i

PROXY STATEMENT

The proxy is solicited by the board of directors (Board) of Cannae Holdings, Inc. (Cannae or the Company) for use at the Annual Meeting of Shareholders to be held on June 19, 2024, at 10:00 a.m., Pacific Time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held virtually at www.virtualshareholdermeeting.com/CNNE2024.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about April 26, 2024, to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 1701 Village Center Circle, Las Vegas, Nevada 89134, and its telephone number at that address is (702) 323-7330.

FORWARD LOOKING STATEMENTS

This proxy statement includes forward-looking statements. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include statements about our business and future performance, as well as ESG targets, goals, and commitments outlined in this proxy statement or elsewhere. These statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. We caution readers not to place undue reliance on forward-looking statements. We expect that certain disclosures made in this proxy statement may be amended, updated or revised in the future as the quality and completeness of our data and methodologies continue to improve. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors, except where we are expressly required to do so by law. Any references to third party websites are not to be incorporated into this proxy statement. For a discussion of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023.

GENERAL INFORMATION

ABOUT THE COMPANY

We primarily acquire interests in operating companies and are engaged in actively managing and operating a core group of those companies, which we are committed to supporting for the long term. From time to time, we also seek to take meaningful equity ownership stakes where we have the ability to control or significantly influence quality companies, and we bring the strength of our operational expertise to each of our subsidiaries. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses. We believe

1	Cannae Holdings, Inc.

that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. Our primary assets as of December 31, 2023 include our ownership interests in Dun & Bradstreet Holdings, Inc. (Dun & Bradstreet or D&B, NYSE: DNB); Dayforce, Inc. (Dayforce, formerly known as Ceridian HCM Holdings, Inc., NYSE: DAY); Alight, Inc. (Alight, NYSE: ALIT); Paysafe Limited (Paysafe, NYSE: PSFE); Sightline Payments Holdings, LLC (Sightline); System1, Inc. (System1, NYSE: SST); Black Knight Football and Entertainment, LP (BKFE or Black Knight Football); Computer Services, Inc. (CSI); High Sierra Distillery, LP (Minden Mill); AmeriLife Group, LLC (AmeriLife); O’Charley’s Holdings, LLC (O’Charley’s); 99 Restaurants Holdings, LLC (99 Restaurants); and various other controlled companies and minority equity ownership interests.

The Company conducts its business through its wholly-owned subsidiary Cannae Holdings, LLC (Cannae LLC), a Delaware limited liability company. The Company’s Board oversees the management of the Company, Cannae LLC and its businesses, and the performance of Trasimene Capital Management, LLC (Trasimene or our Manager), through which the Company manages its business operations and those of its subsidiaries. The Company, Cannae LLC, and our Manager are party to a Management Services Agreement dated as of August 27, 2019, as amended and restated on August 4, 2021, September 30, 2023 and February 26, 2024 (as amended and restated, the Management Services Agreement or MSA). Subject at all times to the supervision and direction of the Board, the Manager is responsible for, among other things, (i) managing the day-to-day business and operations of the Company and its subsidiaries, (ii) evaluating the financial and operational performance of the Company’s businesses, (iii) providing a management team to serve as executive officers of the Company and (iv) performing (or causing to be performed) any other services for and on behalf of the Company and the Subsidiaries customarily performed by executive officers and employees of a public company. On February 26, 2024, the Management Services Agreement was amended and restated principally to provide for the termination of the Management Services Agreement effective June 30, 2027.

The Impact of William P. Foley, II. Cannae is led by our Chairman, William P. Foley, II. Mr. Foley has over three decades of experience in industry consolidation and delivering shareholder value. As a preeminent operator, Mr. Foley has led the creation and growth of multiple separate multi- billion dollar public market platforms including Fidelity National Financial, Inc. (FNF), Fidelity National Information Services (FIS), Black Knight, Inc. (Black Knight), Dayforce, F&G Annuities & Life, Inc. (FG), Dun & Bradstreet, Alight and others that have collectively made over 100 acquisitions across diverse platforms. As founder, former CEO and now non-executive Chairman of FNF, Mr. Foley built a leading title insurance company that consistently produces industry leading margins, growing equity value of FNF from $3 million to $14 billion as of December 31, 2023. Throughout his career, Mr. Foley has demonstrated expertise in creating and operating several public companies. His proven track record is driven by his value creation playbook, which is highlighted by identifying cost savings, undertaking strategy shifts, eliminating siloed organizational structures and accelerating product expansion. We believe that Mr. Foley’s executive experience and distinctive background has and will continue to have a transformative impact on Cannae and the businesses that Cannae owns and operates.

Cannae Holdings, Inc.	2

SIGNIFICANT EVENTS AND TRANSACTIONS

In 2023 and early 2024, we meaningfully reduced our outstanding share capital through repurchases, strategically deployed capital, monetized investments and announced several new initiatives.

Dutch Tender Offer. In April 2024, we completed a tender offer (the Offer) for the purchase of 9,672,540 shares of our common stock for an aggregate purchase price of $222 million, or $22.95 per share. We conducted the Offer by means of a procedure commonly called a “modified Dutch auction”, which allowed shareholders to select the price, within a specified range, and the number of shares of our common stock they were willing to sell at that price. The Company is aware of the discount that its shares trade relative to net asset value and appreciates the input from its shareholders on the importance of share buybacks. The Company believes that the Offer was consistent with its long-term goal of driving shareholder value and closing this gap. Further, the Offer also provided a mechanism for executing the Company’s authorized share repurchase program more rapidly than would be possible through open market repurchases. The Offer reduced our outstanding common stock by 13.4%.

Wind down of Management Services Agreement. On February 27, 2024, we announced an agreement to wind down the Company’s Management Services Agreement with Trasimene. Effective July 2, 2024, the MSA will be amended and restated to provide that Trasimene will receive a fixed management fee of $7.6 million for each of the following three years, and a $20 million termination fee, payable in three annual installments commencing on July 2, 2024, and no fees thereafter. As a result, Trasimene will not receive any incremental management fees or carried interest on investments made by the Company on or after February 26, 2024, and beginning July 2, 2024, Trasimene will not receive any management fees or carried interest on any of the Company’s investments, other than the arrangements described above.

JANA Partnership. On February 21, 2024, we entered into a strategic partnership with JANA Partners (JANA), an investment firm focused on creating value through shareholder engagement. We believe the strategic partnership will help Cannae drive shareholder value by sourcing new control acquisitions and similar strategic opportunities and enhancing returns. The strategic partnership includes a minority equity ownership exchange whereby the Company received a minority stake in JANA directly from its principals in exchange for 1.85 million shares of Cannae common stock and $18.3 million of cash in lieu of stock to cover transaction related taxes. The Company plans to partner alongside JANA on situations that may present an attractive control acquisition or other similar strategic investment opportunities that are consistent with Cannae’s primary business of acquiring operating companies and actively engaging in managing and operating those companies.

Dayforce Share Sales. During the year ended December 31, 2023, we sold 2 million shares of common stock of Dayforce (Dayforce Share Sales) for proceeds of $144.7 million. Subsequent to December 31, 2023, we completed a sale of an additional 2.5 million shares of Dayforce common stock for proceeds of $177.1 million.

Black Knight Football and Entertainment. During the year ended December 31, 2023 we invested $109.8 million in Black Knight Football. BKFE used the proceeds from investments from Cannae and others to further invest in its infrastructure and clubs. Black Knight Football owns 100% of the equity interests of Athletic Football Club Bournemouth (AFC Bournemouth or AFCB), a football club which competes in the English Premier League, a significant minority interest in FC

3	Cannae Holdings, Inc.

Lorient, a French Ligue 1 football club and in 2024 acquired a minority interest in The Hibernian Football Club Limited, a Scottish Premiership football club.

Paysafe. During the year ended December 31, 2023, we sold 1.6 million shares of Paysafe for proceeds of $18.5 million and generated an expected $37 million in tax savings on the sale. Subsequent to December 31, 2023, we purchased 1.6 million Paysafe shares for $23.4 million. Following the purchases, Cannae now owns a 5.5% interest in Paysafe.

Minden Mill. In May 2023, we invested $52.1 million for an 89% ownership interest in Minden Mill. Minden Mill, through its wholly-owned subsidiaries, owns and operates an estate distillery and related hospitality venues. Entities affiliated with Mr. Foley are the general partner of Minden Mill and manage all aspects of its operation.

Stock Repurchases. During the year ended December 31, 2023, we repurchased 6.1 million shares of our common stock for $118.5 million. These stock repurchases represent a decrease of 8% in our total shares outstanding from the previous year-end.

Computer Services. On December 28, 2023, we received a distribution of $36.8 million from BGPT Catalyst, LP (CSI LP), the entity through which we own our interest in CSI. The distribution resulted from CSI LPs sale of a portion of CSI to a third party. Following the transaction, Cannae owns a 6.4% indirect interest in CSI.

Restaurant Group Store Closings. During the year ended December 31, 2023, we began a strategic reset of the O’ Charley’s brand. As a result, we closed 77 O’ Charley’s locations and sold and marketed for sale several restaurant properties previously owned by the Company. We believe the closing of underperforming stores and shifting focus to the restaurants with positive store-level cash flow profiles will position the brand for future success.

GENERAL INFORMATION

ABOUT THE VIRTUAL ANNUAL MEETING

Your shares can be voted at the virtual annual meeting only if you vote by proxy or if you are present and vote at the meeting. Even if you expect to attend the virtual annual meeting, please vote by proxy to assure that your shares will be represented.

WHY DID I RECEIVE THIS PROXY STATEMENT?

The board is soliciting your proxy to vote at the virtual annual meeting because you were a holder of our common stock at the close of business on April 22, 2024, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

WHO IS ENTITLED TO VOTE?

All record holders of our common stock as of the close of business on April 22, 2024, are entitled to vote. As of the close of business on that day, 63,922,438 shares of common stock, which includes 1,150,000 restricted stock units with pass-through voting rights were issued and

Cannae Holdings, Inc.	4

outstanding and eligible to vote at the meeting. Each share and restricted stock unit is entitled to one vote on each matter presented at the virtual annual meeting.

If you hold your common shares through a broker, bank or other holder of record, you are considered a “beneficial owner,” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting via the Internet or by telephone.

WHAT SHARES ARE COVERED BY THE PROXY CARD?

The proxy card covers all shares of our common stock held by you of record (i.e., shares registered in your name).

HOW DO I VOTE?

You may vote using any of the following methods:

•

At the virtual annual meeting. All shareholders may vote at the virtual annual meeting. Please see “How do I access the virtual annual meeting? Who may attend?” for additional information on how to vote at the annual meeting.

•	By proxy. There are three ways to vote by proxy:

•	By mail, using your proxy card and return envelope;

•	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	By the Internet, using a unique control number printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting virtually, please vote by proxy to assure that your shares will be represented.

WHAT DOES IT MEAN TO VOTE BY PROXY?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

ON WHAT AM I VOTING?

You will be asked to consider six proposals at the annual meeting.

•	Proposal No. 1 asks you to elect three Class I directors to serve until the 2027 Annual Meeting of Shareholders.

•	Proposal No. 2 asks you to approve the redomestication of the Company to the State of Nevada by conversion.

5	Cannae Holdings, Inc.

•

Proposal No. 3 asks you to approve an amendment and restatement of the Cannae Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan to, among other things, increase the number of shares available by 5,000,000 shares and to extend its duration to February 15, 2034.

•	Proposal No. 4 asks you to approve, on a non-binding advisory basis, the compensation paid to our named executive officers in 2023, which we refer to as the Say-on-Pay Vote.

•	Proposal No. 5 asks you to select, on a non-binding advisory basis, the frequency (annual, biennial or triennial) with which we will hold future Say-on-Pay votes.

•	Proposal No. 6 asks you to ratify the appointment of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the 2024 fiscal year.

HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THESE PROPOSALS?

The Board recommends that you vote “FOR ALL” director nominees in Proposal No. 1, “FOR” Proposal Nos. 2, 3, 4 and 6, and for a frequency of “annual” or “ONE YEAR” in Proposal 5.

WHAT HAPPENS IF OTHER MATTERS ARE RAISED AT THE MEETING?

Although we are not aware of any matters to be presented at the virtual annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the virtual annual meeting in accordance with the procedures specified in our certificate of incorporation and bylaws, or applicable law, all proxies given to the proxy holders will be voted in accordance with their best judgment.

WHAT IF I SUBMIT A PROXY AND LATER CHANGE MY MIND?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the virtual annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the virtual annual meeting; or casting a ballot at the virtual annual meeting.

WHO WILL COUNT THE VOTES?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

HOW MANY VOTES MUST EACH PROPOSAL RECEIVE TO BE ADOPTED?

The following votes must be received:

•

For Proposal No. 1 regarding the election of directors, a plurality of votes of our common stock cast is required to elect a director. This means that the three people receiving the largest number of votes cast by the shares entitled to vote at the annual meeting will be elected as directors. Abstentions and broker non-votes are not counted as votes cast and as discussed below, will therefore have no effect.

•	For Proposal No. 2 regarding the approval of the redomestication of the Company to the State of Nevada through conversion, the affirmative vote of a majority of the shares of our

Cannae Holdings, Inc.	6

common stock outstanding and entitled to vote thereon would be required for approval. Abstentions and broker non-votes will have the effect of a vote against Proposal No. 2.

•

For Proposal No. 3 regarding the approval of the amendment and restatement of our 2017 Omnibus Incentive Plan, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the meeting would be required for approval, in which case abstentions have the effect of a vote against Proposal No. 3 and broker non-votes have no effect.

•

For Proposal No. 4 regarding a non-binding advisory vote to approve the compensation paid to our named executive officers, this vote is advisory in nature. Our bylaws require that matters other than the election of directors be approved by the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the meeting, in which case abstentions have the effect of a vote against Proposal No. 4 and broker non-votes have no effect. Because the vote on Proposal No. 4 is advisory and therefore will not be binding on the Company, the Board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers.

•

For Proposal No. 5 the option of annual, biennial or triennial frequency that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by shareholders on an advisory basis. Because this proposal seeks the input of our shareholders and provides our shareholders with the option to vote to hold a Say-on-Pay Vote annually, biennially or triennially, there is no minimum vote requirement for this proposal. Although our Board recommends holding a Say-on-Pay Vote annually, you have the option to specify one of four choices for this proposal on the proxy card: ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN, and the outcome will be determined by the option that receives a plurality of the votes cast with respect to this matter. Abstentions will have no effect. You are not voting to approve or disapprove of the Board’s recommendation. Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

•

For Proposal No. 6 regarding the ratification of the appointment of Deloitte, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the meeting would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions, and, therefore, there will be no broker non-votes on this proposal.

WHAT CONSTITUTES A QUORUM?

A quorum is present if a majority of the outstanding shares of our common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

7	Cannae Holdings, Inc.

WHAT ARE BROKER NON-VOTES? IF I DO NOT VOTE, WILL MY BROKER VOTE FOR ME?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the Securities and Exchange Commission and the rules promulgated by the New York Stock Exchange thereunder.

The Company believes that all the proposals to be voted on at the annual meeting, except for Proposal No. 6 regarding the appointment of Deloitte as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposal Nos. 1, 2, 3, 4 and 5, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

WHAT EFFECT DOES AN ABSTENTION HAVE?

With respect to Proposals No. 1 and 5, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposal Nos. 2, 3, 4 and 6, abstentions will have the effect of a vote against such proposals.

WHO PAYS THE COST OF SOLICITING PROXIES?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $11,000 plus reimbursement of expenses.

WHAT IF I SHARE A HOUSEHOLD WITH ANOTHER SHAREHOLDER?

We have adopted a procedure approved by the Securities and Exchange Commission, called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address and wish to receive a separate proxy statement and annual report or notice of internet availability of proxy materials for each account, please contact, Broadridge, toll free at 1-866-540-7095. You may also write to

Cannae Holdings, Inc.	8

Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the Annual Report to Shareholders, or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF THE PROXY MATERIALS INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?

In accordance with rules of the Securities and Exchange Commission we have elected to furnish to our shareholders this Proxy Statement and our Annual Report on Form 10-K by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, the Notice of Internet Availability of Proxy Materials is being mailed to our shareholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct shareholders to a website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

Our Proxy Statement (including Notice of Annual Meeting) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available for shareholders at www.proxyvote.com. Instead of receiving future copies of our Proxy Statement (including Notice of Annual Meeting) and Annual Report to Shareholders by mail, shareholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you; an electronic link to the proxy voting site will be provided to you. Shareholders of record can enroll at www.proxyvote.com for online access to future proxy materials. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

HOW DO I ACCESS THE VIRTUAL ANNUAL MEETING? WHO MAY ATTEND?

At the virtual annual meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the virtual annual meeting at www.virtualshareholdermeeting.com/CNNE2024 you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other nominee. Although you may vote online during the annual meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

The meeting webcast will begin promptly at 10:00 a.m., Pacific Time, on June 19, 2024, and we encourage you to access the meeting prior to the start time.

WILL I BE ABLE TO ASK QUESTIONS DURING THE VIRTUAL ANNUAL MEETING?

Shareholders will be able to ask questions through the virtual meeting website during the meeting through www.virtualshareholdermeeting.com/CNNE2024.The Company will respond to as many appropriate questions during the annual meeting as time allows.

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HOW CAN I REQUEST TECHNICAL ASSISTANCE DURING THE VIRTUAL ANNUAL MEETING?

A technical support line will be available on the meeting website for any questions on how to participate in the virtual annual meeting or if you encounter any difficulties accessing the virtual meeting.

CORPORATE GOVERNANCE

HIGHLIGHTS

Our Board has adopted good governance practices, which promote the long-term interests of our shareholders and support accountability of our Board and management. Our Board has implemented the following measures to improve our overall governance practices. See “Corporate Governance and Related Matters” below for more detail on our governance practices.

•	Annual performance evaluations of the Board and committees

•	Robust stock ownership guidelines for our executive officers and directors

•	Clawback policy in compliance with NYSE listing rules

•	Shareholders may act by written consent

•	Fully independent audit, compensation, corporate governance and nominating, and related person transaction committees

•	No supermajority voting requirement for shareholders to act

•

Board and committee oversight of risk, including environmental, social and governance (ESG) risk as it relates to, among other things, information security, cybersecurity, human capital management and health and safety risks

•	Annual review of committee charters and Corporate Governance Guidelines

•	We have three audit committee financial experts as defined by the rules of the Securities and Exchange Commission: Messrs. Ammerman, Linehan and Willey

•

Corporate Governance Guidelines that expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as part of the criteria the corporate governance and nominating committee considers when selecting nominees for election to the board

•	Shareholder engagement on a variety of topics, including our corporate governance and executive compensation, as described below in “2023 Shareholder Engagement”

•	Nine of twelve independent directors

2023 SHAREHOLDER ENGAGEMENT

We are committed to hearing and responding to the views of our shareholders on various matters. We regularly engage with our shareholders, other than index, passive or quantitative funds, and

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hold meetings with our investors who express an interest in engaging with us where we discussed a variety of topics, including corporate governance and executive compensation matters. We report on and discuss our investor meetings with our board or board committees, as applicable.

We also engaged with numerous shareholders on various actions we took in 2023 and early 2024, including the items noted above in “Significant Events and Transactions”. Our board values the input of our shareholders and considers our shareholders’ feedback as a regular part of Board discussions.

CORPORATE GOVERNANCE

AND RELATED MATTERS

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines provide, along with the charters of the committees of the Board, a framework for the functioning of the Board and its committees and establishes a common set of expectations as to how the Board should perform its functions. The Corporate Governance Guidelines address a number of areas including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman of the Board, the Chief Executive Officer and independent Lead Director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The Corporate Governance Guidelines also provide that our Board will consider all aspects of diversity (including diversity of age, gender, nationality, race, ethnicity and sexual orientation) in selecting nominees for director. A copy of our Corporate Governance Guidelines is available for review on the Corporate Governance Overview page of our website at www.cannaeholdings.com/corporate-governance.

CODES OF ETHICS

Our Board has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinforce our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on the Corporate Governance Overview page of our website at www.cannaeholdings.com/corporate-governance.

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Our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Corporate Governance Overview page of our website at www.cannaeholdings.com/corporate-governance.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

ESG Overview

At Cannae, we understand the importance of a sustainable future to Cannae’s long-term growth and to the well-being of our companies. For this reason, we are committed to addressing ESG issues to better serve our employees, companies, business partners, and the communities where we live and work.

We seek to be transparent about our business practices, corporate governance, environmental impact, and our commitments to our stakeholders. To learn more about our efforts, please view our most recent reports via our website, www.cannaeholdings.com/esg. We anticipate publishing our next Environmental, Social & Governance Report in the summer of 2024.

Our commitment to ESG focuses on:

Responsible Investment: ESG is embedded across Cannae’s acquisition approach including in our due diligence of acquisition targets. We manage ESG issues in our acquisitions to help Cannae generate stronger returns for our shareholders while improving our impact on society.

Our companies each have unique impacts, and we monitor the management of ESG across our group of companies.

In order to maximize the value of each of our diverse assets, our management team takes an individualized approach with each company and reviews ESG practices that are material to a particular ownership interest. Our review of acquisitions considers the following ESG factors:

•	Environmental: Energy, waste, water, sustainable products, and overall environmental footprint.

•	Social: Human capital management, workforce diversity, supplier diversity, and community engagement.

•	Governance: ESG oversight, Board composition, data privacy and adherence to relevant ESG frameworks and standards.

Through Cannae’s long-term ownership interests, as well as our own ESG efforts, we strive to be a trusted partner in our companies’ ESG journey.

Preserving the Environment: As a holding company, our direct operations and our environmental impact as a firm is relatively small. However, Cannae recognizes the importance of conducting business in an environmentally responsible manner and integrating environmental management best practices into both our business operations and the management of our companies. Cannae is continually improving our environmental management practices at our Las Vegas headquarters. From efforts to monitor and reduce our carbon footprint and energy use, reducing water consumption, and improving waste management, we are reducing our environmental impact.

Supporting Our Employees and Communities: We value our talented workforces and the outstanding contributions our employees make. We are dedicated to attracting, developing, and

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retaining talented teams through competitive compensation and benefits, and building a diverse and inclusive workplace. Cannae believes in the importance of volunteerism and philanthropy to strengthen and engage local communities across our portfolio companies. Through local community involvement, corporate initiatives, and philanthropic giving – as well as an active community volunteer ethos – we work to support the communities we all live in.

Operating Ethically: Our reputation is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. We operate in ways that are fair, transparent, and compliant with law. We implement strong governance practices, policies, training, and reporting avenues to foster and support an ethos that all employees adhere to our expected standards for business integrity.

Board and ESG Oversight

Cannae is committed to strong governance systems and policies that promote fair, transparent and ethical business practices. To honor that commitment at the highest levels of the Company, our management team leads our ESG efforts with oversight from the audit committee, which reports our ESG progress and efforts to the Board as necessary.

ESG Risk Management

Cannae recognizes ESG risks, including climate change and severe weather conditions, cybersecurity risks, pandemics, war, and other catastrophic events may impact our business. At Cannae, we work diligently to identify, assess and manage material risks, including ESG risks, through our Enterprise Risk Management (ERM) program. Our ERM program conducts risk assessments to identify and assess our material business, operational and environmental risks and works with our management team to develop strategies and plans to mitigate and manage those risks.

Our ERM program is overseen by a group of highly qualified individuals and is tailored to the unique structure of our business. As a holding company with a small group of highly qualified employees, we are well positioned to maintain operations in the event of a disaster. Each of our various businesses separately maintain business continuity functions that adhere to the unique requirements of their business. Our quarterly report to the audit committee of our Board includes an update on our progress on the ERM program.

Diversity and Inclusion

Diversity is a key component of Cannae’s success, including our various portfolio companies. We believe that the diversity of our employees and directors provides a variety of ideas and perspectives that enables us to achieve superior business results. Cannae and its portfolio companies are committed to being equal opportunity employers and enhancing diversity and inclusion across our businesses.

Cannae’s Code of Business Conduct and Ethics prohibits discrimination and harassment. Our nondiscrimination policy is distributed to all employees as part of our employee handbook, which employees must acknowledge annually. Our employees participate in annual training programs covering topics such as the Code of Business Conduct and Ethics, and Reporting Harassment.

Our Board leads by example in its commitment to diversity. Our Board’s commitment to diversity when selecting new director nominees has long been embedded in our Corporate Governance

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Guidelines, which provide that in selecting director nominees, our corporate governance and nominating committee considers, among other things, diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Data Privacy and Cybersecurity

Like most companies, Cannae and our portfolio companies are dependent on information technology. At our restaurant group, we are focused on making strategic investments in information security to protect our customers and information systems. Our investments include both capital expenditures and operating expenses for hardware, software, personnel, and consulting services. We apply a comprehensive approach to the mitigation of identified security risks, including monitoring management of our unconsolidated affiliates. As a holding company with relatively low volumes of personnel or third-party data, we have established policies and controls, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques tailored to the unique nature of our business. Our employees participate in an annual Information Security Training.

Our Board has a strong focus on cybersecurity. Our approaches to cybersecurity and privacy are overseen by the audit committee. At each regular meeting of the audit committee of our Board, our key management and Internal Audit group provide reports relating to existing and emerging risks at our companies, including, as appropriate, risk assessments, cyber and data security risks, and any security incidents. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. The employees at our companies are the strongest assets in protecting their customers’ information and mitigating risk. We monitor their security practices, including training programs that focus on applicable privacy, security, legal, and regulatory requirements that provide ongoing enhancement of their respective security and risk cultures.

SELECT COMPANY ESG PROFILES

Dun & Bradstreet

As a global leader in commercial business information for nearly two centuries, Dun & Bradstreet takes a holistic and data-driven approach to sustainability. In today’s rapidly changing landscape, Dun & Bradstreet’s solutions help organizations meet the growing regulatory, ethical, environmental, and social demands of being a responsible business.

Adding to its set of ESG data and solutions, Dun & Bradstreet recently introduced D&B Climate Risk Insights in partnership with Climate Engine, a forward-looking startup of climate scientists. D&B Climate Risk Insights is the company’s first solution focused solely on climate change. The new solution provides short-term and long-term physical climate risk considerations to organizations. Results can be used in identifying supply chain disruption risk, portfolio risk management, and underwriting risk modeling. Learnings from this solution also support organizations as they report under emerging global climate-disclosure regulations and evolving sustainability regulatory frameworks, as well as voluntary frameworks, such as the CDP – a not-for-profit organization that houses a global disclosure system on environmental impacts.

Also in 2023, Dun & Bradstreet expanded its corporate ESG program by implementing a data management platform to increase its sustainability data inventory and enable real-time emissions tracking, becoming a global signatory of the United Nations Global Compact, and committing to

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setting emissions reduction targets in line with the Science Based Targets initiative. The company also expanded its coverage of sites certified to ISO 14001, ISO 9001, ISO 27001 and ISO 27701 as part of Dun &Bradstreet’s commitment to strong corporate governance and environmental management.

The company’s approach to Corporate Social Responsibility is rooted in creating a sustainable positive impact in the communities where its employees work and live. From progressive family leave policies to robust performance management and career development programs, Dun & Bradstreet is committed to cultivating a workplace where every voice is valued and diversity, in all its forms, is welcomed. In 2023, for the seventh consecutive year, Dun & Bradstreet was awarded the Human Rights Campaign Foundation’s Corporate Equality Index Equality 100 Award. The company also was endorsed for the fourth consecutive year by Disability:IN as a Best Place to Work for Disability Inclusion.

Through its global Do Good charitable giving program, Dun & Bradstreet employees volunteered 13,527 hours to 623 causes and contributed $748,361 through both employer-matched employee donations and corporate giving.

Alight

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 million people and their dependents. The Alight Worklife® platform combines data and analytics with a simple, seamless user experience. With personalized, data-driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. Since 2022, Alight has published their annual Global Impact Report, which details the work that is done every day to advance the company’s ESG initiatives and highlights the progress made over the past year. Among the 2023 highlights, Alight formalized a robust, holistic ESG strategy that reflects Alight’s business purpose and values. This strategy, which was reviewed by the Nominating and Corporate Governance Committee of their board of directors, identifies key commitments, as well as goals or success indicators within each of Alight’s ESG Pillars: Championing Our People, Social Innovation and Responsible Business Practices.

Alight strives to foster an inclusive, progressive culture that enables a sense of belonging for all colleagues. Those efforts have resulted in Alight being recognized by Newsweek as one of America’s Greatest Workplaces for Diversity, as well as a Great Place to Work® for six consecutive years, a Best Place to Work by parents@work and was listed among the Top 100 Companies with Remote Jobs by FlexJobs for seven consecutive years. Alight was also recognized in Seramount’s Inclusion Index for an inclusive workplace environment and achieved a score of 100 on the Human Rights Campaign’s Corporate Equality Index (CEI).

The Restaurant Group

The Restaurant Group is building inclusive workplaces, while driving community outcomes in the areas where it operates. The Restaurant Group supports such national charitable organizations as The Folded Flag Foundation, Making Strides, Boys & Girls Clubs of America and the American Cancer Society. On a regional basis, supporting the communities in which they operate, The Restaurant Group also supports The Dana Farber Cancer Center and Pine Street Inn – an organization focused on combating homelessness. In 2023, The Restaurant Group was the top

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corporate donor for The Folded Flag Foundation, with donations surpassing $800,000. Our restaurant companies delight in feeding their communities, which is especially critical in times of crisis. Whether providing food to victims of devastating natural disasters, feeding first responders in the wake of tornadoes or hurricanes, or nourishing healthcare workers who serve selflessly every day – if there is a need in the community, our Restaurant Group is there to serve. The Restaurant Group embraces diversity and inclusion across all of its brands. The Restaurant Group’s Diversity, Equity, and Inclusion Council is dedicated to educating, cultivating and inspiring team members of different backgrounds to appreciate and celebrate the varying ideas, perspectives and experiences of its diverse employee population. All team members enjoy equal access to opportunities throughout the organization as well as exciting ways to connect with each other and with its guests, enriching both the employment and guest experience. Additionally, the Women in Leadership group was created with a target of developing the Restaurant Group’s senior-most female leaders through unique experiences, developmental activities and networking.

OUR BOARD

Our Board is composed of William P. Foley, II, Douglas K. Ammerman, Hugh R. Harris, C. Malcolm Holland, Mark D. Linehan, Frank R. Martire, Richard N. Massey, Erika Meinhardt, Barry B. Moullet, James B. Stallings, Jr. and Frank P. Willey. Mr. Foley served as our non-executive Chairman until February 2024, at which time he was appointed by our Board to serve as Chairman, Chief Executive Officer and Chief Investment Officer. In 2023, Richard N. Massey and David Aung served on our Board. However, Mr. Massey and Mr. Aung will not be standing for re-election at the 2024 annual meeting.

In 2023, our Board held five meetings. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2023. Our Board met quarterly and our non-management directors met periodically in executive sessions without management. We do not, as a general matter, require our Board to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2024 annual meeting. None of our directors attended our 2023 annual meeting.

DIRECTOR INDEPENDENCE

The Board determined that Douglas K. Ammerman, Hugh R. Harris, C. Malcolm Holland, Mark D. Linehan, Erika Meinhardt, Barry B. Moullet, James B. Stallings, Jr., and Frank P. Willey are independent under the criteria established by the New York Stock Exchange (NYSE) and our Corporate Governance Guidelines. The Board also considered the additional NYSE independence considerations for compensation committee members and determined that current members Mr. Harris and Ms. Meinhardt are independent for purposes of service on the compensation committee.

In determining independence, the Board considered all relationships that might bear on our directors’ independence from Cannae. The Board determined that William P. Foley, II is not independent because he is the Managing Member and a Senior Managing Director of the Manager and beginning in February 2024 he is our Chairman, Chief Executive Officer and Chief Investment Officer and an employee of the Company. Mr. Massey is not independent because he serves as our Vice Chairman and served as an employee of the Company as our Chief Executive

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Officer until February 2024. Mr. Martire is not independent because he is a Managing Director of, and one of his children is an executive officer of entities affiliated with, CSI LP, which received a consulting fee of $2.1 million in 2022 in connection with Cannae’s investment in CSI and the consulting fee exceeded 2% of CSI LP’s and its affiliates consolidated gross revenues for 2022.

In considering the independence of our independent directors, the Board considered the following factors:

•

Messrs. Harris and Willey each own a minority interest in Black Knight Sports and Entertainment LLC (BKSE), which owns the Vegas Golden Knights. Mr. Foley is the majority owner and is Executive Chairman and Chief Executive Officer of BKSE.

•

Mr. Willey and Ms. Meinhardt are independent in that they were never employed by Cannae. Ms. Meinhardt previously served as an executive at FNF until January 31, 2024, and holds a minority interest in Minden Mill. Mr. Willey was a partner in a law firm that received payments from FNF, in each case before the Split-Off in 2017, which was more than five years ago.

•	Mr. Ammerman is a director of Dun & Bradstreet, FNF and FG and holds minority interests in BKSE and BKFE.

•	Our Manager may provide advisory services to entities for which our directors or executive officers are also directors or executive officers.

The Board determined that these relationships were not of a nature that would impair the independence of the members involved.

DIRECTOR RESIGNATION

In the event any incumbent director does not receive a majority of the votes cast and tenders his resignation to the Board, the Committee will consider and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken.

COMMITTEES OF THE BOARD

The Board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and a related person transaction committee. The charter of each of the audit, compensation, corporate governance and nominating committee and related person transaction committee is available on the Corporate Governance Overview page of our website at www.cannaeholdings.com/corporate-governance. Each committee reviews its charter annually. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information.”

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The current members of the corporate governance and nominating committee are C. Malcolm Holland (Chair), Hugh R. Harris and James B. Stallings. Each of Messrs. Holland, Harris and Stallings was deemed to be independent by the Board, as required by the New York Stock Exchange. In 2023, our corporate governance and nominating committee was composed of Mr. Harris (Chair), Mr. Holland and David Aung. Our corporate governance and nominating committee reviews its charter annually. The corporate governance and nominating committee met once in 2023.

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The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	Identifying individuals qualified to become members of the Board and making recommendations to the Board regarding nominees for election;

•	Reviewing the independence of each director and making a recommendation to the Board with respect to each director’s independence;

•	Developing and recommending to the Board the corporate governance principles applicable to us and reviewing our Corporate Governance Guidelines at least annually;

•	Making recommendations to the Board for directors to fill vacancies in the membership of the audit, compensation and corporate governance and nominating committees;

•

Overseeing the evaluation of the performance of the Board and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

•	Considering director nominees recommended by shareholders; and

•	Reviewing our overall corporate governance and reporting to the Board on its findings and any recommendations.

AUDIT COMMITTEE

The current members of the audit committee are Douglas K. Ammerman (Chair), Mark D. Linehan and Frank P. Willey. James B. Stallings, Jr. served on the audit committee and as its Chair until March 2024.

The Board has determined that each of the current audit committee members is financially literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange and each is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. The Board also reviewed Mr. Ammerman’s service on the audit committee in light of his concurrent service on the audit committees of four other companies. The Board considered Mr. Ammerman’s extensive financial and accounting background and expertise as a former partner of KPMG, his knowledge of our company and understanding of our financial statements as a long-time director and audit committee member, and the fact that Mr. Ammerman is retired from active employment, and determined that Mr. Ammerman’s service on the audit committees of four public companies, including our audit committee, would not impair his ability to effectively serve on our audit committee. Our audit committee reviews its charter annually. The audit committee met six times in 2023.

The primary functions of the audit committee include:

•	Appointing, compensating and overseeing our independent registered public accounting firm;

•	Reviewing and approving the annual audit plan for the Company;

•	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

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•	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•

Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	Approving audit and non-audit services provided by our independent registered public accounting firm;

•	Discussing earnings press releases before they are issued and the nature of the financial information provided to analysts and rating agencies;

•

Discussing with management our policies and practices with respect to risk assessment and risk management, enterprise risk, information technology, cybersecurity and ESG risk oversight, including as it relates to human capital management and health and safety risk;

•

Except to the extent authority has been delegated to the related party transaction committee, reviewing any material transaction between the Company and each of our Chief Financial Officer and Chief Accounting Officer that has been approved by the General Counsel in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our Chief Executive Officer or President, as applicable; and

•	Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board submits the following report on the performance of certain of its responsibilities for the year 2023:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter and reviews the adequacy of its charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the Board to be independent as defined by New York Stock Exchange independence standards. In addition, our Board has determined that each of Messrs. Ammerman, Linehan and Willey is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

In performing our oversight function, we reviewed and discussed with management and Deloitte, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2023. Management and Deloitte reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Cannae and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

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We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and have discussed with Deloitte their independence. In addition, we have considered whether Deloitte’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with our internal auditors and Deloitte the overall scope and plans for their respective audits. We met with Deloitte at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and that Deloitte be appointed independent registered public accounting firm for Cannae for 2024.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of Cannae’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing Cannae’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Douglas K. Ammerman (Chair since March 2024)

Mark D. Linehan

Frank P. Willey

James B. Stallings (Chair until March 2024)

COMPENSATION COMMITTEE

The current members of the compensation committee are Hugh R. Harris (Chair) and Erika Meinhardt. Each current member of the compensation committee was deemed to be independent by the Board, as required by the New York Stock Exchange. In 2023, our compensation committee was composed of Barry B. Moullet (Chair), Mr. Harris and Ms. Meinhardt. The compensation committee met three times during 2023. Our compensation committee reviews its charter annually. The functions of the compensation committee include the following:

•

Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating their performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

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•	Setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who are designated as Section 16 officers by our Board;

•	Making recommendations to the Board with respect to equity-based plans that are subject to Board approval;

•	Approving any employment or severance agreements with our Section 16 officers;

•	Granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer and Section 16 Officers;

•	Administering and interpreting the Company’s incentive-based recovery policy;

•	Approving the compensation of our directors; and

•	Producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation.”

RELATED PERSON TRANSACTION COMMITTEE

The current members of the related person transaction committee are Barry B. Moullet (Chair) and James B. Stallings Jr. Both began service on the related person transaction committee in September 2023 when the committee was created. Each current member of the related person transaction committee was deemed to be independent by the Board. The related person transaction committee met two times during 2023. Our related person transaction committee reviews its charter annually. The functions of the related person transaction committee include the following:

•	Reviewing and approving, if appropriate, transactions that arise under the Company’s related person transaction policy; and

•	Conducting an annual review of all related person transactions.

BOARD LEADERSHIP STRUCTURE

The Board believes that stockholders are best served by the Board having flexibility to consider and determine the best leadership structure for the Company based on current relevant facts and circumstances rather than by adhering to a formal standing policy on the subject. The Board periodically reviews its leadership structure to evaluate whether the structure remains appropriate to effectively address the specific needs of our business and the long-term interests of our stockholders. Mr. Foley serves as our Chairman in recognition of his unique skills to both drive the vision of our long-term strategy and focus our management team on execution to achieve our long and short term strategic goals.

Erika Meinhardt has served as our independent Lead Director since February 2023. Ms. Meinhardt has extensive board governance experience and a deep understanding of the Company’s

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business from serving on our Board since our Split-Off from FNF. As our independent Lead Director, Ms. Meinhardt coordinates the activities of the other non-employee directors and performs such other duties and responsibilities as the Board may determine. The Board believes that there are advantages to having an independent Lead Director. Ms. Meinhardt has a strong understanding of board governance and a knowledge of our business gained during her long tenure on our Board that helps ensure strong and independent oversight and effective collaboration among our directors. These responsibilities include:

•	Preside at meetings of the Board in the absence of, or upon the request of, the Chairman;

•	Call and preside over all executive meetings of non-employee directors and independent directors and report to the Board, as appropriate, concerning such meetings;

•

Review information sent to the Board, as well as board meeting agendas and schedules in collaboration with the Chairman to ensure that there is sufficient time for discussion of all agenda items and recommend matters for the Board to consider and information to be provided to the Board;

•

Serve as a liaison and supplemental channel of communication between non-employee/ independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

•	Serve as the principal liaison for consultation and communication between the non-employee/ independent directors and shareholders;

•	Advise the Chairman concerning the retention of advisors and consultants who report directly to the Board; and

•	Be available to major shareholders for consultation and direct communication.

The Board believes this leadership structure fosters effective oversight of the Company and allows Mr. Foley, as our Chairman, Chief Executive Officer and Chief Investment Officer, to focus on his responsibilities while creating a collaborative relationship with an independent director to ensure that our duties to our stockholders are always top of mind.

Our Board believes that stockholders are best served by our current leadership structure because it provides the Company with the benefits of the leadership roles of Mr. Foley’s strong leadership as Chair and Chief Executive Officer, while at the same time featuring a strong and empowered independent Lead Director who provides an effective independent voice and further enhances the contributions of our independent directors. There may however be unique circumstances, such as a change in executive or board composition or a significant strategic development under which the Board may determine that stockholders are best served by changing this current leadership structure.

ROLE IN RISK OVERSIGHT

The Board administers its risk oversight function directly and through committees. The audit committee oversees our financial reporting process, risk management program, including as it relates to information technology and cybersecurity, ESG, human capital management and health and safety risks, legal and regulatory compliance, performance of the independent public accounting firm, internal audit function, and financial and disclosure controls. The audit committee also receives quarterly reports on compliance matters.

Cannae Holdings, Inc.	22

On an ongoing basis, management identifies strategic risks of Cannae and aligns both its disclosure controls and procedures and its annual audit plan with the identified and addressable risks. Risks are evaluated over various timeframes, however the focus of management’s risk assessment is on risks to the long term viability of Cannae. Risks with the potential for an adverse impact to the Company in the near term are prioritized to the extent they present a risk to the viability of the Company. Management presents updates on the current year progress of the Company’s risk management program to the audit committee quarterly. At least annually (or more frequently in the event of material changes to the Company) the update to the audit committee includes a summary of management’s complete reassessment of the Company’s risk and control environment.

Our Board has a strong focus on cybersecurity. At each regular meeting of the audit committee of our Board, management provides reports relating to existing and emerging risk at our companies, including, as appropriate, cyber and data security risks. Management also periodically reports to the audit committee on matters relating to our environmental sustainability policies and programs. Our audit committee chairman reports on these discussions to our Board on a quarterly basis.

The corporate governance and nominating committee considers the adequacy of our governance structures and policies, including as they relate to ESG. The compensation committee reviews and approves our compensation and other benefit plans, policies and programs and those of our various companies and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on Cannae. Each committee provides reports on its activities to the full Board.

Cannae’s commitment to corporate responsibility means integrating it into our business, including how we manage ESG topics. Our Board and its committees oversee the execution of our ESG strategies and initiatives as part of our oversight of the overall strategy and risk management. The Environmental, Social and Governance section beginning on page 12 further outlines our approach to these issues.

CONTACTING THE BOARD

Any shareholder or other interested person who desires to contact any member of the Board or the non-management members of the Board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Cannae Holdings, Inc., 1701 Village Center Circle, Las Vegas, Nevada 89134. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the Board.

CERTAIN INFORMATION

ABOUT OUR DIRECTORS

DIRECTOR CRITERIA, QUALIFICATIONS AND EXPERIENCE AND PROCESS FOR SELECTING DIRECTORS

Our Board and management are focused on executing our long-term strategy of continuing our activities with respect to our various businesses to achieve superior financial performance to maximize the value of those assets and to continue to pursue similar acquisitions in businesses and to grow and achieve superior financial performance with respect to such newly acquired businesses.

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Our Board and the corporate governance and nominating committee are committed to include the best available candidates for nomination to election to our Board based on merit. Our Board and our corporate governance and nominating committee will continuously evaluate our Board’s composition with the goal of developing a Board that meets our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them for election to the Board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the Board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which we do business and, in our industry, or other industries relevant to our business;

•	Ability and willingness to commit adequate time to the Board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to our needs; and

•

Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the Board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the Board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders.

COMPOSITION, TENURE, RECENT REFRESHMENT AND DIVERSITY

We believe that the current composition of our Board will serve us well and that our current directors possess a strong mix of relevant experience, skills and qualifications that will result in a well- functioning board that effectively oversees our long-term strategy. Our Board, which is composed of directors who have a strong understanding of our business, operational and strategic goals, as well as our strategic goals and the risks we face, will be crucial to our ability to effectively execute on our long-term strategy.

Our Board is committed to examining ways to continue to foster the diversity of our Board across many dimensions to ensure that it operates at a high functioning level and reflects the board’s commitment to inclusiveness. Specifically, the corporate governance and nominating committee is focused on considering highly qualified individuals with diverse backgrounds as candidates for nomination as directors.

Since becoming a public company in 2017, we have refreshed our Board and added diverse individuals with the skills and expertise to oversee our long-term strategy. Three of our twelve

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directors identify themselves as having diverse backgrounds. In 2017, James B. Stallings, Jr., who is African American, and Erika Meinhardt joined our Board. In February 2019, our Board codified its commitment to consider all aspects of diversity when selecting new director nominees, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation by integrating it into the director selection criteria in our Corporate Governance Guidelines.

In February 2021, Barry B. Moullet, who identifies himself as having a diverse background, joined our Board. Mr. Moullet has extensive experience in the Foodservice industry, including consulting and executive leadership experience, as well as his significant board experience.

The corporate governance and nominating committee considers qualified candidates suggested by current directors, management and our shareholders in a substantially similar manner. Shareholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 1701 Village Center Circle, Las Vegas, Nevada 89134. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Shareholder Proposals and Nominations” below.

GOVERNANCE AND BOARD STRUCTURE

Our Board has adopted good governance practices, which promote the long-term interests of our shareholders and support accountability of our board of directors and management. See “Corporate Governance Highlights” above for measures implemented by our Board to improve our overall governance practices.

Our Board is divided into three classes, with each class serving a staggered three-year term. Each year, our Board considers whether to declassify the Board. Our Board has determined that it is in the best interest of Cannae and its shareholders to maintain its classified board structure at this time. Service for a three-year term encourages our directors to make decisions in the long-term interests of the Company and its shareholders. The Board also considered that a classified board structure promotes board continuity and stability and ensures that, at any given time, there are experienced directors serving on the Board who are familiar with Cannae’s business, strategic goals and culture. Our classified board structure also reduces the potential influences of certain investors and special interest groups with short-term agendas. In the past, we believe that Cannae’s common stock has traded at a discount to the Company’s fair market value, and thus, a classified board structure protects the Company and its shareholders against abusive activist takeover tactics. We believe our classified board structure to be an effective means of protecting long-term shareholder interests against these types of abusive tactics. We have engaged with our shareholders on this topic.

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INFORMATION ABOUT THE DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The following matrix lists the skills and experience that we consider most important for our continuing directors in light of our current business and structure. In addition, biographical information for our nominees proposed for election at the annual meeting as Class I directors of the Company, as well as our continuing Class II and Class III directors, including each directors’ relevant experience, qualifications, skills and diversity, is included below.

BOARD OF DIRECTORS

Director Skills, Qualifications & Experience:

Board of Directors Experience	●	●	●	●	●	●	●	●	●	●

Entrepreneur/Business Growth	●		●	●	●	●	●	●	●	●

CEO/Business Head/Leadership	●		●	●	●	●	●	●	●	●

Mergers & Acquisitions	●		●	●		●	●			●

International	●		●			●		●	●

Human Capital Management/ Compensation	●		●	●	●	●	●	●	●	●

Finance/Capital Allocation	●	●	●	●	●	●	●	●	●	●

Financial Literacy	●	●	●	●	●	●	●	●	●	●

Regulatory	●	●	●	●	●	●	●	●		●

Risk Management	●	●	●	●	●	●	●	●	●	●

Corporate Governance	●	●	●	●	●	●	●	●	●	●

Technology/Information Security	●		●	●		●	●		●	●

Legal	●									●

Marketing/Sales	●	●	●	●	●	●	●	●	●	●

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BOARD OF DIRECTORS

Demographics: Race / Ethnicity

African American									●

White / Caucasian	●	●	●	●	●	●	●			●

Native American								●
Gender / Tenure / Age

Male	●	●	●	●	●	●		●	●	●

Female							●

Board Tenure	6	*	6	6	4	6	6	3	6	6

Age	79	72	73	64	61	76	65	66	68	70

* Mr. Ammerman was appointed to the Company’s Board in February 2024.

NOMINEES FOR CLASS I DIRECTORS – TERM EXPIRING 2027 (IF ELECTED)

Name	Position with Cannae	Age

William P. Foley, II	Chairman of the Board, Chief Executive Officer and Chief Investment Officer	79

Douglas K. Ammerman	Chairman of the Audit Committee	72

Frank R. Martire	Director	76

William P. Foley, II has served as our Chairman, Chief Executive Officer and Chief Investment Officer since February 2024. Mr. Foley previously served as our Executive Chairman from July 2017 until May 2018 and our non-executive Chairman from May 2018 until February 2024. Mr. Foley is the Managing Member and a Senior Managing Director of Trasimene, a private company that provides certain management services to Cannae, since November 2019. In his capacity as our Chief Executive Officer, Mr. Foley serves as an executive and/or director of Cannae and several of our companies including those noted below. Mr. Foley participates in the ongoing management of our companies, including D&B, Alight and Black Knight Football, to help them to grow and succeed in furtherance of our and our shareholders’ interests. Mr. Foley has served as non-executive Chairman of the board of directors of Dun & Bradstreet since February 2019 and as Executive Chairman since February 2022. Mr. Foley has served as non-executive Chairman of the board of directors of FNF since 1984. He previously served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley has also served as Executive Chairman of FG since November 2022. Mr. Foley has served as the non-executive Chairman of the board of directors of Alight since April 2021 and served on the board of its predecessor, Foley Trasimene Acquisition Corporation (FTAC), from May 2020 until April 2021.

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Mr. Foley served as director of System1 from January 2022 until March 2023. From January 2014 until June 2021, Mr. Foley also served as Chairman of the Board of Black Knight and its predecessors, and he served as non-executive Chairman of the board of directors of Paysafe and its predecessor, Foley Trasimene Acquisition Corp II (FTAC II), from March 2020 until March 2022. Mr. Foley formerly served as Co-Chairman of FGL Holdings from April 2016 to June 2020 and as a director of Dayforce from September 2013 to August 2019. Mr. Foley also formerly served as a director of Austerlitz Acquisition Corporation I (AUS), Austerlitz Acquisition Corporation II (ASZ) and Trebia Acquisition Corporation (Trebia), which were blank check companies, but resigned from those boards in April 2021. Mr. Foley served as the Chairman of Foley Wines, Ltd, a New Zealand company from September 2012 until March 2023. After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain. Mr. Foley received his Master of Business Administration from Seattle University and his Juris Doctor from the University of Washington.

Mr. Foley also serves on the board of various foundations and charitable organizations.

Mr. Foley provides high-value added services to our Board and has sufficient time to focus on Cannae. See “The Impact of William P. Foley, II” above for further information on Mr. Foley’s demonstrated expertise and transformative impact on public companies throughout his career. His qualifications to serve on our Board include more than 30 years as a director and executive officer of FNF, his long and deep knowledge of our business and industry, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.

We believe that Mr. Foley is able to fulfill his roles and devote sufficient time and attention to his duties as our Chairman, Chief Executive Officer and Chief Investment Officer and as a director and/or officer of other companies where we have an interest.

Cannae is a holding company and Mr. Foley is not charged with overseeing the day-to-day operations of Cannae’s various businesses. With his three decades of preeminent operational experience, Mr. Foley has a proven track record of being able to dedicate significant time and attention to the businesses of which he is a part. Mr. Foley has attended 100% of Cannae’s board meetings.

Douglas K. Ammerman has served as a director of Cannae since February 2024. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He also serves as a director of Stantec Inc. since 2011, where he serves as Chairman, as a director of FNF since 2005, as a director of F&G since December 2022 and as a director Dun & Bradstreet since February 2019. Mr. Ammerman formerly served on the boards of J. Alexander’s Holdings, Inc. and FTAC.

Mr. Ammerman’s qualifications to serve on our Board include his financial and accounting background and expertise, including his 18 years as a partner with KPMG, and his experience as a director on the boards of other companies.

Frank R. Martire has served as a director of Cannae since November 2017 and served as our Lead Independent Director from 2020 to February 2023. Mr. Martire is the founder of Bridgeport Partners, a private investment firm with a long-term, value oriented approach to investing.

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Mr. Martire served as the Executive Chairman of NCR Corporation from May 2018 to May 2023 and as Chairman of J. Alexander’s Holdings, Inc. from September 2015 until May 2019 and Lead Independent Director from May 2019 until it was sold in September 2021. Mr. Martire also served as a director of Trebia and now serves as a director of System1, since January 2022. Mr. Martire served as Chairman of FIS from January 2017 until May 2018, and as Executive Chairman of FIS from January 2015 through December 2016. Mr. Martire served as Chairman of the Board and Chief Executive Officer of FIS from April 2012 until January 2015. Mr. Martire joined FIS as President and Chief Executive Officer after its acquisition of Metavante Corporation (Metavante) in October 2009, where he had served as Chairman of the Board and Chief Executive Officer since January 2003. Mr. Martire served as President and Chief Operating Officer, Financial Institution Systems and Services Group, of Fiserv, Inc. from 1991 to 2001.

Mr. Martire’s qualifications to serve on our Board include his years of experience in providing technology solutions to the banking industry, particularly his experience with FIS and Metavante, his knowledge of and contacts in the financial services industry, his strong leadership abilities and his experience in driving growth and results in large complex business organizations.

CLASS II DIRECTORS – TERM EXPIRING 2025

Name	Position with Cannae	Age

Erika Meinhardt	Lead Independent Director and Member of the Compensation Committee	65

Barry B. Moullet	Chairman of the Related Person Transaction Committee	66

James B. Stallings, Jr.	Member of the Corporate Governance and Nominating Committee and Member of Related Person Transaction Committee	68

Frank P. Willey	Member of the Audit Committee	70

Erika Meinhardt has served as a director of Cannae since July 2018 and as Lead Independent Director of Cannae since February 2023. Ms. Meinhardt served as Executive Vice President of FNF from January 2018 through January 2024. She previously served as President of National Agency Operations for FNF’s Fidelity National Title Group from February 2005 until January 2018. Prior to assuming that role she served as Division Manager and National Agency Operations Manager for FNF from 2001 to 2005. Ms. Meinhardt has served as a member of the board of directors of Alight since July 2021. Ms. Meinhardt also served as a member of the board of directors of ASZ and AUS, from February 2021 through December 2022. Ms. Meinhardt also previously served as a director of FTAC II from August 2020 to March 2021.

Ms. Meinhardt’s qualifications to serve on our Board include her knowledge of our businesses she gained at FNF, and her experience in managing and growing complex business organizations as President of FNF’s National Agency Operations. Ms. Meinhardt has attended NACD director educations courses on the topics of compensation committee responsibilities, cybersecurity and privacy.

Barry B. Moullet has served as a director of Cannae since February 2021. Mr. Moullet has been the principal of BBM Executive Insights, LLC, a consulting firm specializing in the optimization of various supply chain management activities for foodservice clients, since June 2012. Mr. Moullet also served as Chief Supply Chain Officer and as a consultant for Focus Brands Inc. from January 2013 through July 2014. He served in various executive roles with Darden Restaurants Inc. from 1996 until 2012. Prior to his tenure with Darden Restaurants, Mr. Moullet’s previous roles include

29	Cannae Holdings, Inc.

Vice President of Purchasing for Restaurant Services Inc. and Vice President of Purchasing for Kentucky Fried Chicken. Mr. Moullet received a B.S. in a double major of Chemistry and Marketing from the University of Wisconsin and his M.B.A. with an emphasis in Finance from the College of St. Thomas. Mr. Moullet also serves on the board of directors of RockSpoon Inc., a privately held company, and formerly served on the board of Cici’s Pizza prior to its acquisition. He is an Advisory Board Member and guest speaker for Cornell University’s School of Hotel Administration and is a member of the University of Wisconsin – Eau Claire Foundation Board and the University of Wisconsin – Eau Claire Real Estate Board.

Mr. Moullet’s qualifications to serve on our Board include his extensive experience in the Foodservice industry, including consulting and executive leadership experience, as well as his significant board experience.

James B. Stallings, Jr. has served as a director of Cannae since January 2018. Since 2013, Mr. Stallings has been a Managing Partner of PS27 Ventures, LLC, a private investment fund focused on technology companies. From 2009 until his retirement in January 2013, Mr. Stallings served as General Manager of Global Markets in IBM’s Systems and Technology Group. From 2002 to 2009, Mr. Stallings served in a variety of roles at IBM Corporation, including General Manager, Enterprise Systems, IBM Systems and Technology Group. From 2000 to 2002, Mr. Stallings founded and ran E House, a consumer technology company, and prior to that, Mr. Stallings worked for Physician Sales & Services, Inc., a medical supplier. From 1984 to 1996, Mr. Stallings worked in various capacities for IBM Corporation. Mr. Stallings previously served as director of Trebia until January 2022. Mr. Stallings serves as a director of FIS.

Mr. Stallings qualifications to serve on our Board include more than 25 years of experience in the information technology industry, including leadership roles in business management, strategy and innovation, his experience as an entrepreneur and his financial expertise.

Frank P. Willey has served as a director of Cannae since November 2017. He is a partner with the law firm of Hennelly & Grossfeld, LLP and the Vice Chairman of Commercial Bank of California. Mr. Willey served as a director of FNF from 1984 until November 2017 and served as Vice Chairman of the board of directors of FNF until February 2016. Mr. Willey served as President of FNF from January 1995 until March 2000. Mr. Willey served as Executive Vice President and General Counsel of FNF from 1984 through December 1994. Mr. Willey formerly served as a director of ASZ, from April 2021 until December 2022. He formerly served as a director of Pennymac Mortgage Investment Trust through September 2020.

Mr. Willey’s qualifications to serve on our Board include his deep knowledge of our businesses and strategies that he gained while serving as a director of FNF, his experience leading and growing a complex business organization as President and Vice Chairman of FNF, and his financial literacy and legal expertise.

CLASS III DIRECTORS – TERM EXPIRING 2026

Name	Position with Cannae	Age

Hugh R. Harris	Chairman of the Compensation Committee and Member of the Corporate Governance and Nominating Committee	73

C. Malcolm Holland	Chairman of the Corporate Governance and Nominating Committee	64

Mark D. Linehan	Member of the Audit Committee	61

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Hugh R. Harris has served as a director of Cannae since November 2017. Mr. Harris is retired, and formerly served as President, Chief Executive Officer and a director of Lender Processing Services, Inc. (LPS) from October 2011 until January 2014, when it was acquired by FNF. Prior to joining LPS, Mr. Harris had been retired since July 2007. Before his retirement, Mr. Harris served as President of the Financial Services Technology division at FNF from April 2003 until July 2007. Prior to joining FNF, Mr. Harris served in various roles with HomeSide Lending Inc. from 1983 until 2001, including President and Chief Operating Officer and later as Chief Executive Officer. Mr. Harris previously served on the board of directors of AUS and ASZ, from February 2021 through December 2022 and on the board of directors of FTAC, from May 2020 until July 2021.

Mr. Harris’ qualifications to serve on our Board include his leadership of complex businesses at FNF, FIS and LPS, including with respect to corporate strategy, operational oversight, mergers and acquisitions and corporate governance.

C. Malcolm Holland has served as a director of Cannae since November 2017. Mr. Holland founded Veritex Holdings, Inc., where he has served as Chairman of the Board and Chief Executive Officer since 2009, and as Chairman of the Board, Chief Executive Officer and President of Veritex Bank since its inception in 2010. Mr. Holland began his career in 1982 as a credit analyst and commercial lender at First City Bank. In 1984, Mr. Holland joined Capital Bank as a vice president of commercial lending. From 1985 to 1998, Mr. Holland was an organizer and executive vice president of EastPark National Bank, a de novo bank that opened in 1986. EastPark National Bank was acquired by Fidelity Bank of Dallas in 1995, and Mr. Holland served as executive vice president and head of commercial lending for Fidelity Bank of Dallas from 1995 to 1998, when the bank was acquired by Compass Bank. From 1998 to 2000, Mr. Holland served as senior vice president and head of business banking for Compass Bank. Mr. Holland served as President of First Mercantile Bank from 2000 to 2002, when the bank was acquired by Colonial Bank. From 2003 to 2009, Mr. Holland served as Chief Executive Officer for the Texas Region of Colonial Bank. Mr. Holland also served as a director of FTAC II, from August 2020 until March 2021. He is a past president of the Texas Golf Association and served on the Executive Committee of the United States Golf Association from 2013 through 2016. Mr. Holland is an active member and chairman of the business advisory committee of Watermark Community Church. He has served as chairman of the College Golf Fellowship from 2002 to 2013. Mr. Holland received his Bachelor of Business Administration from Southern Methodist University in 1982.

Mr. Holland’s qualifications to serve on our Board include his extensive experience leading and growing complex business organizations, including with respect to corporate strategy and mergers and acquisitions, and his more than 40 years of experience in the banking industry.

Mark D. Linehan has served as a director of Cannae since September 2019. Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company, a private real estate investment and development company, since he founded the company in 1993. Prior to founding Wynmark Company, he served as a Senior Vice President with the Trammell Crow Company in Los Angeles, California. Prior to working for Trammell Crow Company, Mr. Linehan worked for Kenneth Leventhal & Co., a Los Angeles-based public accounting firm specializing in the real estate industry which is now part of Ernst & Young LLP. Mr. Linehan has served on the board of Hudson Pacific Properties, Inc. since 2010. Mr. Linehan previously served as a member of the board of Trebia from 2020 to 2022, FTAC II from 2020 to 2021, AUS and ASZ from February 2021 through December 2022, and previously served on the board of directors of Condor Hospitality Trust, Inc.

31	Cannae Holdings, Inc.

Mr. Linehan has a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara and is a Certified Public Accountant.

Mr. Linehan’s qualifications to serve on our Board include his expertise in accounting matters, his experience in founding and growing Wynmark Company, and his experience as a public company director.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our Board shall consist of at least one and no more than twelve directors. Our directors are divided into three classes. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for their respective terms or until their successors are elected and qualified. The number of directors following the 2024 annual meeting will be ten. Richard N. Massey and David Aung will not be standing for re-election at the 2024 annual meeting. The Board believes that each of the nominees will stand for election and will serve if elected as a director.

At this annual meeting, the persons listed below have been nominated to stand for election to the Board as Class I directors for a three-year term expiring in 2027.

William P. Foley, II

Douglas K. Ammerman

Frank R. Martire

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2:

REDOMESTICATION

The Board of Directors of Cannae Holdings, Inc. has approved a proposal to redomesticate the Company, by conversion, from a corporation organized under the laws of the State of Delaware (the Delaware Corporation) to a corporation organized under the laws of the State of Nevada (the Nevada Corporation). We refer to the conversion of the Delaware Corporation into the Nevada Corporation as the Redomestication. The Company’s Board of Directors recommends that our stockholders resolve to approve the Redomestication, including the Plan of Conversion, the Nevada Charter, and the other documents and transactions contemplated by the Redomestication, which we refer to as the Redomestication Resolution. Upon the completion of the Redomestication, the Company will become a Nevada corporation and will continue to operate its business under its current name, Cannae Holdings, Inc.

Cannae Holdings, Inc.	32

REASONS FOR THE REDOMESTICATION

The Board believes that there are several important reasons the Redomestication is in the best interests of the Company and its stockholders. The Board took a balanced approach and considered various factors in reaching its decision to approve the Redomestication and to recommend that our stockholders vote in favor of this proposal. We believe that our stockholders’ rights under Nevada law will be substantially similar to those under Delaware law.

Further, the Board also was aware and considered that a potential litigant might argue, and a court could determine, under Delaware law, that the directors and officers of the Company have an interest in the Redomestication to the extent that it might afford them greater limitations on liability under Nevada law for acts in their capacities as directors and officers occurring after the Redomestication. Nevertheless, the Board believes that there are several important reasons the Redomestication is in the best interest of the Company and its stockholders, as discussed below. The Board encourages all stockholders to read this proxy carefully and to consider the potential interests the directors and officers may have in the Redomestication in deciding whether to vote in favor of the Redomestication proposal.

SUMMARY OF RATIONALE FOR REDOMESTICATION AND COMPANY PRACTICES

Financial Benefits and Cost Savings. We believe that the Redomestication will result in significant financial benefits, including, but not limited the following:

•

We anticipate tax savings of close to $250,000. As discussed below, for Fiscal 2023, we paid approximately $255,000 in Delaware franchise taxes. We anticipate that, if we remain a Delaware Corporation, for Fiscal 2024, our Delaware franchise taxes will be approximately the same as 2023 (based on our current capital structure and assets). By comparison, if we redomesticate in Nevada, our current annual fees will consist of an annual Nevada state business license fee of $500, and the current fee for filing the Company’s annual list of directors and officers, based on the number of authorized shares and their par value, would equal to $200.

•

Potential cost savings in director and officer (D&O) insurance premiums from reduced litigation and litigation costs, including attorneys’ fees, which can be significant for corporate litigation. For example, the Company’s D&O premiums have increased from approximately $0.7 million in 2017-2018 to approximately $2.7 million in 2023-2024.

•

In addition, the Board believes that in recent years there has been an increased risk of opportunistic litigation for Delaware public companies, which has made Delaware a less attractive place of incorporation due to the substantial costs associated with defending against such suits. These costs are often borne by the Company’s stockholders through, among other things, indemnification obligations, distraction to Company management and employees, and increased insurance premiums.

33	Cannae Holdings, Inc.

Governance Best Practices and Stockholder Rights. In connection with the Redomestication, we considered our existing best practices and stockholder rights, and determined to further enhance stockholder rights as follows:

•	As a Delaware Corporation, we currently have adopted the following best practices which will continue at the Nevada Corporation:

•	Majority of independent directors, and entirely independent key committees

•	Strong lead independent director

•	No exclusive forum

•	Majority vote director resignation policy

•	Stockholders may act by written consent

•	No dual class

•	Annual say-on-pay vote

In addition, Nevada law and the Nevada Bylaws will provide our stockholder the ability to remove directors without cause, where currently our stockholders may only remove directors for cause. The Board is committed to robust corporate governance and believes in maintaining policies and practices that serve the interests of the Company and all of its stockholders.

More Predictability and Certainty in Decision Making. We believe that the recent variety in and unpredictability of judicial interpretation in the Delaware courts will have a chilling effect on corporate decision making, which could result in a company not engaging in transactions potentially beneficial to stockholders. Nevada courts follow a more statute-based approach to director and officer duties that is less dependent on the vagaries of judicial interpretation in the Delaware courts. The uncertainty in Delaware as to what standards of conduct govern corporate decision making, and how a court may rule with respect to the propriety of a transaction after the fact, has created uncertainty for Delaware corporations, their officers and directors, and stockholders. This uncertainty has undermined what was previously touted as a significant benefit of incorporating in Delaware. The Board believes that Nevada’s statute-based approach provides greater certainty for corporate decision making, which, in turn will benefit our stockholders.

Reduces Risk of Opportunistic Litigation. The increasing frequency and cost of claims directed towards directors and officers has greatly expanded the risk facing directors and officers of public companies in exercising their duties. This litigation can be time-consuming and burdensome, both for the directors and officers involved and other members of Company management and employees.

Significant Company Operations. Substantially all of the operations of our holding company are in Las Vegas, the location of our corporate headquarters. Las Vegas, Nevada is the principal office for all of our executive officers and substantially all of our corporate operations including our mergers and acquisitions, legal, accounting and other back-office functions. Most of our corporate events occur in Nevada including most of the meetings of the Company’s Board. Las Vegas is also the place of residence and principal office for the Chairman of our Board. The Board believes that our Nevada operations are integral to our Company’s business as a whole. By contrast, the Company does not have any meaningful nexus to Delaware, other than Delaware being its state of incorporation.

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General Background and Context for the Board’s Recommendation

Historically, Delaware has dominated the market for incorporations for public companies and was the leading choice for a state of incorporation when the Company was founded. More recently, other states have amended their corporation laws and otherwise sought to make their jurisdictions more attractive as a place of incorporation. Nevada in particular has developed and advanced its corporate laws in order to provide businesses with a modern and predictable corporate governance framework, and as a result, Nevada has begun to compete with Delaware for public company incorporations. In considering the Redomestication, the Board considered that substantially all of the operations of our corporate holding company are currently located in Las Vegas, Nevada and that the Company’s Chairman, all of our executive officers and the Company’s finance, accounting, legal and other back-office support functions work out of our Nevada corporate office. As a holding company, we primarily acquire interests in operating companies and substantially all of our operations and employees operate out of the state and our Nevada operations are integral to our Company’s business as a whole. By contrast, the Company does not have any meaningful nexus to Delaware, other than Delaware being its state of incorporation. The Company does not have any employees or operations in Delaware and none of the Company’s business is generated in Delaware.

In addition, the Board believes that in recent years there has been an increased risk of opportunistic litigation for Delaware public companies, which has made Delaware a less attractive place of incorporation due to the substantial costs associated with defending against such suits. Over the years, we have been subjected to stockholder demands and litigation claims arising under Delaware law, which has resulted in the Company incurring substantial legal fees and expenses, as well as increases in our Director and Officer (D&O) insurance premiums from year-to-year. For example, from time to time, we have responded to stockholder books and records inspection demands, pursuant to Section 220 of the Delaware General Corporation Law (the DGCL), purportedly seeking to investigate alleged mismanagement and wrongdoing, which, in turn, has caused us to expend substantial legal fees and costs in responding to such demands, in addition to the time and distraction for our management team in gathering records and providing information to our lawyers.

Recently, in September 2020, a Company stockholder filed a derivative lawsuit, purportedly on behalf of the Company, alleging breach of fiduciary duty claims and conflicts of interest against certain directors and officers on the purported basis that, among other things, the Company had overcompensated our Chairman in connection with the Company’s successful exit from its investment in Dayforce (formerly known as Ceridian) and that the decision to externalize management was not fair to the Company. Although the Board believed that the compensation paid to our Chairman was well-deserved and justified in light of, among other things, the substantial $670 million gain realized by our investors, and that the terms of the externalization were fair to and in the best interests of the Company’s stockholders based on market precedents and the Board’s desire to implement a competitive compensation structure to attract and retain managers to drive returns for the Company’s stockholders, the Board determined that the Delaware court was unlikely to dismiss the action at the pleading stage, and, accordingly, the Board appointed a special litigation committee to investigate the claims and determine how the Company should respond. In addition to the Company indemnifying the directors and officers who were named as defendants in the lawsuit for their legal fees and expenses in defending the

35	Cannae Holdings, Inc.

litigation and responding to the special litigation committee, the special litigation committee also retained its own independent legal and financial advisors at considerable expense to the Company. Ultimately, to avoid the time, burden, expense (estimated to be millions of additional dollars to take the case to trial), and uncertainty of litigation in Delaware, the matter was settled for, among other things, a payment of $6 million in cash and certain changes to the management services agreement with the Company’s external manager and corporate governance changes. The cash settlement payment was funded through D&O insurance proceeds, and the plaintiff’s counsel who filed the claims recovered a Fee and Expense Award of $4.9 million, leaving the Company with a net cash payment of $1.2 million as a result of the settlement. While the Company realized the financial benefit of a small cash payment and a modest reduction in the management fees payable to the external manager as a result of the settlement, the litigation came at considerable cost to the Company, including significant distraction to management and increased D&O insurance costs. The Company’s D&O insurance premium has increased from $0.7 million in 2017-2018 to $2.7 million in 2023-2024 and premiums increased 265% from 2019-2020 (the insurance renewal period prior to the derivative lawsuit) to 2023-2024 (the insurance renewal period following the settlement of the derivative lawsuit), in part because of this derivative lawsuit.

The Board believes that this litigation illustrates the challenges a public company can face under Delaware law, with an active plaintiffs’ bar monitoring corporate transactions, which can often lead to substantial settlement payments – even where defendants believe that the claims lack merit – in order to avoid the uncertainty of litigation and the significant costs (both money and management time) associated with defending such claims.

A summary of the Board’s additional considerations and reasons for its decision to recommend the Redomestication follows:

More Predictability and Certainty in Board Decision Making

The Board believes Nevada law is more advantageous than Delaware law because Nevada courts follow a more statute-based approach to director and officer duties, that is less dependent upon the vagaries of judicial interpretation and therefore tends to be more stable, predictable and efficient than decisions rendered under Delaware law, which largely consists of judicial decisions that develop and potentially shift over time. Recent Delaware Chancery Court decisions have raised questions in the market about the predictability of the Delaware courts, thus, in the Board’s view, undermining what was previously touted as a significant benefit of incorporating in Delaware. Uncertainty as to what standards of conduct govern corporate decision making, and how a court may rule with respect to the propriety of a transaction after the fact, can have a chilling effect on corporate decision making, particularly where directors and officers face risk (even if unlikely) of personal liability, which could result in a company not engaging in transactions potentially beneficial to its stockholders. In addition, the imposition of onerous standards of post hoc judicial review, including standards that can preclude the possibility of obtaining dismissal of claims at the pleading stage, thereby encouraging litigation from the corporate plaintiff’s bar, can manufacture unnecessary friction and delay that may discourage pursuit of transactions the Board might otherwise believe to be in the best interests of the Company and its stockholders. The Board believes that Nevada’s statute-based approach provides greater certainty for corporate decision making, which, in turn will benefit our stockholders by reducing artificial friction or undue hesitation and allowing the Company to more fully consider and potentially enter advantageous business opportunities that our Board believes to be in the best interest of the Company and our stockholders.

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Reduced Litigation Risk and Costs

Delaware law provides that every person becoming a director or an officer of a Delaware corporation consents to the personal jurisdiction of the Delaware courts in connection with any action concerning the corporation. Accordingly, both directors and officers can be personally sued in Delaware. Similarly, Nevada law provides that every person who accepts election or appointment as a director or officer of a Nevada corporation consents to the personal jurisdiction of the Nevada courts in connection with all civil actions or proceedings brought in Nevada by, on behalf of, or against the entity in which the director or officer is a necessary or proper party, or in any action or proceeding against the director or officer for a violation of a duty in such capacity, whether or not the person continues to serve as a director or officer at the time the action or proceeding is commenced. The increasing frequency of claims and litigation directed towards directors and officers has greatly expanded the risks facing directors and officers of public companies in exercising their duties. This litigation can be time-consuming and burdensome, both for the directors and officers involved and other members of Company management and employees. It is also expensive, with the costs of such litigation often borne by the Company’s stockholders through, among other things, indemnification obligations, distraction to Company management and employees, and increased insurance premiums.

Thus, while both Delaware and Nevada law provide for directors and officers to be sued for actions in their capacities as directors and officers, the Redomestication will potentially provide greater protection from litigation claims challenging corporate decisions and transactions, which, in turn, is expected to reduce the Company’s potential liability for significant litigation and insurance costs often associated with such claims.

Attracting Qualified Directors and Officers

Although both Delaware and Nevada law afford some protections to directors and officers in the form of exculpation from potential liability for money damages for certain acts in their capacities as directors and officers, Nevada law affords potentially greater protections. Specifically, Delaware law permits a corporation to adopt provisions limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of the duty of care, but not for breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct, or a knowing violation of law. Moreover, pursuant to a recent amendment to the DGCL, similar protections can be extended to senior officers of Delaware corporations in certain circumstances, but officers cannot be protected to the same degree as directors. For example, the DGCL does not permit a corporation to exculpate officers for breaches of the duty of care in claims asserted derivatively. By contrast, Nevada law permits a broader exclusion of individual liability of both officers and directors to a company and its stockholders. Specifically, under Nevada law, unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in their capacity as a director or officer unless (a) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the company, has been rebutted, and (b) it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of their fiduciary duties as a director or officer, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law. The Nevada Articles of Incorporation (the Nevada Charter) provide that, to the fullest extent permitted by the Nevada Revised Statutes, (as amended from time to time, the NRS), the liability of directors and officers of

37	Cannae Holdings, Inc.

the Company shall be eliminated or limited. Thus, as a practical matter, for any acts occurring after the Redomestication, the Redomestication will generally result in, among other things, the elimination of any liability of an officer or director for a breach of fiduciary duty unless arising from intentional misconduct, fraud, or a knowing violation of law. By reducing the risk of lawsuits being filed against the Company’s directors and officers, the Board believes the Redomestication may, among other things, help us attract and retain qualified management and directors.

Tax Obligations

The Redomestication will eliminate our obligation to pay the annual Delaware franchise tax, which we expect will result in substantial savings to the Company over the long term. In fiscal year 2023, we paid approximately $256,875 in Delaware franchise taxes. We anticipate that, if we remain a Delaware Corporation, for fiscal year 2024, our Delaware franchise taxes will be approximately the same as 2023 (based on our current capital structure and assets). By comparison, if we redomesticate in Nevada, our current annual fees will consist of an annual Nevada state business license fee of $500, and the current fee for filing the Company’s annual list of directors and officers, based on the number of authorized shares and their par value, would equal to $200.

*     *     *

In summary, for the reasons discussed above and throughout this proxy statement, the Board believes that the Redomestication is in the best interests of the Company and its stockholders. Nevada is an important state for the Company’s business in ways that Delaware is not, and is expected to remain so for the foreseeable future. Furthermore, in the Board’s view, the increased certainty offered by Nevada law around corporate decision making for transactions that the Board determines to be in the best interest of the Company and its stockholders, coupled with an expected reduction in the risk of litigation challenging those transactions (except in the specific circumstances recognized by Nevada law), will promote the pursuit of value-maximizing business strategies, reduce the Company’s exposure to the substantial costs of corporate litigation and enhance stockholder value over the long term.

There are currently no known pending claims or lawsuits against any of our directors or officers for breach of fiduciary duty related to their service as directors or officers of the Company. Nevertheless, in reaching its decision to approve the Redomestication and to recommend that our stockholders vote in favor of this proposal, the Board was aware and considered that a potential litigant might argue, and a court could determine, under Delaware law, that the directors and officers of the Company have an interest in the Redomestication to the extent that it might afford them greater limitations on liability under Nevada law for acts in their capacities as directors and officers occurring after the Redomestication. Nevertheless, as set forth above, the Board believes that the interests of the Company and its stockholders will greatly benefit from, the proposed Redomestication, and therefore that the Redomestication is fully justified on such grounds and in the best interests of the Company and its stockholders, irrespective of any potential benefit to our directors and officers.

As also discussed above, the Redomestication could potentially provide us greater flexibility to consider and engage in certain types of corporate transactions that might provide stockholders an opportunity to realize greater value for their shares in the Company that the Board determines to be in the best interests of our stockholders. Nevada has enacted a statute codifying the business

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judgment rule and this statute has been interpreted by the Nevada Supreme Court as mandating application of the business judgment rule to transactions that, under Delaware law, may be subject to judicial review under the entire fairness standard. As a result, the Redomestication may allow the Company to accomplish certain types of transactions with a reduced risk of litigation and/or a court overturning the business decisions of our Board, to the detriment of the Company and its stockholders.

No such transactions potentially implicating the entire fairness standard under Delaware law are currently being discussed or considered by the Board. Consequently, the Redomestication is not being proposed to prevent a change in control, or as a response to any present attempt known to the Board to acquire control of the Company or obtain representation on the Board. Nevertheless, certain effects of the proposed Redomestication may be considered to have anti-takeover implications by virtue of being subject to Nevada law. See “Anti-Takeover Implications of the Redomestication” below for additional information.

PRINCIPAL TERMS OF THE REDOMESTICATION

The Redomestication would be effected through a conversion pursuant to Section 266 of the DGCL as set forth in the Plan of Conversion, which is included as Annex A to this proxy statement. Approval of this Proposal 2 will constitute approval of the Plan of Conversion and the other documents contemplated by the Redomestication. The Plan of Conversion provides that we will convert from a Delaware corporation into a Nevada corporation pursuant to Section 266 of the DGCL and Sections 92A.195 and 92A.205 of the NRS. Pursuant to Section 92A.250 of the NRS, the Redomestication is a continuation of the existence of the constituent entity.

The Plan of Conversion provides that, upon the Redomestication, each outstanding share of common stock of the Delaware Corporation will be automatically converted into one outstanding share of common stock of the Nevada Corporation. Securityholders will not have to exchange their existing stock certificates for new stock certificates. At the same time, upon the Redomestication, each outstanding right to acquire shares of common stock of the Delaware Corporation will automatically become a right to acquire an equal number of shares of common stock of the Nevada Corporation under the same terms and conditions. At the Effective Time (as defined herein) of the Redomestication, the common stock will continue to be traded on New York Stock Exchange under the symbol “CNNE.” The Redomestication is not expected to cause any interruption in the trading of Cannae’s common stock.

The Board currently intends that the Redomestication will occur as soon as practicable following the Annual Meeting. If the Redomestication is approved by our stockholders, it is anticipated that the Redomestication will become effective at the date and time (the Effective Time) specified in each of (i) the Articles of Conversion to be executed and filed with the office of the Nevada Secretary of State in accordance with NRS 92A.205 and (ii) the Certificate of Conversion to be executed and filed with the Office of the Secretary of State of Delaware in accordance with Section 262 of the DGCL. However, the Redomestication may be delayed by the Board or the Plan of Conversion may be terminated and abandoned by action of the Board at any time prior to the Effective Time of the Redomestication, whether before or after the approval by the Company’s stockholders, should the Board determine for any reason that the consummation of the Redomestication should be delayed or terminated because it is inadvisable or not in the best interests of the Company and its stockholders, as the case may be.

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EFFECTS OF THE REDOMESTICATION

Following the Redomestication, the Company will be governed by the NRS instead of the DGCL, as well as by the form of the Nevada Charter and the form of Nevada Bylaws (the Nevada Bylaws), included as Annex B and Annex C, respectively, to this proxy statement. Approval of this Proposal 2 will constitute approval of the Nevada Charter and Nevada Bylaws. Our current Amended and Restated Certificate of Incorporation (the Delaware Charter) and our current Amended and Restated Bylaws (as amended, the Delaware Bylaws) will no longer be applicable following completion of the Redomestication. Copies of the Delaware Charter and Delaware Bylaws are available as Exhibits 3.1 and 3.2 of our Annual Report on Form 10-K for the year ended December 31, 2023, which is available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Following completion of the Redomestication, in addition to being governed by the Nevada Charter, Nevada Bylaws and the NRS, the Company will continue to exist in the form of a Nevada corporation. By virtue of the Redomestication, all the rights, privileges, and powers of the Delaware Corporation, and all property, real, personal, and mixed, and all debts due to the Delaware Corporation, as well as all other things and causes of action belonging to the Delaware Corporation, will remain vested in the Nevada Corporation and will be the property of the Nevada Corporation. In addition, all debts, liabilities, and duties of the Delaware Corporation will remain attached to the Nevada Corporation and may be enforced against the Nevada Corporation.

There will be no change in our business, properties, assets, liabilities, obligations, or management because of the Redomestication. Similarly, our directors and officers immediately prior to the Redomestication will continue to serve in the same capacity immediately following the completion of the Redomestication. We will also continue to maintain our corporate headquarters in Las Vegas, Nevada.

NO SECURITIES ACT CONSEQUENCES

The Company will continue to be a publicly held company following completion of the Redomestication, and its common stock will continue to be listed on the New York Stock Exchange and traded under the symbol “CNNE.” The Company will continue to file required periodic reports and other documents with the SEC. There is not expected to be any interruption in the trading of the common stock as a result of the Redomestication. We and our stockholders will be in the same respective positions under the federal securities laws after the Redomestication as we and our stockholders were prior to the Redomestication.

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KEY DIFFERENCES BETWEEN DELAWARE CHARTER AND BYLAWS AND THE NEVADA CHARTER AND BYLAWS

The Nevada Charter and Nevada Bylaws differ in several respects from the Delaware Charter and Delaware Bylaws, respectively. Set forth below is a table summarizing certain material differences in the rights of our stockholders under Nevada and Delaware law, and under the respective charters and bylaws. This chart does not attempt to address each difference, but instead focuses on those differences which we believe are most relevant and material to our stockholders. This chart is qualified in its entirety by reference to the NRS, the Nevada Charter, the Nevada Bylaws, the DGCL, the Delaware Charter and the Delaware Bylaws.

Provision	Delaware	Nevada

Charter Regarding Limitation of Liability	The Delaware Charter provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) for the payment of unlawful dividends, stock repurchases or redemptions; or (d) for any transaction in which the director received an improper personal benefit.

The Nevada Charter provides that, to the fullest extent permitted by the NRS, the liability of directors and officers of the Company shall be eliminated or limited.

Note that, under the NRS, this provision does not exclude exculpation for breaches of duty of loyalty and covers both directors and officers.

Charter Regarding Indemnitee’s Right to Advanced Payment of Expenses	The Delaware Charter does not specify whether an indemnitee’s right to advanced payment of expenses related to a proceeding is subject to the satisfaction of any standard of conduct nor is it conditioned upon any prior determination that the indemnitee is entitled to indemnification with respect to the related proceeding (or the absence of any prior determination to the contrary).	The Nevada Charter does not specify whether an indemnitee’s right to advanced payment of expenses related to a proceeding is subject to the satisfaction of any standard of conduct nor is it conditioned upon any prior determination that the indemnitee is entitled to indemnification with respect to the related proceeding (or the absence of any prior determination to the contrary).

Charter Regarding Forum Adjudication for Disputes	The Delaware Charter does not specify the forum for adjudication of disputes.	The Nevada Charter does not specify the forum for adjudication of disputes.

Classified Board	The Delaware Charter provides that directors shall be divided into three classes, each serving for terms of three years.	The Nevada Charter and the Nevada Bylaws provide that directors shall be divided into three classes, each serving for terms of three years.

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Provision	Delaware	Nevada

Removal of Directors	The Delaware Charter provides that any director or the entire board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote generally in the election of directors.	The Nevada Bylaws provide that any director or the entire board may at any time be removed, with or without cause, by the vote, either in person or represented by proxy, of not less than two-thirds of the voting power generally in the election of directors, which is the lowest permitted voting threshold for removal of a director under the NRS.

Bylaws Regarding Proxies	Under the DGCL, no proxy authorized by a stockholder shall be valid after three years from the date of its execution unless the proxy provides for a longer period.	Under the NRS, proxies are valid for six months from the date of creation unless the proxy provides for a longer period of up to seven years.

Bylaws Regarding Advance Notice	The DGCL does not have a statutory advance notice requirement, but a Delaware corporation is permitted to set forth such requirements in its bylaws. The Delaware Bylaws provide that advance notice of not less than 120 days prior to the first anniversary of the Company’s preceding year’s annual meeting must be received.	The NRS does not have any statutory advance notice requirements but a Nevada corporation is permitted to set forth such requirements in its bylaws. The Nevada Bylaws provide that the same advance notice of not less than 120 days prior to the first anniversary of the Company’s preceding year’s annual meeting must be received.

Bylaws Regarding Proxy Access	The Company has not adopted a proxy access bylaw.	The Nevada Bylaws will not have a proxy access bylaw.

Bylaws Regarding Annual Meetings of Stockholders	The Delaware Bylaws provide that annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such time and date as shall be designated from time to time by the board.	The Nevada Bylaws provide that annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such time and date as shall be designated from time to time by the board.

Bylaws Regarding Quorum	The Delaware Bylaws provide that holders of a majority of the capital stock issued and entitled to vote thereat, present in person or represented by proxy shall constitute a quorum at all meetings of the stockholders for the transaction of business.	The Nevada Bylaws provide that a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on any matter, constitutes a quorum for the transaction of business.

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Provision	Delaware	Nevada

Bylaws Regarding Conduct of Stockholder Meetings

The Delaware Bylaws provide that the meetings of stockholders shall be presided over by the Executive Chairman of the board or the Chief Executive Officer. In the absence or disability of the Executive Chairman or Chief Executive Officer, the President shall preside. If the chairman of the meeting determines that business was not properly brought before the meeting in accordance with the procedures set forth in the bylaws, the chairman of the meeting shall declare to the meeting that the business was not property brought before the meeting and such business shall not be discussed or transacted.

The Nevada Bylaws provide that the meetings of stockholders shall be presided over by the Chair (or Vice Chair) of the board, or the Chief Executive Officer. In the absence or disability of the Chair (or Vice Chair) or the Chief Executive Officer, the President, or in the absence of any of the foregoing persons, by a chair designated by the board or by a chair chosen by the stockholders shall preside. The Secretary will act as secretary of the meeting, but in the Secretary’s absence, and the absence of any Assistant Secretary, the chair of the meeting may appoint another officer to act as secretary of the meeting. The board may adopt by resolution guidelines and procedures as it may deem appropriate for the conduct of any meeting of stockholders, including guidelines on stockholder participation by remote communication.

The chair of any meeting of stockholders shall have the authority to convene, recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as are appropriate for the proper conduct of the meeting. The chair, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether a matter or business was not properly brought before the meeting.

Bylaws Regarding Officers

The Delaware Bylaws provide that officers of the Company shall be chosen by the board and shall consist of a President, Executive Chairman and Secretary. The board, in its discretion may also appoint a Chief Executive Officer, Chief Financial Officer, Assistant Chief Financial Officers, Chief Accounting Officer, Treasurer, Assistant Treasurers and one or more Vice Presidents, Assistant Secretaries and other officers who shall have such authority and perform such duties as may be prescribed in such appointment.

The Nevada Bylaws provide that officers of the Company shall be chosen by the board and shall include a Chief Executive Officer, President, Secretary, and Treasurer or their equivalents. The board, in its discretion may also appoint a Chair, Chief Financial Officer, Assistant Chief Financial Officer, Chief Accounting Officer, and one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries each of whom shall have such authority and perform such duties as may be prescribed by the board.

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COMPARISON OF STOCKHOLDER RIGHTS UNDER DELAWARE AND NEVADA LAW

The rights of our stockholders are currently governed by the DGCL, the Delaware Charter and the Delaware Bylaws. Following completion of the Redomestication, the rights of the Company’s stockholders will be governed by the NRS, the Nevada Charter and the Nevada Bylaws.

The statutory corporate laws of Nevada, as governed by the NRS, are similar in many respects to those of Delaware, as governed by the DGCL. However, there are certain differences that may affect your rights as a stockholder, as well as the corporate governance of the Company. The following are brief summaries of material differences between the current rights of stockholders of the Company and the rights of stockholders of the Company following completion of the Redomestication. The following discussion does not provide a complete description of the differences that may affect your rights as a stockholder. This summary is qualified in its entirety by reference to the NRS and DGCL as well as to the Delaware Charter and Delaware Bylaws and the Nevada Charter and Nevada Bylaws.

Increasing or Decreasing Authorized Capital Stock

Under both Delaware and Nevada law, the stockholders must approve an increase or decrease in the number of authorized shares in accordance with the provisions of the applicable statutes. The NRS also allows the board of directors of a Nevada corporation, unless otherwise provided in the articles of incorporation, to increase or decrease the number of authorized shares of a class or series of the corporation’s shares and correspondingly effect a forward or reverse split of the same class or series of the corporation’s shares (and change the par value thereof) without a vote of the stockholders, as long as the action taken (i) does not adversely change or alter any right or preference of the stockholders and does not include any provision[s] pursuant to which only money will be paid or scrip issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and (ii) who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares. Delaware law has no similar provision. In such circumstances, the proposed increase or decrease must be approved by the stockholders holding a majority of the voting power of the affected class or series. The Nevada Charter does not otherwise provide.

Classified Board of Directors

The DGCL permits any Delaware corporation to classify its board of directors into as many as three classes with staggered terms of office. If this is done, the stockholders elect only one class each year and each class would have a term of office of three years. The Delaware Charter and Delaware Bylaws also provide for a classified board of directors, with only one class elected each year, each to serve a term of three years in office. The NRS also permits any Nevada corporation to classify its board of directors into any number of classes with staggered terms of office, as long as at least one-fourth of the total number of directors is elected annually. The Nevada Charter and Nevada Bylaws also provide for a classified board of directors, and thus our stockholders will continue to elect one class of directors each year for a three-year term following the consummation of the Redomestication.

Cumulative Voting

Cumulative voting for directors entitles each stockholder to cast a number of votes that is equal to the number of voting shares held by such stockholder multiplied by the number of directors to be

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elected, and to cast all such votes for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors where such stockholders would not be able to elect any directors without cumulative voting.

Although the DGCL does not generally grant stockholders cumulative voting rights, a Delaware corporation may provide in its certificate of incorporation for cumulative voting in the election of directors. The NRS also permits any Nevada corporation to provide in its articles of incorporation the right to cumulative voting in the election of directors if certain procedures are followed.

The Delaware Charter does not provide for cumulative voting in the election of directors. Similarly, the Nevada Charter does not provide for cumulative voting.

Vacancies

Under both the DGCL and the NRS, subject to the certificate or articles of incorporation and bylaws, vacancies on the board of directors, including those resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed will hold office for the remainder of the term of the director no longer on the board. Both the Delaware Charter and Nevada Bylaws follow this default provision.

Removal of Directors

Under the DGCL, the holders of a majority of shares of each class entitled to vote at an election of directors may vote to remove any director or the entire board without cause unless (i) the board is a classified board, in which case directors may be removed only for cause, or (ii) the corporation has cumulative voting, in which case, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against their removal would be sufficient to elect him or her. Currently, as permitted by the DGCL when a company’s board of directors is classified, the Delaware Charter provides that directors may be removed only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company then entitled to vote generally in the election of directors. However, the NRS does not make a distinction between the removal for cause or without cause, and, therefore, the Nevada Corporation will permit removal with or without cause. The NRS requires the vote of the holders of at least two-thirds of the shares or class or series of shares of the issued and outstanding stock entitled to vote at an election of directors in order to remove a director or all of the directors. The Nevada Bylaws will afford stockholders the ability to remove directors without cause, which right does not exist currently for the Company’s stockholders.

Fiduciary Duties and Business Judgment

Nevada, like most jurisdictions, requires that directors and officers of Nevada corporations exercise their powers in good faith and with a view to the interests of the corporation but, unlike some other jurisdictions (such as Delaware), fiduciary duties of directors and officers are codified in the NRS. As a matter of statute directors and officers are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation in making business decisions. In performing such duties, directors and officers may exercise their business judgment through reliance on information, opinions, reports, financial statements and other financial data prepared or

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presented by corporate directors, officers or employees who are reasonably believed to be reliable and competent. Reliance may also be based upon: (i) advice or information provided by legal counsel, public accountants, advisers, bankers or other persons reasonably believed to be competent; and (ii) the work of a committee (on which the particular director or officer does not serve) if the committee was established and empowered by the corporation’s board of directors, and if the committee’s work was within its designated authority and relates to matters on which the committee was reasonably believed to merit confidence. However, directors and officers may not rely on such information, opinions, reports, books of account or similar statements if they have knowledge concerning the matter in question that would make such reliance unwarranted.

Under Delaware law, members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information. Both Delaware and Nevada law extend the statutory protection for reliance on such persons to corporate officers. The Nevada directors and officers will, therefore, be subject to their statutory duties and protections as set forth above.

Flexibility for Decisions, Including Takeovers

Nevada provides directors with more discretion than Delaware in making corporate decisions, including decisions made in takeover situations. Under Nevada law, director and officer actions taken in response to a change or potential change in control are generally protected by the statutory business judgment rule. However, in the case of an action to resist a change or potential change in control that impedes the rights of stockholders to vote for or remove directors, directors will only be given the benefit of the presumption of the business judgment rule if the directors have reasonable grounds to believe a threat to corporate policy and effectiveness exists, and if the action taken that impedes the exercise of the stockholders’ rights is reasonable in relation to such threat.

In exercising their powers, including in response to a change or potential change of control, directors and officers of Nevada corporations may consider all relevant facts, circumstances, contingencies or constituencies, which may include, without limitation, the effect of the decision on several corporate constituencies in addition to the stockholders, including the corporation’s employees, suppliers, creditors and customers, the economy of the state and nation, the interests of the community and society in general, and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. The NRS specifically states that such directors and officers are not required to consider the effect of a proposed corporate action upon any constituent as a dominant factor. Further, a director may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change of control is opposed to or not in the best interest of the corporation, upon consideration of any relevant facts, circumstances, contingencies or constituencies, including that there are reasonable grounds to believe that, within a reasonable time the corporation or any successor would be or become insolvent and subjected to bankruptcy proceedings.

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Significantly, the DGCL does not provide a similar list of statutory factors that corporate directors and officers may consider in making decisions. Instead, in a number of cases and in certain situations, Delaware law has been interpreted to provide that fiduciary duties require directors to accept an offer from the highest bidder regardless of the effect of such sale on the corporate constituencies other than the stockholders. Thus, the flexibility granted to directors of Nevada corporations when making business decisions, including in the context of a hostile takeover, are significantly greater than those granted to directors of Delaware corporations. In light of the Nevada constituency statute, our Board will have greater discretion in determining the appropriate factors to take into consideration when making corporate decisions, than they currently have under Delaware law.

Limitation on Personal Liability of Directors and Officers

The NRS and the DGCL each, by way of statutory provisions or permitted provisions in corporate charter documents, eliminate or limit the personal liability of directors and officers to the corporation or their stockholders for monetary damages for breach of a director’s fiduciary duty, subject to the differences discussed below.

The DGCL permits corporations to adopt charter provisions exculpating directors from monetary liability to the corporation and its stockholders for breaches of the directors’ duty of care, but the statute precludes liability limitation for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct and for paying dividends or repurchasing stock out of other than lawfully available funds. With respect to a corporation’s most senior officers—namely, the chief executive officer, president, chief financial officer, chief operating officer, chief legal officer, controller, treasurer and chief accounting officer, as well as any other persons identified as “named executive officers” in the Company’s most recent SEC filings or who otherwise consent to jurisdiction under Delaware’s long-arm statute applicable to directors and officers of Delaware corporations—the DGCL authorizes similar limitations of liability, but only in connection with direct claims brought by stockholders, including class actions. The DGCL does not, however, authorize a limitation on liability of officers for breach of fiduciary duty arising out of claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation.

Under the NRS, in order for a director or officer to be individually liable to the corporation or its stockholders or creditors for damages as a result of any act or failure to act, the presumption of the business judgment rule must be rebutted and it must be proven that the director’s or officer’s act or failure to act constituted a breach of their fiduciary duties as a director or officer, and that the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Unlike the DGCL, however, the limitation on director and officer liability under the NRS does not distinguish the duty of loyalty or transaction from which a director derives an improper personal benefit, but does, pursuant to NRS 78.300, impose limited personal liability on directors for distributions made in violation of NRS 78.288. Further, the NRS permits a corporation to renounce in its articles of incorporation any interest or expectancy to participate in specific or specified classes or categories of business opportunities. Both the DGCL and the NRS permit limitation of liability which applies to both directors and officers, though the NRS also expressly applies this limitation to liabilities owed to creditors of the corporation. Furthermore, under the NRS, it is not necessary for a corporation to adopt provisions in its articles of incorporation limiting personal liability of directors or officers, as this limitation is provided by statute.

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The Delaware Charter provides for exculpation of directors to the fullest extent permitted by the DGCL. As described above, the NRS provides broader protection from personal liability for directors and officers than the DGCL. The Nevada Charter provides a limitation to director and officer liability to the fullest extent permitted by Nevada law. The Delaware Charter, in contrast, does not provide for exculpation of directors and officers as described above under Nevada law.

Indemnification

The NRS and the DGCL each have statutory mechanisms that permit corporations to indemnify directors, officers, employees and agents in similar circumstances, subject to the differences discussed below.

In suits that are not brought by or in the right of the corporation, both jurisdictions’ statutory indemnification mechanisms permit a corporation to indemnify current and former directors, officers, employees and agents for attorneys’ fees and other expenses, judgments and amounts paid in settlement that the person actually and reasonably incurred in connection with the action, suit or proceeding. The person seeking indemnity may recover under these statutory provisions as long as they acted in good faith and believed their actions were either in the best interests of or not opposed to the best interests of the corporation. Under the indemnification mechanism provided under the NRS, the person seeking indemnity may also be indemnified if they are not held liable for breach of their fiduciary duties. Similarly, with respect to a criminal proceeding, the person seeking indemnification must not have had any reasonable cause to believe their conduct was unlawful. The articles of incorporation may provide for further indemnification than that described in the statutory mechanism provided under the NRS.

In derivative suits, a corporation in either jurisdiction may indemnify its directors, officers, employees or agents for expenses that the person actually and reasonably incurred. A corporation may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.

Under the statutory indemnification mechanism in either jurisdiction, no corporation may indemnify a party unless it decides that indemnification is proper. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel will determine whether the conduct of the person seeking indemnity conformed to the statutory provisions governing indemnity. Similarly, under the statutory indemnification mechanisms under the NRS, the corporation through its stockholders, directors or independent counsel must determine that the indemnification is proper.

The indemnification pursuant to the statutory mechanisms available under the NRS, as described above, does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. However, unless otherwise ordered by a court, indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

Both the Delaware Charter and the Nevada Charter provide for indemnification to the fullest extent permitted by their respective laws, which is necessary to ensure that we can attract high quality and experienced directors.

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Advancement of Expenses

The DGCL and NRS have substantially similar provisions regarding indemnification by a corporation of its officers, directors, employees and agents.

The DGCL provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it is ultimately determined that they are not entitled to be indemnified by the corporation as authorized under the DGCL. A Delaware corporation has the discretion to decide whether or not to advance such defense expenses, unless its certificate of incorporation or bylaws provide for mandatory advancement.

The NRS similarly provides that unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay defense expenses of a director or officer in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the corporation. Similar to Delaware, such advancement of expenses would be discretionary unless the articles of incorporation, the bylaws, or an agreement made by the corporation require the corporation to pay such expenses upon receipt of such an undertaking.

Director Compensation

The DGCL does not have a specific statute governing either the establishment of director compensation, or the fairness of director compensation. In contrast, the NRS provides that, unless otherwise provided in the articles of incorporation or bylaws, the board of directors, without regard to personal interest, may establish the compensation of directors for services in any capacity. If the board of directors so establishes the compensation of directors, such compensation is presumed to be fair to the corporation unless proven unfair by a preponderance of the evidence. The Company’s Board after Redomestication will establish the compensation of its directors, as it did before the Redomestication.

Action by Written Consent of Directors

Both the DGCL and NRS provide that, unless the articles or certificate of incorporation or the bylaws provide otherwise, any action required or permitted to be taken at a meeting of the directors or a committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent to the action in writing.

Neither the Delaware Charter or Delaware Bylaws, nor the Nevada Charter or Nevada Bylaws, limit the type or nature of a board action taken by written consent.

Actions by Written Consent of Stockholders

Both the DGCL and NRS provide that, unless the articles or certificate of incorporation provide otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock, having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders, consent to the action in writing. In addition, the DGCL requires the corporation to give prompt

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notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing. There is no equivalent notice requirement under the NRS.

The NRS also permits a corporation to prohibit stockholder action by written consent in lieu of a meeting of stockholders by including such prohibition in its articles of incorporation or bylaws.

The Delaware Charter and Bylaws provide that any stockholder may act by written consent if such consent is signed by holder of not less than minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, so long as action is taken in accordance with the Delaware Charter. The Nevada Bylaws contain a substantially similar provision.

Dividends and Distributions

Delaware law is more restrictive than Nevada law with respect to dividend payments. Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of the corporation.

The NRS provides that no distribution (including dividends on, or redemption or purchases of, shares of capital stock or distributions of indebtedness) may be made if, after giving effect to such distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or, (ii) except as otherwise specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders (this “clause (ii) condition”, the Balance Sheet Test). Directors may consider financial statements prepared on the basis of accounting practices that are reasonable under the circumstances, a fair valuation, including but not limited to unrealized appreciation and depreciation, and any other method that is reasonable under the circumstances. The Nevada Charter does not, however, eliminate the Company’s requirement to comply with the Balance Sheet Test with respect to any distribution. The payment of dividends following the consummation of the Redomestication will be within the discretion of the Board. The Board anticipates that the Company will not pay dividends in the foreseeable future.

Restrictions on Business Combinations

Both Delaware and Nevada law provide certain protections to stockholders in connection with certain business combinations. These protections can be found in Section 203 of the DGCL, and NRS 78.411 through 78.444.

Under Section 203 of the DGCL, certain “business combinations” with “interested stockholders” of the Company are subject to a three-year moratorium unless specified conditions are met. For

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purposes of Section 203, the term “business combination” is defined broadly to include (i) mergers with or caused by the interested stockholder; (ii) sales or other dispositions to the interested stockholder (except proportionately with the corporation’s other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of either the corporation’s consolidated assets or its outstanding stock; (iii) the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or such subsidiary’s stock); or (iv) receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

The three-year moratorium imposed on business combinations by Section 203 of the DGCL does not apply if: (i) prior to the time on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation’s voting stock upon consummation of the transaction that made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) at or after the time on which such stockholder becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by at least two-thirds (66-2/3%) of the outstanding voting stock not owned by the interested stockholder.

In contrast, the NRS imposes a maximum moratorium of two years versus Delaware’s three-year moratorium on business combinations. However, NRS 78.411 through 78.444 regulate business combinations more stringently. First, an interested stockholder is defined as a beneficial owner of 10% or more of the voting power. Second, the two-year moratorium can be lifted only by advance approval of the combination or the transaction by which such person first becomes an interested stockholder by a corporation’s board of directors or unless the combination is approved by the board and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates, as opposed to Delaware’s provision that allows interested stockholder combinations with stockholder approval at the time of such combination. Finally, after the two-year period, a combination remains prohibited unless (i) it is approved by the board of directors, the disinterested stockholders or a majority of the outstanding voting power not beneficially owned by the interested stockholder and its affiliates and associates or (ii) the interested stockholders satisfy certain fair value requirements. But note that these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. These combinations statutes in Nevada apply only to Nevada corporations with 200 or more stockholders of record.

Companies are entitled to opt out of the business combination provisions of the DGCL and NRS. The Company has opted into the business combination provisions of Section 203 of the DGCL and the Company opts into the business combination provisions of NRS 78.411 through 78.444 under the Nevada Charter. Any opt-out of the business combinations provisions of the NRS must be contained in an amendment to the Nevada Charter approved by a majority of the outstanding voting power not then owned by interested stockholders, but the amendment would not be

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effective until 18 months after the vote of the stockholders to approve the amendment, and would not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment.

Acquisition of Controlling Interests

In addition to the restrictions on business combinations with interested stockholders, Nevada law also protects the corporation and its stockholders from persons acquiring a “controlling interest” in a corporation. The provisions can be found in NRS 78.378 through 78.3793. Delaware law does not have similar provisions.

Pursuant to NRS 78.379, any person who acquires a controlling interest in a corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. NRS 78.3785 provides that a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares, and the corporation must comply with the demand.

NRS 78.378(1) provides that the control share statutes of the NRS do not apply to any acquisition of a controlling interest in an issuing corporation if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by the acquiring person provide that the provisions of those sections do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. In addition, NRS 78.3788 provides that the controlling interest statutes apply as of a particular date only to a corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the corporation’s stock ledger at all times during the 90 days immediately preceding that date, and which does business directly or indirectly or through an affiliated corporation in Nevada. NRS 78.378(2) provides that the corporation, by virtue of its articles of incorporation, bylaws or resolutions adopted by directors, may impose stricter requirements if it so desires.

Corporations are entitled to opt out of the above controlling interest provisions of the NRS. In the Nevada Charter and the Nevada Bylaws, the Company does not opt out of these provisions.

Stockholder Vote for Mergers and Other Corporate Reorganizations

Under the DGCL, unless the certificate of incorporation specifies a higher percentage, the stockholders of a corporation that is being acquired in a merger or sale involving substantially all of its assets must authorize such merger or sale of assets by vote of an absolute majority of outstanding shares entitled to vote. The corporation’s board of directors must also approve such

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transaction. Similarly, under the NRS, a merger or sale of all assets requires authorization by stockholders of the corporation being acquired or selling its assets by at least a majority of the voting power of the outstanding shares entitled to vote, as well as approval of such corporation’s board of directors. Although a substantial body of case law has been developed in Delaware as to what constitutes the “sale of substantially all of the assets” of a corporation, it is difficult to determine the point at which a sale of virtually all, but less than all, of a corporation’s assets would be considered a “sale of all of the assets” of the corporation for purposes of Nevada law. It is possible that many sales of less than all of the assets of a corporation requiring stockholder authorization under Delaware law would not require stockholder authorization under Nevada law.

The DGCL and NRS have substantially similar provisions with respect to approval by stockholders of a surviving corporation in a merger. The DGCL does not require a stockholder vote of a constituent corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the plan of merger does not amend the existing certificate of incorporation, (ii) each share of stock of such constituent corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the effective date of merger and (iii) either no shares of the common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or treasury shares of the common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. The NRS does not require a stockholder vote of the surviving corporation in a merger under substantially similar circumstances.

The Delaware Charter does not require a higher percentage to vote to approve certain corporate transactions. The Nevada Charter also does not specify a higher percentage.

Appraisal or Dissenter’s Rights

In both jurisdictions, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to appraisal rights. Appraisal or dissenter’s rights permit a stockholder to receive cash generally equal to the fair value of the stockholder’s shares (as determined by agreement of the parties or by a court) in lieu of the consideration such stockholder would otherwise receive in any such transaction.

Under Section 262 of the DGCL, appraisal rights are generally available for the shares of any class or series of stock of a Delaware corporation in a merger, consolidation or conversion, provided that no appraisal rights are available with respect to shares of any class or series of stock if, at the record date for the meeting held to approve such transaction, such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is listed on a national securities exchange or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

In addition, Section 262 of the DGCL allows beneficial owners of shares to file a petition for appraisal without the need to name a nominee holding such shares on behalf of such owner as a

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nominal plaintiff and makes it easier than under Nevada law to withdraw from the appraisal process and accept the terms offered in the merger, consolidation or conversion. Under the DGCL, no appraisal rights are available to stockholders of the surviving or resulting corporation if the merger did not require their approval. The Delaware Charter and Delaware Bylaws do not provide for appraisal rights in addition to those provided by the DGCL.

Under the NRS, a stockholder is entitled to dissent from, and obtain payment for, the fair value of the stockholder’s shares in the event of (i) certain acquisitions of a controlling interest in the corporation, (ii) consummation of a plan of merger, if approval by the stockholders is required for the merger, regardless of whether the stockholder is entitled to vote on the merger or if the domestic corporation is a subsidiary and is merged with its parent, or if the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133, (iii) consummation of a plan of conversion to which the corporation is a party, (iv) consummation of a plan of exchange in which the corporation is a party, (iv) any corporate action taken pursuant to a vote of the stockholders, if the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares, or (v) any corporate action to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

Also under the NRS, holders of covered securities (generally those that are listed on a national securities exchange), any shares traded in an organized market and held by at least 2,000 stockholders of record with a market value of at least $20,000,000, and any shares issued by an open-end management investment company registered under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, are generally not entitled to dissenter’s rights. However, this exception is not available if (i) the articles of incorporation of the corporation issuing the shares provide that such exception is not available, (ii) the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provides otherwise or (iii) the holders of the class or series of stock are required by the terms of the corporate action to accept for the shares anything except cash, shares of stock or other securities as described in NRS 92A.390(3) or any combination thereof. The NRS prohibits a dissenting stockholder from voting their shares or receiving certain dividends or distributions after their dissent. As with the Delaware Charter and the Delaware Bylaws, the Nevada Charter and Nevada Bylaws do not provide for dissenter’s rights in addition to those provided by the NRS.

The mechanics and timing procedures vary somewhat between Delaware and Nevada, but both require technical compliance with specific notice and payment protocols.

Special Meetings of the Stockholders

The DGCL permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting. The NRS permits special meetings of stockholders to be called by the entire board of directors, any two directors or the President, unless the articles of incorporation or bylaws provide otherwise.

Under the Delaware Charter and Bylaws, a special meeting of stockholders may be called by a majority vote of the board, the Executive Chairman, the Chief Executive Officer or the President. The Nevada Bylaws contain a substantially similar provision.

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Meetings Pursuant to Petition of Stockholders

The DGCL provides that a director or a stockholder of a corporation may apply to the Court of Chancery of Delaware if the corporation fails to hold an annual meeting for the election of directors or there is no written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting or, if there is no date designated, within 13 months after the last annual meeting.

Under the NRS, stockholders having not less than 15% of the voting power may petition the district court to order a meeting for the election of directors if a corporation fails to call a meeting for that purpose within 18 months after the last meeting at which directors were elected.

Adjournment of Stockholder Special Meetings

Under the DGCL, if a meeting of stockholders is adjourned due to lack of a quorum and the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting.

In contrast, under the NRS, a corporation is not required to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board of directors of the corporation fixes a new record date for the adjourned meeting or the meeting date is adjourned to a date more than 60 days later than the date set for the original meeting, in which case a new record date must be fixed and notice given.

Duration of Proxies

Under the DGCL, a proxy executed by a stockholder will remain valid for a period of three years, unless the proxy provides for a longer period.

Under the NRS, a proxy is effective only for a period of six months, unless it is coupled with an interest or unless otherwise provided in the proxy, which duration may not exceed seven years. The NRS also provides for irrevocable proxies, without limitation on duration, in limited circumstances.

Quorum and Voting

The DGCL provides that the certificate of incorporation and bylaws may establish quorum and voting requirements, but in no event shall a quorum consist of less than one-third of the shares entitled to vote. If the certificate of incorporation and bylaws are silent as to specific quorum and voting requirements: (a) a majority of the shares entitled to vote shall constitute a quorum at a meeting of stockholders; (b) in all matters other than the election of directors, the affirmative vote of the majority of shares present at the meeting and entitled to vote on the subject matter shall be the act of the stockholders; (c) directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote on the election of directors; and (d) where a separate vote by a class or series is required, a majority of the outstanding shares of such class or series shall constitute a quorum entitled to take action with respect to that vote on that matter and, in all matters other than the election of directors, the affirmative vote of the majority of shares of such

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class or series present at the meeting shall be the act of such class or series or classes or series. A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board. The Delaware Bylaws provide that (i) the holders of shares representing a majority of capital stock issued and entitled to vote thereat present in person or represented by proxy shall constitute a quorum at all meetings of the stockholders for the transaction of business, and (ii) directors shall be elected by a plurality of the votes cast.

The NRS provides that, unless the articles of incorporation or bylaws provide otherwise, a majority of the voting power of the corporation, present in person or by proxy at a meeting of stockholders (regardless of whether the proxy has authority to vote on any matter), constitutes a quorum for the transaction of business. Under the NRS, unless the articles of incorporation or bylaws provide for different proportions, action by the stockholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Unless provided otherwise in the corporation’s articles of incorporation or bylaws, directors are elected at the annual meeting of stockholders by plurality vote. The Nevada Bylaws provide that unless otherwise required by law or the articles of incorporation of the Company, the holders of a majority of the voting power of the Company’s capital stock represented in person or by proxy shall constitute a quorum at all meetings of the stockholders for the transaction of business. The Nevada Bylaws provide except as otherwise provided by law, in the articles of incorporation or bylaws of the corporation, that action by the stockholders on a matter other than the election of directors is approved if the holders of a majority of the stock represented and entitled to vote at such meeting vote to approve the action. The Nevada Bylaws also provide that directors shall be elected by a plurality of the votes cast.

Stockholder Inspection Rights

The DGCL grants any stockholder or beneficial owner of shares the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from a corporation’s stock ledger, list of stockholders and its other books and records for any proper purpose. A proper purpose is one reasonably related to such person’s interest as a stockholder.

Inspection rights under Nevada law are more limited. The NRS grants any person who has been a stockholder of record of a corporation for at least six months immediately preceding the demand, or any person holding, or thereunto authorized in writing by the holders of, at least 5% of all of its outstanding shares, upon at least five days’ written demand the right to inspect in person or by agent or attorney, during usual business hours (i) the articles of incorporation and all amendments thereto, (ii) the bylaws and all amendments thereto and (iii) a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them respectively. A Nevada corporation may require a stockholder to furnish the corporation with an affidavit that such inspection is for a proper purpose related to their interest as a stockholder of the corporation.

In addition, the NRS grants certain stockholders the right to inspect the books of account and records of a corporation for any proper purpose. The right to inspect the books of account and financial statements of a corporation, to make copies of records and to conduct an audit of such

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records is granted only to a stockholder who owns at least 15% of the issued and outstanding shares of a Nevada corporation, or who has been authorized in writing by the holders of at least 15% of such shares. In addition, the board of directors may condition such inspection on the stockholders exercising such rights to enter into and comply with a confidentiality agreement having such terms and scope as reasonably related to protecting the legitimate interests of the corporation. However, these requirements do not apply to any corporation that furnishes to its stockholders a detailed annual financial statement or any corporation that has filed during the preceding 12 months all reports required to be filed pursuant to Section 13 or Section 15(d) of the Exchange Act.

Business Opportunities

Under Delaware law, the corporate opportunity doctrine holds that a corporate officer or director may not generally and unilaterally take a business opportunity for their own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for their own, the corporate fiduciary will thereby be placed in a position inimical to his duties to the corporation. The DGCL permits a Delaware corporation to renounce, in its certificate of incorporation or by action of the board of directors, any interest or expectancy of the corporation in, or being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.

Similar to the DGCL, the NRS permits a Nevada corporation to renounce, in its articles of incorporation or by action of the board of directors, any interest or expectancy to participate in specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders. The Nevada Charter does not include a renunciation of any interest or expectancy in corporate opportunities.

OTHER CONSIDERATIONS

Potential Risks and Disadvantages of the Redomestication

Because of Delaware’s prominence as a state of incorporation for many large corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations. While Nevada also has encouraged incorporation in that state and has adopted comprehensive, modern and flexible statutes that it periodically updates and revises to meet changing business needs, Nevada case law concerning the application of its statutes and regulations is not as developed to date. As a result, to the extent Nevada’s statutes do not provide a clear answer, and a Nevada court must make a determination about issues concerning the Company’s governance without clear guidance or precedent, the Company and its stockholders may experience less predictability with respect to whether certain corporate decisions or transactions are proper, and/or the extent to which stockholders maintain the right to challenge such decisions or transactions. Recent Nevada Supreme Court cases such as Wynn Resorts v. Eighth Judicial Dist. Court, 399 P.3d 334 (Nev. 2017), Chur v. Eighth Judicial District Court, 458 P.3d 336 (Nev. 2020), and Guzman v. Johnson, 483 P.3d 531 (Nev. 2021), have

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emphasized application of the plain meaning of the statutes enacted by the Nevada Legislature, which is consistent with the directive of NRS 78.012(3): “The plain meaning of the laws enacted by the Legislature . . . including, without limitation, the fiduciary duties and liability of the directors and officers of a [Nevada] corporation set forth in NRS 78.138 and 78.139, must not be supplanted or modified by laws or judicial decisions from any other jurisdiction.” However, that same statute expressly provides that directors and officers of Nevada corporations “may be informed by the laws and judicial decisions of other jurisdictions and the practices observed by business entities in any such jurisdiction” without such actions constituting or indicating a breach of fiduciary duty. Further, in the absence of Nevada law, Nevada courts have historically looked to Delaware law for guidance. See, e.g., Brown v. Kinross Gold U.S.A., Inc., 531 F. Supp. 2d 1234, 1245 (D. Nev. 2008) (“the Nevada Supreme Court frequently looks to the Delaware Supreme Court and the Delaware Courts of Chancery as persuasive authorities on questions of corporation law”). Thus, it is possible that a Nevada court could reach a similar conclusion as the Delaware Court of Chancery in an area where the two jurisdictions have similar laws, or in an instance where Nevada law is silent but Delaware has addressed the issue.

Also, underwriters and other members of the financial services industry may be less willing and able to assist the Company with capital-raising programs because they might perceive Nevada’s laws as being less flexible or developed than those of Delaware. Certain investment funds, sophisticated investors and brokerage firms may likewise be less comfortable and less willing to invest in a corporation incorporated in a jurisdiction other than Delaware whose corporate laws may be less understood or perceived to be less responsive to stockholder rights or demands.

The Company will also incur certain non-recurring costs in connection with the Redomestication, including legal and other transaction costs. A majority of these costs have already been incurred or will be incurred regardless of whether the Redomestication is ultimately approved and completed. Many of the expenses that will be incurred are difficult to accurately estimate at the present time, and additional unanticipated costs may be incurred in connection with the Redomestication.

Regulatory Matters

The consummation of the Redomestication requires the filing of the Articles of Conversion and the Nevada Charter with the office of the Nevada Secretary of State and the Certificate of Conversion with the Office of the Secretary of State in Delaware. No other regulatory or governmental approvals or consents will be required in connection with the Redomestication.

No Appraisal Rights

Under the DGCL, holders of our common stock are not entitled to appraisal rights based on the Redomestication described in this Proposal.

No Exchange of Stock Certificates Required

Stockholders will not have to exchange their existing stock certificates for new stock certificates.

No Material Accounting Implications

Effecting the Redomestication will not have any material accounting implications for the Company.

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CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences of the Redomestication to holders of the shares of our common stock of the Delaware Corporation (the Delaware Common Stock), each of which shares will be converted into one outstanding share of common stock of the Nevada Corporation (the Nevada Common Stock) in connection with the Redomestication. No ruling will be sought from the Internal Revenue Service (the IRS) with respect to the U.S. federal income tax consequences of the Redomestication, and no assurance can be given that the IRS will not take a contrary position to the U.S. federal income tax consequences described below or that any such contrary position will not be sustained by a court.

This discussion is based on the Internal Revenue Code of 1986, as amended (the Code), applicable Treasury regulations promulgated or proposed thereunder (collectively, the Treasury Regulations), judicial authority, and administrative rulings and practice, all as in effect as of the date of this proxy statement, and all of which are subject to change at any time, possibly with retroactive effect. Any such change could materially affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is limited to holders of the Delaware Common Stock that are U.S. holders (as defined below) and that hold their shares of common stock as capital assets, within the meaning of Section 1221 of the Code. Further, this discussion does not discuss all tax considerations that may be relevant to holders of the Delaware Common Stock in light of their particular circumstances (including without limitation the Medicare tax imposed on net investment income and the alternative minimum tax), nor does it address any tax consequences to holders subject to special treatment under the U.S. federal income tax laws, including without limitation. tax-exempt entities, partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein), mutual funds, real estate investment trusts, regulated investment companies, holders that acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation, banks and other financial institutions, insurance companies, brokers, dealers or traders in securities, U.S. holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates and former citizens or former long-term residents of the U.S., persons subject to the alternative minimum tax, person subject to the alternative minimum tax, non-U.S. persons, and holders that hold Delaware Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes. This discussion also does not address any potential consequences of any alternative minimum tax or U.S. federal estate, gift, or other non-income taxes, or of any state, local, or foreign taxes.

ALL HOLDERS OF THE DELAWARE COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO ANY POTENTIAL SPECIFIC TAX CONSEQUENCES TO THEM OF THE REDOMESTICATION, INCLUDING ANY APPLICABLE U.S. FEDERAL, STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES.

For purposes of this section, a “U.S. holder” is a beneficial owner of the Delaware Common Stock that is, for U.S. federal income tax purposes, (i) an individual that is a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to

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control all of its substantial decisions, or (b) it has a valid election in place under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as partnership for U.S. federal income tax purposes) holds shares of the Delaware Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding shares of the Delaware Common Stock should consult its tax advisor regarding the U.S. federal income tax consequences of the Redomestication.

Treatment of the Redomestication

Subject to the caveats and qualifications noted above, we intend the Redomestication, under U.S. federal income tax law, to qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. Assuming the Redomestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, then, for U.S. federal income tax purposes:

•

no gain or loss will be recognized by, and no amount will be included in the income of, a holder of the Delaware Common Stock upon the conversion of such Delaware Common Stock into the Nevada Common Stock in connection with the Redomestication;

•

the aggregate tax basis of the shares of the Nevada Common Stock received by a holder of shares of the Delaware Common Stock in connection with the Redomestication will equal the aggregate tax basis of the shares of the Delaware Common Stock converted into such shares of the Nevada Common Stock; and

•

the holding period of the shares of the Nevada Common Stock received by a holder of the Delaware Common Stock in connection with the Redomestication will include the holding period of the Delaware Common Stock converted into such shares of the Nevada Common Stock.

Stockholders that have acquired different blocks of the Delaware Common Stock at different times or at different prices, and whose blocks of such common stock are converted into shares of Nevada Common Stock in connection with the Redomestication, should consult their tax advisors regarding the allocation of their aggregate tax basis among, and the holding period of, such shares of the Nevada Common Stock.

Information Reporting

A U.S. holder of the Delaware Common Stock that owns at least 5% of the outstanding stock of the Company (by vote or value) immediately before the Redomestication will generally be required to attach to such holder’s U.S. federal income tax return for the year in which the Redomestication occurs a statement setting forth certain information relating to the Redomestication, including the aggregate fair market value and tax basis of the stock of such holder converted in connection with the Redomestication. Holders of the Delaware Common Stock should consult their tax advisors to determine whether they are required to provide the foregoing statement.

THE PRECEDING DISCUSSION IS INTENDED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. FURTHER, IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A SPECIFIC HOLDER OF DELAWARE COMMON STOCK. THUS, ALL HOLDERS OF DELAWARE COMMON STOCK ARE STRONGLY ENCOURAGED TO CONSULT YOUR TAX ADVISOR

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AS TO THE SPECIFIC TAX CONSEQUENCES RESULTING FROM THE REDOMESTICATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ANTI-TAKEOVER IMPLICATIONS OF THE REDOMESTICATION

The Redomestication is not being effected to prevent a change in control, nor is it in response to any present attempt known to our Board to acquire control of the Company or to obtain representation on the Board. Nevertheless, certain effects of the Redomestication may be considered to have anti-takeover implications by virtue of being subject to Nevada law.

Delaware law and the Delaware Charter and Delaware Bylaws contain provisions that may have the effect of deterring hostile takeover attempts. A hostile takeover attempt may have a positive or negative effect on the Company and its stockholders, depending on the circumstances surrounding a particular takeover attempt. Takeover attempts that have not been negotiated or approved by a board can be opportunistically timed to take advantage of an artificially depressed stock price. Takeover attempts can also be coercively structured, can disrupt the business and management of a corporation and can generally present a risk of terms that may be less favorable than would be available in a board-approved transaction. In contrast, board-approved transactions may be carefully planned and undertaken at an opportune time in order to obtain maximum value for the corporation and all of its stockholders by determining and pursuing the best strategic alternative, obtaining negotiating leverage to achieve the best terms available, and giving due consideration to matters such as tax planning, the management and business of the acquiring corporation and the most effective deployment of corporate assets.

The Board recognizes that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may be beneficial to stockholders, providing them with considerable value for their shares. However, the Board believes that the potential disadvantages of unapproved takeover attempts are sufficiently great that prudent measures are needed to give the Board the time and flexibility to determine and pursue potentially superior strategic alternatives and take other appropriate action in an effort to maximize stockholder value. Accordingly, the Delaware Charter and Delaware Bylaws include certain provisions that are intended to accomplish these objectives, but which may have the effect of discouraging or deterring hostile takeover attempts.

Nevada law includes some features that may deter hostile takeover attempts. The Nevada Charter contains certain anti-takeover provisions similar to those set forth in the Delaware Charter; both the Delaware Charter and Nevada Charter allow the Board alone to fill any directorship vacancies. Notwithstanding these similarities, there are several differences between Nevada and Delaware law and between the governing documents of the Delaware Corporation and the Nevada Corporation which could have a bearing on unapproved takeover attempts. For example, the Delaware Charter allows the stockholders to remove the directors only for cause by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote generally in the election of directors, whereas the Nevada Charter provides that directors can be removed with or without cause, by not less than two-thirds of the voting power of the issued and outstanding shares of the class that elected such director and which are entitled to vote at the meeting, which is the lowest voting standard for removing a director permitted under the NRS.

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The Board may in the future propose other measures designed to address hostile takeovers apart from those discussed in this proxy statement, if warranted from time to time in the judgment of the Board.

REQUIRED VOTE

We ask our stockholders to approve the Redomestication and the adoption of the Redomestication Resolution. This proposal requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote thereon.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REDOMESTICATION AND THE ADOPTION OF THE REDOMESTICATION RESOLUTION.

PROPOSAL NO. 3:

OMNIBUS PLAN AMENDMENT

Our Board has approved an amendment and restatement of the Cannae Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan (the Plan and as so amended and restated, the Amended Plan), subject to the approval of our shareholders. Accordingly, our Board recommends that our shareholders approve the Amended Plan. The primary purpose of the amendment and restatement of the Plan is to increase the authorized shares available for issuance under the Plan by 5,000,000 shares, so that we can continue to provide equity-based incentive compensation to our employees on a going-forward basis and to extend the duration of the Plan to February 15, 2034.

As of April 22, 2024, there were 1,653,759 shares of common stock subject to outstanding awards under the Plan and 443,492 shares of common stock available for issuance pursuant to future awards. If the Amended Plan is approved by our shareholders, an additional 5,000,000 shares will be authorized for issuance under the Amended Plan. Based on our prior grant practices, and assuming future grant practices are consistent with past practice, we expect that the addition of 5,000,000 shares will be sufficient to provide a competitive equity incentive program for approximately nine years. If the Amended Plan is not approved by the Company’s shareholders at the annual meeting, we anticipate exhausting the current share reserves under the Plan within the next 12 months.

We believe that we have successfully used stock awards under the Plan to attract, retain and incentivize highly qualified employees and other service providers and expect to grant stock awards to key executives in 2024 and beyond following the termination of our Management Services Agreement. We believe the proposed 5,000,000 increase in shares under the Plan is necessary to ensure that the Company maintains the ability to continue attracting, retaining and incentivizing highly qualified employees and other service providers in the future. Additional information is provided in the “Key Data” section below. If stockholders do not approve the Amended Plan, then the current plan will remain in effect with respect to its remaining available shares and the Company will be limited to granting such remaining shares.

Additional changes made to the Amended Plan, which are described in more detail below, include extension of the term of the plan until February 15, 2034, which is the tenth anniversary of the date the Amended Plan was approved by our Board.

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PLAN HISTORY

The Plan first became effective on November 17, 2017. If approved by the Company’s shareholders at the annual meeting, the Amended Plan will become effective on June 19, 2024 and the term of the Amended Plan will be extended until February 15, 2034. If the Amended Plan is not approved by the Company’s shareholders at the annual meeting, then the Plan, as amended and restated as of November 17, 2017, will remain in effect with any shares previously authorized under the Plan remaining available for future awards under the Plan and its duration will remain until November 17, 2027 at which time it will expire.

The purpose of the Amended Plan is to optimize our profitability and growth through incentives that are consistent with our goals and that link the personal interests of participants to those of our shareholders. The Amended Plan is further intended to provide us flexibility in our ability to motivate, attract and retain the services of employees, directors and consultants who make significant contributions to our success and to allow such individuals to share in our success.

Our general compensation philosophy is that long-term incentive compensation should closely align the interests of our officers, directors and key employees with the interests of our shareholders, as more fully described under “Compensation Discussion and Analysis and Executive and Director Compensation.” We believe that stock ownership has focused our key employees on improving our performance and has helped to create a culture that encourages employees to think and act as shareholders. Participants in our long-term incentive compensation program generally include our officers, directors and certain key employees. We believe that our equity programs and our emphasis on employee stock ownership have been integral to our success in the past and are important to our ability to achieve our corporate performance goals in the years ahead. We believe that the ability to attract, retain and motivate talented employees is critical to long-term company performance and shareholder returns. We believe that the Amended Plan will enable us to continue to align executive and shareholder interests consistent with our long-term incentive compensation philosophy. For these reasons, we consider approval of the Amended Plan important to our future success.

KEY DATA

The following table includes information regarding outstanding equity awards and shares available for future awards under the Company’s equity plans as of April 22, 2024 (and without giving effect to approval of the Amended Plan under this proposal):

Total shares subject to outstanding, unvested shares of Cannae restricted stock	503,759

Total shares subject to outstanding, unvested shares of Cannae restricted stock units	1,150,000

Total Cannae shares currently available for grant as full-value awards	443,492

Total Cannae shares outstanding	62,772,438

The Plan is the only equity compensation plan of the Company with shares available for issuance and the Company has no outstanding options awards under the Plan.

As shown in the following table, our three-year average annual burn rate was 0.2%. Burn rate represents all awards granted in a fiscal year, divided by the number of common shares outstanding at the end of that fiscal year.

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Year	Total Restricted Stock Granted	Weighted Average Number of Common Shares Outstanding	Burn Rate = Total Granted/Weighted Average Common Shares Outstanding

2023	249,226	73,417,101	0.3%

2022	122,766	81,583,729	0.2%

2021	68,549	90,092,086	0.1%

Three-Year Average	146,847	81,697,638	0.2%

NEW PLAN BENEFITS AND PREVIOUS AWARDS

A new plan benefits table for the Amended Plan and the benefits or amounts that would have been received by or allocated to our named executive officers, executive officers as a group, directors who are not executive officers and all other employees who are not executive officers for the last completed fiscal year under the Amended Plan if the Amended Plan was then in effect, is not provided because all awards made under the Amended Plan will be made at the compensation committee’s discretion, subject to the terms of the Amended Plan. Therefore, the benefits and amounts that will be received or allocated under the Amended Plan are not determinable at this time, and a New Plan Benefits Table has not been provided. The 2023 grants of equity awards to our named executive officers are reflected in the Grants of Plan-Based Awards table below. The 2023 equity awards to our non-employee directors are described under the Non-Employee Director Compensation section below.

As of April 22, 2024 our executive officers had the following unvested awards outstanding under the Plan: (i) William P. Foley II had 1,000,000 restricted stock units; (ii) Ryan R. Caswell had 238,491 shares of restricted stock and 150,000 restricted stock units; (iii) Peter T. Sadowski had 64,723 shares of restricted stock; (iv) Bryan D. Coy had 83,473 shares of restricted stock; and (v) Michael L. Gravelle had 15,292 shares of restricted stock. All current executive officers as a group had 401,979 shares of restricted stock and 1,150,000 restricted stock units outstanding under the Plan. All current directors who are not executive officers as a group had 41,984 shares of restricted stock outstanding under the Plan. No associates of such directors, executive officers or nominees have received options under the Plan. All other employees, excluding all executive officers, as a group had 59,796 shares of restricted stock outstanding under the Plan. No other person has received or is expected to receive five percent or more of the awards under the Plan. The closing price of a share of a share of Cannae’s common stock on April 22, 2024 was $19.73.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2023 about our common stock which may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights)

Equity compensation plans approved by security holders	—	$—	1,820,634

Equity compensation plans not approved by security holders	—	$—	—

Total	—	$—	1,820,634

1.

In addition to being available for future issuance upon exercise of options and SARs, under the Cannae omni-bus plan shares of common stock may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units, options or other stock-based awards.

DESCRIPTION OF THE AMENDED PLAN

The complete text of the Amended Plan is set forth as Appendix A hereto. The following is a summary of the material features of the Amended Plan and is qualified in its entirety by reference to Appendix A.

Key Provisions of the Amended Plan

The Amended Plan includes a number of provisions that we believe serve the interests of shareholders, facilitate effective corporate governance and demonstrate reasonable use of shares, including, but not limited to:

No Annual “Evergreen” Provision. The Amended Plan authorizes a fixed number of shares for grants and requires shareholder approval of any increase to that fixed number.

No Discounted Stock Options or SARs. All stock options and SARs must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant.

No Reload Rights. No stock option granted under the Amended Plan can entitle a participant to the automatic grant of additional stock options in connection with any exercise of the original stock option.

No Dividend or Dividend Equivalent Payouts on Unvested Performance-Based Awards or on Options or SARs. If dividends or dividend equivalents are granted with respect to awards with vesting conditions, the dividends or dividend equivalents will be accumulated or reinvested and paid only after the vesting conditions are met. The Amended Plan also prohibits dividend equivalents on options and SARs.

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Compensation Clawback. Under the Amended Plan, we may cancel awards, require reimbursement of amounts earned under awards, and effect any other right of recoupment of equity or other compensation provided under the Amended Plan or otherwise under any of our current or future clawback policies. Our current clawback policy, consistent with NYSE listing rules, provides for recovery of any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results.

Independent Committee. The Amended Plan will generally be administered by our compensation committee. All of the members of the compensation committee qualify as “independent” under the New York Stock Exchange listing standards.

Effective Date and Duration

If approved by our shareholders, the Amended Plan will become effective on June 19, 2024 and will authorize the granting of awards for up to ten years from the date the Amended Plan was approved by our Board, or February 15, 2034. The Amended Plan will remain in effect with respect to outstanding awards until no awards remain outstanding.

Amendment and Termination

The Amended Plan may be amended or terminated by our Board at any time, subject to certain limitations, and, subject to limitations under the Amended Plan, the awards granted under the Amended Plan may be amended by the compensation committee at any time, provided that no such action to the Amended Plan or an award may, without a participant’s written consent, adversely affect in any material way any previously granted award. No amendment that would require shareholder approval under the New York Stock Exchange’s listing standards or to comply with securities laws may become effective without shareholder approval.

Administration of the Amended Plan

The Amended Plan will be administered by our compensation committee or another committee selected by our Board, any of which we refer to in this proposal as the committee. The members of the committee are appointed from time to time by, and serve at the discretion of, the board. The committee has the full power to select employees, directors and consultants who will participate in the Amended Plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the Amended Plan and any award agreement or other instrument entered into under the Amended Plan; establish, amend and waive rules and regulations for the administration of the Amended Plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The committee’s determinations and interpretations under the Amended Plan are binding on all interested parties. The committee is empowered to delegate its administrative duties and powers as it may deem advisable, to the extent permitted by law.

Shares Subject to the Amended Plan

As of April 22, 2024, there were 1,653,759 shares of common stock subject to outstanding awards under the Plan and 443,492 shares of common stock available for issuance pursuant to future awards. If the Amended Plan is approved by our shareholders, an additional 5,000,000 shares will be authorized for issuance under the Amended Plan.

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If an award under the Amended Plan is canceled, forfeited, terminated or is settled in cash, the shares related to that award will not be treated as having been delivered under the Amended Plan. Shares that are held back, tendered or returned to cover the exercise price or tax withholding obligations with respect to an award shall be treated as not having been delivered under the Amended Plan. Shares that have been issued in connection with an award of restricted stock that is canceled or forfeited prior to vesting or settled in cash, causing the shares to be returned to us, shall not be counted as having been delivered under the Amended Plan. If shares are returned to us in satisfaction of taxes relating to restricted stock, in connection with a cash out of restricted stock (but excluding upon forfeiture of restricted stock) or in connection with the tendering of shares by a participant in satisfaction of the exercise price or taxes relating to an award, such issued shares shall not become available again under the Amended Plan if the transaction resulting in the return of shares occurs more than ten years after the date the Amended Plan is approved by our shareholders, or if the event would constitute a “material revision” of the Amended Plan subject to shareholder approval under the New York Stock Exchange’s listing standards.

For purposes of determining the number of shares available for grant as incentive stock options, only shares that are subject to an award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the Amended Plan.

In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting our common stock, the committee shall cause an adjustment to be made (i) in the number and kind of shares of common stock that may be delivered under the Amended Plan, (ii) in the individual annual limitations on each type of award under the Amended Plan and (iii) with respect to outstanding awards, in the number and kind of shares subject to outstanding awards, the exercise price, grant price or other price of shares subject to outstanding awards, any performance conditions relating to shares, the market price of shares, or per-share results, and other terms and conditions of outstanding awards, in each case as may be determined appropriate and equitable by our compensation committee, to prevent dilution or enlargement of rights.

Repricing

Except for anti-dilution adjustments in connection with a merger, reorganization, consolidation, equity restructuring or other similar event, we will not, without first obtaining shareholder approval, (i) reduce the exercise price of outstanding options or grant price of outstanding SARs, (ii) cancel options or SARs and grant substitute options or SARs with a lower exercise price or grant price, (iii) purchase outstanding underwater options or SARs from participants for cash or other securities, or (iv) otherwise amend or modify any outstanding option or SAR if the amendment or modification would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange.

Eligibility and Participation

Eligible participants include employees, directors and consultants of Cannae and our subsidiaries, as determined by the committee. Because the Amended Plan provides for broad discretion in selecting which eligible persons will participate, and in making awards, the total number of

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persons who will actually participate in the Amended Plan and the benefits that will be provided to the participants cannot be determined at this time. As of December 31, 2023, we had approximately 7,741 employees and 11 directors. The Company has no consultants that we expect to participate in the Amended Plan. We have historically granted awards to very few consultants and employees and expect to continue this practice.

Awards under the Amended Plan

Grants under the Amended Plan may be made in the form of stock options, SARs, restricted stock, RSUs, performance shares, performance units, and other cash or stock-based awards.

Maximum Grants under the Amended Plan

Subject to adjustment pursuant to the anti-dilution provisions of the Amended Plan, the following limits apply to awards: (i) the maximum number of shares with respect to which stock options may be granted to any participant in any fiscal year is 3,000,000 shares; (ii) the maximum number of shares with respect to which SARs may be granted to any participant in any fiscal year is 3,000,000 shares; (iii) the maximum number of shares of restricted stock that may be granted to any participant in any fiscal year is 2,000,000 shares; (iv) the maximum number of shares with respect to which RSUs may be granted to any participant in any fiscal year is 2,000,000 shares; (v) the maximum number of shares with respect to which performance shares may be granted to any participant in any fiscal year is 2,000,000 shares; (vi) the maximum amount of compensation that may be paid with respect to performance units or other cash or stock-based awards awarded to any participant in any fiscal year is $25,000,000 or a number of shares having a fair market value not in excess of that amount; and (vii) the maximum dividend or dividend equivalent that may be paid to any one participant in any one fiscal year is $25,000,000.

Types of Awards

Following is a general description of the types of awards that may be granted under the Amended Plan. Terms and conditions of awards will be determined on a grant-by-grant basis by the committee, subject to limitations contained in the Amended Plan.

Stock Options. The committee may grant incentive stock options, which we refer to as ISOs, nonqualified stock options, which we refer to as NQSOs or a combination thereof under the Amended Plan. The exercise price for each such award will be at least equal to 100% of the fair market value of a share of Cannae’s common stock on the date of grant (110% of fair market value in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of Cannae or any subsidiary).

Options will expire at such times and will have such other terms and conditions as the committee may determine at the time of grant; provided, however, that no option may be exercisable later than the tenth anniversary of its grant (fifth anniversary in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of Cannae or any subsidiary).

The exercise price of options granted under the Amended Plan may be paid in cash, by tendering previously acquired shares of common stock having a fair market value equal to the exercise price, through broker-assisted cashless exercise or any other means permitted by the committee consistent with applicable law or by a combination of any of the permitted methods.

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Stock options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and are exercisable during a participant’s lifetime only by the participant. Stock options may not be transferred for consideration.

The committee may not award dividend equivalents in connection with a stock option.

Stock Appreciation Rights. SARs granted under the Amended Plan may be in the form of freestanding SARs (SARs granted independently of any option), tandem SARs (SARS granted in connection with a related option) or a combination thereof. The grant price of a freestanding SAR will be equal to the fair market value of a share of Cannae common stock on the date of grant. The grant price of a tandem SAR will be equal to the exercise price of the related option.

Freestanding SARs may be exercised upon such terms and conditions as are imposed by the committee and set forth in the SAR award agreement. Tandem SARs may be exercised only with respect to the shares of common stock for which its related option is exercisable.

Upon exercise of a SAR, a participant will receive the product of the excess of the fair market value of a share of common stock on the date of exercise over the grant price multiplied by the number of shares with respect to which the SAR is exercised. Payment upon SAR exercise may be in cash, in shares of common stock of equivalent value, or in some combination of cash and shares, as determined by the committee. The committee may not award dividend equivalents in connection with SARs.

Restricted Stock. Restricted stock is an award that is non-transferable and subject to a substantial risk of forfeiture until vesting conditions, which can be related to continued service or other conditions established by the committee, are satisfied. Holders of restricted stock may receive dividends and voting rights.

Restricted Stock Units and Performance Shares. RSUs and performance shares represent a right to receive a share of common stock, an equivalent amount of cash, or a combination of shares and cash, as the committee may determine, if vesting conditions are satisfied. The initial value of an RSU or performance share granted under the Amended Plan shall be at least equal to the fair market value of Cannae common stock on the date the award is granted. The committee may also award dividend equivalent payments and pass-through voting rights in connection with such awards. RSUs may contain vesting conditions based on continued service or other conditions established by the committee. Performance shares may contain vesting conditions based on attainment of performance goals established by the committee in addition to service conditions.

Performance Units. Performance units are awards that entitle a participant to receive shares of common stock, cash or a combination of shares and cash if certain performance conditions are satisfied. The amount received depends upon the value of the performance units and the number of performance units earned, each of which is determined by the committee. The committee may also award dividend equivalent payments in connection with such awards.

Other Cash and Stock-Based Awards. Other cash and stock-based awards are awards other than those described above, the terms and conditions of which are determined by the committee. These awards may include, without limitation, the grant of shares common stock based on attainment of performance goals established by the committee, the payment of shares as a bonus

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or in lieu of cash based on attainment of performance goals established by the committee, and the payment of shares in lieu of cash under an incentive or bonus program. Payment under or settlement of any such awards will be made in such manner and at such times as the committee may determine.

Dividend Equivalents. Dividend equivalents granted to participants will represent a right to receive payments equivalent to dividends with respect to a specified number of shares.

Limitation on Dividends and Dividend Equivalents. If dividends or dividend equivalents are granted with respect to awards with performance-based vesting conditions, the dividends or dividend equivalents will be accumulated or reinvested and paid only after the vesting conditions are met.

Replacement Awards. Replacement awards are awards issued in assumption of or substitution for awards granted under equity-based incentive plans sponsored or maintained by an entity with which we engage assumption of or in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity are outstanding immediately prior to such transaction. Replacement awards shall have substantially the same terms and conditions as the award it replaces; provided, however, that the number of shares, the exercise price, grant price or other price of shares, any performance conditions, or the market price of underlying shares or per-share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the committee, in its sole discretion. Shares delivered or deliverable with respect to replacement awards will not reduce the number of shares available for issuance under the Amended Plan.

Performance Goals

Performance goals, which are established by the committee, will be chosen from among the following performance measures: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income (before or after taxes), earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest, taxes, depreciation, amortization and restructuring costs (EBITDAR), adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), sales (including same store sales), cash flow (including net cash flow and free cash flow), operating margin, share price, share price growth, total shareholder return, book value, book value per share, tangible book value, tangible book value per share, cash book value, cash book value per share, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures, and gains (before or after tax) from the sale, disposition, or other monetization or liquidity events relating to subsidiaries and affiliates of the Company. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the compensation committee may determine, in its discretion, including performance of the Company, a subsidiary and/or any individual business units or divisions of the Company or a subsidiary, and they may be established in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

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The committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events, including, for example, events affecting us or our financial statements or changes in applicable laws, regulations, or accounting principles, whenever the committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan.

Termination of Employment or Service

Each award agreement will set forth the participant’s rights with respect to the award following termination of employment or service.

Change in Control

Except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control (as defined below), unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, any and all outstanding options and SARs granted under the Amended Plan will become immediately exercisable, any restriction imposed on restricted stock, RSUs and other awards granted under the Amended Plan will lapse, and any and all performance shares, performance units and other awards granted under the Amended Plan with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the Amended Plan, the term “change in control” is defined as the occurrence of any of the following events:

•

an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of 50% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•

during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our Board, which we refer to as the incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our Board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board;

•

the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our shareholders immediately before the transaction continue to have beneficial ownership of 50% or more of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 50% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding

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voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of the Company.

Transferability

Awards generally will be non-transferable except upon the death of a participant, although the committee may permit a participant to transfer awards (for example, to family members or trusts for family members) subject to such conditions as the committee may establish.

Deferrals

The committee may permit the deferral of vesting or settlement of an award and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral. Any such deferral and crediting will be subject to the terms and conditions established by the committee and any terms and conditions of the plan or arrangement under which the deferral is made.

Tax Withholding

We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Amended Plan. The committee may require or permit participants to elect that the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares of common stock having a fair market value equal to the minimum withholding obligation.

Minimum Vesting

The Amended Plan provides that awards granted under the plan generally will not contain vesting schedules that provide for vesting to occur more quickly than one year from the grant. This minimum vesting provision may be waived in extraordinary circumstances, will not apply to awards granted to non-employee directors, and will not prevent awards from vesting upon death or disability, termination of employment or other service, or a change in control.

Clawback of Benefits

Under the Amended Plan, we may cancel awards, require reimbursement of amounts earned under awards, and effect any other right of recoupment of equity or other compensation provided under the Amended Plan or otherwise under any of our current or future clawback policies.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief description of the principal federal income tax consequences relating to options awarded under the Amended Plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

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Consequences to the Optionholder

Grant. There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the Amended Plan.

Exercise. The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder’s employment with Cannae. However, such exercise may give rise to alternative minimum tax liability (see “Alternative Minimum Tax” below).

Upon the exercise of an NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income, if any, recognized in connection with the exercise by an optionholder of an NQSO will be subject to both wage and employment tax withholding if the optionholder is an employee.

The optionholder’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of an NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

Qualifying Disposition. If an optionholder disposes of shares of common stock acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder’s adjusted basis in such shares (generally the option exercise price).

Disqualifying Disposition. If the optionholder disposes of shares of common stock acquired upon the exercise of an ISO (other than in certain tax free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder’s actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized in a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares of common stock purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.

Other Disposition. If an optionholder disposes of shares of common stock acquired upon exercise of an NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of common stock acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares of common stock were held for more than one year from the date such shares were transferred to the optionholder.

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Alternative Minimum Tax. Alternative minimum tax, or AMT, is payable if and to the extent the amount thereof exceeds the amount of the taxpayer’s regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income.

For AMT purposes, the spread upon exercise of an ISO (but not an NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of common stock at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

Consequences to Cannae

There are no federal income tax consequences to Cannae by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).

At the time the optionholder recognizes ordinary income from the exercise of an NQSO, we will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy our tax reporting obligations. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an ISO, we will be entitled to a corresponding deduction in the year in which the disposition occurs.

We will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of an NQSO or upon a disqualifying disposition of an ISO. We will be required to withhold income and employment taxes (and pay the employer’s share of employment taxes) with respect to ordinary income recognized by employee optionholders upon the exercise of an NQSO, but not upon a disqualifying disposition of an ISO.

Stock Appreciation Rights

A participant generally will not realize taxable income at the time a SAR is granted. Upon settlement of a SAR, the participant will recognize as ordinary income the amount of cash received or, if the right is paid in shares of common stock, the fair market value of such shares at the time of payment. We will generally be allowed a tax deduction in the taxable year the participant includes the amount in income.

Restricted Stock

A participant generally does not realize taxable ordinary income as a result of receiving a restricted stock grant, and we are not entitled to a deduction for federal income tax purposes at the time of the grant, provided that the shares are not transferable and are subject to restrictions constituting a “substantial risk of forfeiture.” When the restrictions lapse, the participant will be deemed to have received taxable ordinary income equal to the fair market value of the shares underlying the award at the time of lapse. An amount equal to the compensation included in the participant’s income will generally be deductible by us in the taxable year of inclusion. The

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participant’s tax basis in the shares will be equal to the fair market value of such shares on the date the restrictions lapse. Any gain realized upon disposition of such shares is taxable as capital gain income, with the applicable tax rate depending upon, among other things, how long such shares were held following the lapse of the restrictions.

Under certain circumstances, a participant may, within thirty days after transfer of the restricted shares, irrevocably elect under section 83(b) of the Internal Revenue Code to include in the year in which such restricted shares are transferred as gross income, the fair market value of such shares, which is determined as of the date of transfer and without regard to any restriction other than a restriction that by its terms will never lapse. A copy of this election must be provided to us. The basis of such shares will be equal to the amount included in income. The holding period for capital gains purposes begins when the shares are transferred to the participant. If such shares are forfeited before the restrictions lapse, the forfeiture will be treated as a sale or exchange and no tax deduction will be allowed for the amount included in income as a result of the original election.

Restricted Stock Units, Performance Shares, Performance Units and Other Awards

Restricted stock units, performance shares, performance units and other awards granted under the Amended Plan are generally not subject to tax at the time of the award but are subject to ordinary income tax at the time of payment, whether paid in cash or shares of Cannae common stock. With respect to such awards, we generally will be allowed a tax deduction for the amount included in the taxable income of the participant in the taxable year of inclusion.

Section 162(m)

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount we may deduct in any one year for compensation paid to each of our executive officers individually. Tax deductions described above may be limited to the extent that an executive officer’s total compensation in any given year exceeds $1 million.

Other Tax Consequences

The foregoing discussion is not a complete description of the federal income tax aspects of awards granted under the Amended Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.

Vote Required

The affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting is needed to approve this proposal.

Subject to shareholder approval, the Amended Plan will become effective on June 19, 2024.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN.

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CERTAIN INFORMATION

ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this proxy statement are set forth in the table below, together with biographical information, except for Mr. Foley whose biographical information is included in this proxy statement under the section titled “Certain Information about our Directors – Information About the Director Nominees and Continuing Directors.”

Name	Position with Cannae	Age

William P. Foley II	Chairman, Chief Executive Officer and Chief Investment Officer	79

Ryan R. Caswell	President	41

Bryan D. Coy	Executive Vice President and Chief Financial Officer	54

Peter T. Sadowski	Executive Vice President and Chief Legal Officer	69

Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	62

William P. Foley II has served as our Chairman, Chief Executive Officer and Chief Investment Officer since February 2024. Mr. Foley previously served as our Chairman from July 2017 until May 2018 and our non-executive Chairman from May 2018 until February 2024. See “Information About The Director Nominees And Continuing Directors” section above for Mr. Foley’s biographical information.

Ryan R. Caswell has served as our President since February 2023. He previously served as Senior Vice President of Corporate Finance from September 2020 to February 2023. Mr. Caswell also serves as a Managing Director of the Manager since September 2020. Mr. Caswell also serves, or has previously served, on the boards of Cannae investments including Amerilife, CorroHealth, Black Knight Football entities, System1, and TripleTree Holdings, among others. Prior to joining Cannae, Mr. Caswell was a Managing Director at BofA Securities, Inc. where he worked from 2008 to 2020.

Bryan D. Coy has served as our Chief Financial Officer since July 2020. From July 2020 through January 2023, Mr. Coy served as a Managing Director of the Manager, which provides certain management services to Cannae. Mr. Coy previously served as Chief Financial Officer of AUS and ASZ from January 2021 through December 2022. Mr. Coy also previously served as Chief Financial Officer of FTAC from July 2020 through July 2021, and of FTAC II from July 2020 through March 2021. Mr. Coy also served as Chief Financial Officer of Black Knight Sports & Entertainment, LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team, from October 2017 to April 2021. He also served as Chief Financial Officer of Foley Family Wines from 2017 until 2019. Prior to that, Mr. Coy served as Chief Accounting Officer of Interblock Gaming, an international supplier of electronic gaming tables, from September 2015 to October 2017. He served as Chief Financial Officer – Americas and Global Chief Accounting Officer of Aruze Gaming America from July 2010 through September 2015.

Peter T. Sadowski has served as Executive Vice President, Chief Legal Officer of Cannae since April 2017, during which time he has had increasing roles and responsibilities. Mr. Sadowski has also served as Executive Vice President and Chief Legal Officer of FNF since 2008 and served as Executive Vice President and General Counsel of FNF from 1999 until 2008. Mr. Sadowski is a Trustee of the Folded Flag Foundation, the Vegas Golden Knights Foundation and the Vegas Silver Knights Foundation.

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Michael L. Gravelle. Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of Cannae since April 2017. He has served as Executive Vice President and General Counsel of FNF since January 2010 and as Corporate Secretary of FNF since April 2008. Mr. Gravelle joined FNF in 2003, serving as a Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993. Mr. Gravelle previously served as Executive Vice President and General Counsel of Black Knight and its predecessors from January 2014 until December 2023, where he also served as Corporate Secretary from January 2014 until May 2018. He previously served as General Counsel and Corporate Secretary of AUS and ASZ from January 2021 through December 2022, of FTAC II from July 2020 through March 2021 and of FTAC from March 2020 to July 2021.

COMPENSATION DISCUSSION

AND ANALYSIS AND EXECUTIVE

AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation programs should be read with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

In this compensation discussion and analysis, we provide an overview of our named executive officers’ (named executive officer or NEO) compensation for fiscal year 2023.

In 2023, our named executive officers were:

•	Richard N. Massey, Chief Executive Officer (until February 15, 2024)

•	Ryan R. Caswell, President (beginning February 1, 2023)

•	Bryan D. Coy, Chief Financial Officer

•	Peter T. Sadowski, Executive Vice President and Chief Legal Officer

•	Charles R. Curley, Executive Vice President and General Counsel (until March 15, 2024)

•	David W. Ducommun, Former President (until February 1, 2023)

Mr. Ducommun resigned from his position as President of the Company effective February 1, 2023 in order to accept another business opportunity. Mr. Ducommun continues to assist the Company on capital market matters as they arise in a consulting capacity. Mr. Ducommun also stepped down from his role at the Manager in February 2023.

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On February 1, 2023, the Board appointed Ryan R. Caswell to serve as President of Cannae. Mr. Caswell led the sourcing, execution and management of many of Cannae’s investments and portfolio companies prior to his appointment as President.

On February 14, 2024, the Board appointed William P. Foley, II to serve as Chairman, Chief Executive Officer and Chief Investment Officer and Mr. Massey transitioned to Vice Chairman of our Board. On March 15, 2024, Mr. Curley left the Company to pursue other opportunities.

External Management

The Company, Cannae LLC, and the Manager entered into the Management Services Agreement which became effective September 1, 2019 (as amended), which sets forth the terms and condition of our relationship with our Manager. Our named executive officers Messrs. Massey, Caswell, Ducommun and Coy, as well as Mr. Foley, were members of the Manager during 2023. Messrs. Coy and Ducommun resigned from their positions with the Manager effective February 2023, and Mr. Massey resigned from his position with the Manager in February 2024. On February 26, 2024, the Management Services Agreement was amended and restated principally to provide for the termination of the Management Services Agreement (as amended and restated, the Terminal MSA) effective June 30, 2027 (the Termination Date). The Terminal MSA provides that, effective July 2, 2024, Trasimene will receive a fixed management fee of $7.6 million for each of the following three years, which amount is a significant reduction in management fees from prior years, and a $20 million termination fee, as set forth in the Terminal MSA, payable in three annual installments commencing on July 2, 2024, and no fees thereafter. As a result, Trasimene will not receive any incremental management fees and will not receive any carried interest on any of the Company’s investments. In conjunction with the Terminal MSA and Mr. Foley’s appointment as the Company’s Chairman, Chief Executive Officer and Chief Investment Officer, the Company began compensating Mr. Foley directly in February 2024.

Pursuant to the Management Services Agreement and until the Termination Date, certain services related to the management of the Company are conducted by the Manager through the authority delegated to it in the Management Services Agreement and in accordance with the operational objectives and business plans approved by the Company’s Board. Subject at all times to the supervision and direction of the Board, the Manager is responsible for, among other things, (a) managing the day-to-day business and operations of the Company and its subsidiaries, (b) evaluating the financial and operational performance of the Company’s subsidiaries and other assets, (c) providing a management team to serve as some of the executive officers of the Company and its subsidiaries, and (d) performing (or causing to be performed) any other services for and on behalf of the Company and its subsidiaries customarily performed by executive officers and employees of a public company.

Pursuant to the terms of the Management Services Agreement, for the nine months ended September 30, 2023, Cannae LLC paid the Manager a quarterly management fee equal to 0.375% (1.5% annualized) of the Company’s cost of invested capital (as defined in the Management Services Agreement) as of the last day of each fiscal quarter, payable in arrears in cash, as may be adjusted pursuant to the terms of the Management Services Agreement (the Management Fee). On September 30, 2023, the Management Services Agreement was amended to reduce the Management Fee from 1.5% to 1.25% for amounts greater than $2.5 billion of cost of invested capital. Cannae LLC is responsible for paying costs and expenses relating to the Company’s

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business and operations. Cannae LLC reimburses the Manager for documented expenses of the Manager incurred on the Company’s behalf, including any costs and expenses incurred in connection with the performance of the services under the Management Services Agreement. The total Management Fee paid or payable for the year ended December 31, 2023 from Cannae LLC to our Manager was approximately $37.7 million.

As part of the externalization of our management, Cannae established the Manager Incentive Program (MIP) to make incentive payments to the manager through a carried interest program with respect to all of Cannae’s interests (other than Dayforce). See “Manager Incentive Program” section for further information.

The Company conducts its business through Cannae LLC in accordance with the terms of that certain Amended and Restated Operating Agreement of Cannae LLC (Operating Agreement) by and among Cannae LLC and the Company, the Manager and Cannae Holdco, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company.

For so long as the Management Services Agreement is in effect, the Company, as managing member of Cannae LLC, authorizes the Manager to (a) designate officers of the Company and Cannae LLC and (b) perform, or cause to be performed, the services set forth in the Management Services Agreement.

EXECUTIVE SUMMARY

FINANCIAL HIGHLIGHTS

We are an externally managed holding company engaged in actively managing and operating a group of companies, which we are committed to supporting for the long-term. From time to time, we also seek to take meaningful majority and minority equity ownership stakes where we have the ability to control or significantly influence quality companies, and we bring the strength of our operational expertise to each of our subsidiaries. Our strategy for the Company is to continue to manage and operate the diversified businesses within our group of companies to create long-term growth for those businesses in order to maximize the value of those businesses for our shareholders, and to pursue similar strategies and objectives when taking significant ownership stakes in new businesses.

Our goal is to acquire majority or minority interests in quality companies that are well-positioned in their respective industries, run by best-in-class management teams in industries that have attractive organic and acquired growth opportunities. We leverage our operational expertise and track record of growing industry leading companies in our active interaction with management of acquired companies, directly or through our Board. This approach allows us to have a meaningful role in the operation of our acquired companies, through which we seek to help drive the success of those companies and ultimately provide value for our shareholders.

Our executive management team and the team of our Manager have a proven track record of identification and management of businesses. Their breadth of knowledge of capital markets allows us to identify companies and strategic assets with attractive value propositions, to structure ownership interests to maximize the value of our active engagement in the operation of those companies, and to create value and ultimately return the value created to shareholders.

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Implementing this approach of generating shareholder value through our active involvement with our acquired companies, over the last eight years, Mr. Foley and our executive management team have created approximately $3.2 billion in realized value for Cannae and its predecessor’s shareholders as summarized in the following table.

Cannae Significant Monetization and Value Creation Milestones (in millions)

Initial Acquisition	Disposition Timing	Company[1]	Disposition Method	Cash or Other Value Received at Disposition ($)	Original Investment – Cost ($)	Realized Value in Excess (Deficit) of Cost ($)

November 2007	Nov. 2018 - Mar. 2024	Dayforce[2]	Partial Sale	2,359.6	533.0	1,826.6

June 2020	Sept. 2022 - Dec. 2023	Paysafe	Partial Sale	45.6	391.6	(346.0)

March 2020	September 2022	Amerilife	Partial Sale	242.5	90.3	152.2

February 2019	June 2021 - March 2024	Dun & Bradstreet	Partial Sale	437.8	465.8	(28.0)

September 2020	February 2022	Optimal Blue[3]	Sale	578.0	289.0	289.0

December 2019	Oct. 2020 - Feb. 2021	CoreLogic	Sale	481.7	292.1	189.6

December 2012	June 2017	One Digital	Sale	560.0	101.0	459.0

November 2007	2015 - 2016	Comdata / Fleetcor	Sale	386.5[4]	—	386.5

September 2012	September 2015	J. Alexander’s	Spin-off to shareholders	128.0[5]	79.0	49.0

December 2007	January 2015	Remy	Spin-off to shareholders	332.0[6]	83.8	248.2

Various	Various	Other[7]	Various	312.4	316.4	(4.0)

Total				5,864.1		3,222.1

1.	Refer to Cannae’s Annual Reports on Form 10-K covering the periods indicated for further information on each acquisition and subsequent value realization.

2.

Cost for Dayforce represents gross initial cost without factoring in historical distributions of Lifeworks Corporation Ltd. (Lifeworks) and FleetCor Technologies (Fleetcor). Lifeworks and FleetCor were acquired as distributions through our ownership of in Dayforce with no additional cash outlay by the Company.

3.	Black Knight acquired Cannae’s 20% interest in Optimal Blue for $144.5 million in cash and 21.8 million shares of DNB stock on February 15, 2022.

4.	Represents Cannae and its predecessor’s cash proceeds from Dayforce’s sale of Comdata Inc. (Comdata) to FleetCor and subsequent sales of FleetCor stock.

5.	Based on $9.73 closing price per J. Alexander’s Holdings, Inc. share at spin-off on September 29, 2015.

6.	Based on $19.98 closing price per Remy International, Inc. (Remy) share at spin-off on January 2, 2015. Remy was later acquired by BorgWarner Inc. on November 10, 2015 for $29.50 per share.

7.	Primarily attributable to Lifeworks sale in 201Triple Tree and Colt in 2021, and distributions from CSI in 2023

The following is a summary of the significant current year monetization events.

Dayforce. On November 9, 2007, FNF as Cannae’s predecessor, along with a partner, acquired Dayforce (formerly known as Ceridian HCM Holdings, Inc.) in a transaction valued at $5.3 billion.

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Cannae’s predecessor contributed $527 million of the total $1.6 billion equity funding for the acquisition. Over the next ten plus years, largely through Mr. Foley’s significant investments of time and efforts on behalf of Cannae and its predecessors and as a long-term director of Dayforce, Dayforce was transformed from a legacy mainframe business model to a modern cloud-based software-as-a-service business model. This hard work was rewarded on April 30, 2018, when Dayforce closed an initial public offering (IPO) of its common stock. Based on the three-day volume weighted average of Dayforce’s post-IPO closing stock prices of $29.90, our approximately 37 million share interest in Dayforce was worth approximately $1.1 billion at the time of the IPO, representing an increase in the value of our Dayforce interest of approximately $670.5 million (excluding gains related to certain Dayforce shares acquired through a private placement).

We retained the majority of our interest in Dayforce immediately following its IPO, and the value of our interest has increased substantially since the IPO, and as previously discussed, from 2018 through 2023 we have completed several secondary public offerings and sales of Dayforce shares.

During the year ended December 31, 2023, we completed the Dayforce Share Sales. See “General Information About the Company – Significant Transactions.” In connection with the Dayforce Share Sales, we received aggregate proceeds of $144.7 million. Subsequent to December 31, 2023, we have completed the sale of an additional 2.5 million shares of Dayforce for proceeds of $177.1 million.

Paysafe. During the year ended December 31, 2023, we sold 1.6 million shares of Paysafe for proceeds of $18.5 million and generating tax savings on the sale. Subsequent to December 31, 2023, we purchased 1.6 million Paysafe shares for $23.4 million. Following the purchases, Cannae now owns a 5.5% interest in Paysafe.

CSI. On December 28, 2023, we received a distribution of $36.8 million from BGPT Catalyst, LP (CSI LP), the entity through which we own our interest in CSI. The distribution resulted from CSI LP’s sale of a portion of CSI to a third party. Following the transaction, Cannae owns a 6.5% indirect interest in CSI.

OUR COMPENSATION PROGRAMS ARE DRIVEN BY OUR BUSINESS OBJECTIVES

Our compensation committee believes in a pay-for-performance compensation model that rewards our executives for the value created at our companies and returned to shareholders and incentivizes them to continue to seek to identify companies and strategic assets with attractive value propositions and structure and to operate businesses to maximize their value. At the same time, our compensation committee believes it is important to disincentivize our executives from taking unnecessary risks. The compensation committee believes that our compensation programs are structured to foster these goals. Our compensation committee takes great care to develop and refine an executive compensation program that recognizes its stewardship responsibility to our shareholders while ensuring that our talent supports a culture of growth, innovation and performance without taking undue risk.

For 2023, our executive compensation approach was designed with the following goals:

•

Sound Program Design. We designed our compensation programs to fit with our company, our strategy and our culture. In light of our business model, and the unpredictable and often extended periods over which we hold our businesses, traditional annual cash incentives tied to

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financial performance metrics and performance-based vesting provisions in equity incentive awards with fixed, one to three-year performance periods would generally not provide the incentives needed to achieve our business objectives and maximize returns to our shareholders. We aim to deliver a sound compensation program, reflecting our business model and goal of achieving superior financial performance and maximizing the value of our businesses.

•

Pay for Performance. Our Investment Success Incentive Program (ISIP) is designed to help us maximize our return on our investment in Dayforce by aligning our named executive officers’ long-term incentive compensation with the returns related to Dayforce that inure to the benefits of our shareholders. As discussed below in “The Investment Success Incentive Program” section, in connection with the Externalization, our compensation committee made certain adjustments to the ISIP.

•	Competitiveness. Total compensation is intended to be competitive in order to attract, motivate and retain highly qualified and effective executives who can build shareholder value over the long-term.

•	Shareholder Alignment and Risk Assumption. We place a strong emphasis on delivering long- term results for our shareholders and discourage excessive risk-taking by our executive officers.

We believe it is important to deliver strong results for our shareholders, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

2023 PERFORMANCE-BASED PAYMENTS

In 2023, Cannae achieved significant liquidity events relating to Dayforce that resulted in aggregate cash proceeds of $144.7 million and represents realized value in excess of the cost of the portion, for ISIP purposes, of our investment sold of approximately $85.6 million. Consistent with our pay-for-performance compensation philosophy and pursuant to our ISIP, we made cash payments under the ISIP to our named executive officer Mr. Ducommun and to Mr. Foley equal to an aggregate of 10% of the increase in value of the monetized portion of our Dayforce holdings over such portions value at the time of Dayforce’s IPO. Our other named executive officers joined the Company after the Company’s realization of the benefits of the increase in value of investment in Dayforce and did not participate in the ISIP program. Our former parent company, FNF, held an interest in Dayforce since 2007 without any payments made to Mr. Foley or our executive officers during the course of the investment until subsequent to Dayforce’s IPO in April 2018. Our compensation committee believes it is important to make these payments to Mr. Ducommun and Mr. Foley in recognition of their significant investments of time and efforts, particularly as employees of FNF (prior to the Company’s split-off from FNF in 2017) and Cannae and, in Mr. Foley’s case, as a director of and advisor to Dayforce over more than ten years culminating in the Dayforce IPO and transformation of Dayforce into a successful public company. We believe this approach to compensating our executives and Mr. Foley, who were involved in and impacted the Dayforce transformation, encourages our executives and Mr. Foley to continue to take a long-term view of their roles in managing our companies in order to maximize value for our shareholders. We believe that the preservation of our original interest and the superior gains recognized in the Dayforce IPO and subsequent partial sales would not have occurred but for the strategic vision, leadership and the investment of time and effort by our management team and Mr. Foley in particular. See “Director Compensation” for additional information on Mr. Foley’s contribution to the success of Dayforce and the rationale behind his participation in the ISIP, and see the section titled “The Investment Success Incentive Program” for further discussion of the ISIP.

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As a part of our externalized management, we established the Manager Incentive Program with respect to Cannae’s businesses (other than Dayforce, which is covered by the ISIP). The MIP provides for carried interest payments to our Manager which include a hurdle rate (threshold) and a high-water mark. In 2023, our named executive officers Messrs. Massey, Caswell, Ducommun and Coy and our Chairman Mr. Foley each had an interest in the Management Fee and MIP payments paid to the Manager for the period in which they held positions as members and equity holders of the Manager; however, the Manager is not obligated to pay any portion of such fees to any of our named executive officers for their services to Cannae or otherwise. Mr. Coy and Mr. Ducommun resigned from their roles at the Manager effective February 2023. Mr. Massey resigned from his role at the Manger in February 2024.

COMPENSATION BEST PRACTICES

We take a proactive approach to compensation governance. Our compensation committee regularly reviews our compensation programs and makes adjustments that are believed to be in the best interests of our company and our shareholders. As part of this process, we review compensation trends and consider current best practices, and have designed our compensation programs, all with the goal of continually improving our approach to executive compensation.

THINGS WE DO	THINGS WE DON’T DO

Retain an independent compensation consultant that reports solely to our compensation committee and does not provide our compensation committee services other than executive compensation consulting	Have supermajority voting provisions in our Certificate of Incorporation

Maintain robust stock ownership requirements	Provide tax gross ups or reimbursement of taxes

Maintain a clawback policy for incentive-based compensation, in compliance with NYSE listing standards	Have liberal change in control definitions

Limit perquisites	Provide our executives with modified single- trigger severance arrangements – which provide severance upon a voluntary termination of employment following a change in control

Undertake an annual review of compensation risk	Allow hedging and pledging transactions by our employees, executives or directors as applicable involving our securities without approval by the board

Require that any dividends or dividend equivalents on equity awards are subject to the same underlying vesting requirements applicable to the awards – that is, no payment of dividends or dividend equivalents are made unless and until the award vests

Have transparent executive compensation disclosures in our annual proxy statements

A policy that annual grants of restricted stock will utilize a vesting schedule of not less than three- years

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2023 SHAREHOLDER ENGAGEMENT AND RESPONSE

At our 2023 annual meeting of shareholders, we held a non-binding advisory vote, also called the Say-on-Pay Vote, on the compensation of our named executive officers as disclosed in the 2023 proxy statement. A majority of our shareholders approved our Say-on-Pay Proposal, with 94.6% of the votes cast in favor of the proposal. We regularly engage with our top shareholders to communicate with them our strategy, governance and executive compensation. We also review written comments from proxy advisory firms, advice from our independent compensation consultant and other consultants, and consider market practices at peer companies.

We are committed to hearing and responding to the views of our shareholders. We regularly reach out to our top shareholders other than index funds and we hold meetings with our investors who express an interest in engaging with us where we discuss a variety of topics, including our corporate governance and executive compensation matters. We report on and discuss our investor meetings with our Board or Board committees, as applicable.

We also engaged with numerous shareholders on various actions we took in 2023 and early 2024 including the items noted in “Significant Events and Transactions”. Our Board values the input of our shareholders and considers our shareholders’ feedback as a regular part of board discussions.

OVERVIEW OF OUR

COMPENSATION PROGRAMS

PRINCIPAL COMPONENTS OF COMPENSATION

We link a significant portion of our named executive officer’s total compensation to the performance of our investments and our common stock. The following chart illustrates the principal elements of the named executive officer compensation program paid by Cannae in 2023:

Category of Compensation	Type of Compensation	Purpose of the Compensation

Cash Compensation	Salary	For our executives who receive a base salary, it is intended to provide a level of assured, regularly paid, cash compensation.

Business Specific Incentives (limited to Dayforce)	Investment Success Incentive Program (ISIP)	Our compensation program is focused on the performance of our businesses. The purpose of the program is to retain and incentivize executives to identify and execute on monetization and liquidity opportunities that will maximize returns on our holdings of Dayforce.

Long-term Equity Incentives	Time-based Restricted Stock	Time-based restricted stock helps to tie our named executive officers’ long-term financial interests to the long-term financial interests of our shareholders, as well as to retain key executives through a three-year vesting period and maintain a market competitive position for total compensation.

Our compensation committee determines the appropriate value of each component of our executives’ compensation after considering each named executive officer’s level of responsibility, the individual skills, experience and potential contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term value. Beginning in September 2019, we limited the ISIP to only Dayforce and we transitioned to an externally managed structure.

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In 2023, our named executive officers Messrs. Massey, Caswell, Ducommun and Coy, and our Chairman Mr. Foley, as members and equity holders of the Manager, had an interest in the Management Fees and the MIP payments paid to the Manager for the period in which they held their roles at the Manager. Messrs. Ducommun and Coy resigned from their positions with the Manager effective February 2023. As a part of our externalized management, we established the MIP with respect to Cannae’s businesses (other than Dayforce, which is covered by the ISIP). The MIP provides for carried interest payments to our Manager which include a hurdle rate (threshold) and a high-water mark. See sections titled “Executive Compensation Paid by Our Manager” and “Manager Incentive Program.”

ALLOCATION OF TOTAL COMPENSATION FOR 2023

Mr. Massey received $1 as compensation from Cannae in 2023 and does not participate in the ISIP. The following table shows the average allocation of 2023 Total Compensation reported in the Summary Compensation Table paid by Cannae among the components of our compensation programs for Messrs. Caswell, Sadowski, Coy, Curley and Ducommun:

	Salary	Investment Success Incentive Program (ISIP)	Equity Awards	Other Compensation	Total Compensation From Cannae	Performance- Based Compensation

Ryan R. Caswell	7%	—%	93%	—%	100%	93%

Peter T. Sadowski	5%	—%	95%	—%	100%	95%

Bryan D. Coy	37%	—%	62%	1%	100%	62%

Charles R. Curley Jr.	54%	—%	42%	4%	100%	42%

David W. Ducommun	—%	100%	—%	—%	100%	100%

Our compensation committee believes a significant portion of an executive officer’s compensation should be allocated to compensation that effectively aligns the interests of our executives with the long-term interests of our shareholders.

EXECUTIVE COMPENSATION PAID BY OUR MANAGER IN 2023

The total Management Fee earned by our Manager for 2023 was $37.7 million. In addition, as discussed above, as a part of our externalized management, we established the MIP with respect to Cannae’s businesses (other than Dayforce, which is covered by the ISIP). The MIP provides for carried interest payments to our Manager which include a hurdle rate (threshold) and a high-water mark. During 2023, $0.4 million was paid to the Manager pursuant to the MIP. As discussed above, in 2023, our named executive officers Messrs. Massey, Caswell, Ducommun and Coy, and our Chairman Mr. Foley were members and equity holders of the Manager and each of them had an interest in the fees paid to the Manager through the Management Fee and the MIP and received cash distributions from our Manager periodically at its discretion for the period in which they held positions at the Manager. Messrs. Coy and Ducommun and resigned from their roles at the Manager effective February 2023. Messrs. Sadowski and Curley are not members of the Manager.

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Our Manager is not obligated to pay or allocate any portion of the Management Fee or MIP payments to any of our named executive officers for their services to Cannae or otherwise. The Management Services Agreement does not require any of our named executive officers to dedicate a specific amount of time to fulfilling our Manager’s obligations to us under the Management Services Agreement and does not require a specified amount or percentage of the fees paid to the Manager to be allocated to our named executive officers. Although certain of our executive officers are members and equity holders of the Manager and have an interest in the fees paid to the Manager through the Management Fee and the MIP and may receive cash distributions from our Manager periodically at its discretion, our Manager does not compensate any of such named executive officers specifically for their services to Cannae, and these individuals also provide other services to the Manager. The amount of distributions by the Manager to our named executive officers who have an interest in the Manager is derived by the Manager and is not within our control.

Compensation Information from Our Manager; Fixed and Variable Compensation. Our Manager has provided us with certain information to help to put into context the amounts paid or distributed to our named executive officers, as applicable, in 2023 by our Manager in relation to the Management Fee and the MIP.

Our Manager estimates the total amount paid or distributed to our named executive officers who are members of the Manager that was reasonably associated with their support of Cannae was $28.7 million in the aggregate and represented 75% of the aggregate of the Management Fee and MIP paid or payable by us to our Manager in 2023. Of the total compensation paid to such named executive officers by our Manager in 2023 that was reasonably associated with their support of Cannae, 100% was variable or incentive pay. Metrics used to measure performance under the MIP are described below under “Manager Incentive Program.” As discussed above under “2023 Performance-Based Payment,” our Manager does not manage the Dayforce investment and the MIP does not include Dayforce, which is covered by the ISIP.

ANALYSIS OF COMPENSATION COMPONENTS

BASE SALARY

Base salaries reflect the fixed component of the compensation for a named executive officer’s ongoing contribution to the operating performance of our companies and his area of responsibility. For our named executive officers who receive base salaries, the salaries are intended to provide them with a level of assured, regularly paid cash compensation. Our compensation committee reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by our compensation consultant, Mercer, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

For 2023, our named executive officers received the following base salaries: Mr. Massey $1; Mr. Caswell $224,588, Mr. Ducommun $0; Mr. Coy $628,846; Mr. Sadowski $30,000 and Mr. Curley $450,000. In 2022 and 2021, Mr. Coy received most of his compensation from the Manager and received a nominal base salary from Cannae. In 2023, Mr. Coy resigned from the

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Manager and he began receiving all of his compensation directly from the Company. Accordingly, Mr. Coy’s salary was increased in February 2023 to a fair market base salary customary for his role and responsibilities.

THE INVESTMENT SUCCESS INCENTIVE PROGRAM

The Cannae Investment Success Incentive Program (ISIP) is a performance-based cash incentive program designed to drive extraordinary performance by aligning a portion of management’s compensation with the success of Dayforce. Mr. Ducommun and our Chairman Mr. Foley participate in our ISIP. Under the program, which was established in 2018 to reward their contributions to the success of, and continued support to, the management of Dayforce, amounts are earned upon liquidity events associated with our holdings of Dayforce, which may include events such as an IPO of the company’s shares, sales of the company’s securities or assets, recapitalizations in connection with which extraordinary dividends exceeding Cannae’s investment are returned, and other transactions or events in connection with which return on the investment can be objectively determined. For awards under this program, return is determined relative to the value of our investment in Dayforce at the time of its IPO in 2018, which was $1.1 billion and to which Messrs. Ducommun and Foley contributed and continue to support. If the amount of cash or value of property received in the liquidity event is determined to constitute a positive return on our investment, 10% of any incremental value is contributed to an incentive pool and payments are made to participants based on their allocated percentages of the pool. The allocation of the final incentive pool amount to each participant will be determined by the compensation committee at the time of payment of any award paid under the program. The compensation committee may exercise discretion to payout awards under the ISIP, including to make pay outs in cash or stock of Cannae, or a combination of both, and has the right to apply negative discretion to reduce or eliminate a participant’s payment under the ISIP. To be entitled to receive a payment under the program, participants must remain employed by or be serving on the board of directors of Cannae or a subsidiary through the date of payment. In setting the value of our interest in Dayforce for purposes of the program, the compensation committee used the post-IPO value of our Dayforce interest to ensure that any payments under the ISIP would only be paid with respect to new gains on that interest.

All amounts payable under the ISIP are subject to our clawback policy, which is described below. The ISIP gives our compensation committee discretion to reduce or eliminate amounts that otherwise would be earned under the program’s incentive formula.

The Cannae ISIP only includes returns relating to our investment in Dayforce. Messrs. Massey, Caswell, Coy, Sadowski and Curley do not participate in the ISIP.

DAYFORCE SHARE SALES

In 2023, we completed the Dayforce Share Sales resulting in proceeds of $144.7 million. For purposes of the ISIP, the Dayforce Share Sales resulted in an aggregate post-IPO return on our investment of $85.6 million. Of this amount, 10%, or $8.6 million, was allocated to the incentive pool and payments were made to participants based on their allocated percentages of the pool. Mr. Ducommun, our only named executive officer participating in the ISIP was allocated 4.56% of the incentive pool. Messrs. Massey, Caswell, Sadowski, Coy and Curley do not participate in the ISIP. Mr. Foley, our Chairman, is also a participant in the ISIP (as limited to Dayforce) with 72.39%

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allocated from the incentive pool for the Dayforce Share Sales. See “Director Compensation” below for a discussion of payments made to Mr. Foley.

The following table shows the payments made to our named executive officers in connection with the Dayforce Share Sales.

Name	Percentage of Pool for Dayforce Share Sales	Total Value of Incentive Paid

David W. Ducommun	4.56%	$389,833

MANAGER INCENTIVE PROGRAM

Carried interest payments made to our Manager pursuant to the terms of the Operating Agreement include a hurdle rate of 8% of IRR and a high-water mark. So long as Cannae LLC’s profits with respect to a liquidity event (sale or other disposition) involving a business (as defined in the Operating Agreement) exceed an annualized hurdle rate (threshold) of 8%, Cannae LLC pays carried interest with respect to such business to the Manager. Generally, where such hurdle is satisfied, carried interest is paid to the Manager in an amount equal to: 15% of the profits on such monetization event (calculated as the proceeds received on the underlying business less allocable management fees (as defined in the Operating Agreement) and the cost of such business) for returns between 1.0x and 2.0x the cost of such business (plus allocable management fees), and 20% of the profits on such business for returns exceeding 2.0x the cost of such investment (plus allocable management fees). However, to the extent that, as of the liquidity event, the value of the businesses under the MIP are collectively less than the aggregate cost of such businesses, then the Manager’s carried interest entitlement is correspondingly reduced until such time that our businesses have recovered in value (i.e., maximum). In 2023, our named executive officers Messrs. Massey, Caswell, Ducommun and Coy and our Chairman Mr. Foley were members of our Manager for all or a portion of the year and received cash distributions from our Manager periodically at its discretion. In 2023, approximately $0.4 million was paid to our Manager as carried interest payments under the MIP. See section “Executive Compensation Paid By Our Manager in 2023” for further description of the compensation paid to our named executive officers, as applicable, by our Manager. The amount of distributions by the Manager to our named executive officers who have an interest in the Manager is derived by the Manager and is not within our control.

LONG-TERM EQUITY INCENTIVES

Time-based Restricted Stock. In connection with the externalization of our management in 2019, prior to 2023 the Company generally did not grant long-term equity incentive awards to our named executive officers who received compensation from the Manager. In 2023, we granted time-based restricted stock to certain of our named executive officers that vest over a three-year period. Messrs. Sadowski, Coy and Curley are not members of the Manager and receive their compensation from the Company. Mr. Caswell was granted a long-term equity incentive award in 2023 because he was promoted to President during the year in recognition of his significant contributions to the Company, and the Board determined a grant of restricted stock with time-based vesting conditions was important to provide Mr. Caswell with additional retention incentive, recognize his expanded responsibilities, and further align his compensation with the interests of the Company’s shareholders.

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We do not attempt to time the granting of awards to any internal or external events. Our general practice has been for our compensation committee to grant equity awards to directors and employees during the fourth or first quarter of each year. We also may grant awards in connection with significant new hires, promotions or changes in duties.

Our compensation committee’s determinations are not formulaic; rather, in the context of competitive market compensation data and our stated pay philosophy, our compensation committee determines the share amounts on a subjective basis in its discretion and award amounts may differ among individual executive officers in any given year.

The restricted stock awards granted in 2023 vest over three years so long as the executive remains employed by the Company. We considered including performance metrics as vesting conditions, however as a holding company with a focus on the strength of our balance sheet and the individual operations of our various consolidated and unconsolidated businesses, we determined there were no clear metrics that align with the unique structure of the Company. We believe time-based restricted stock provides strong alignment between our executives and shareholders as it aligns the value of our named executive officers’ compensation with shareholder return and provides strong incentive to retain key executives.

BENEFIT PLANS

401(k) Plan. We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to statutory limits, which were generally $22,500 in 2023.

Other. Cannae provides compensation and broad-based retirement and health and welfare benefit plans in which our named executive officers and other executives and employees were entitled to participate in 2023. We did not provide pensions, deferred compensation plans, supplemental executive retirement plans or other employee benefits to our named executive officers in 2023.

EMPLOYMENT AGREEMENTS

None of our named executive officers were party to employment agreements in 2023. In February 2024, we entered into employment agreements with Mr. Foley and Mr. Caswell, which are described in our Form 10-K filed with the SEC on February 29, 2024. Mr. Foley’s employment agreement provides that beginning February 26, 2024 he receives a minimum annual base salary of $1.0 million and on February 28, 2024 he received a time-based equity incentive of award in the form of one million restricted stock units which will vest as follows: 400,000 units on July 2, 2024, 400,000 units on July 2, 2025 and 200,000 units on July 2, 2026 (the 2024 Award).

The 2024 Award was made in conjunction with the termination of the Management Services Agreement with our Manager and the appointment of Mr. Foley as the new Chief Executive Officer and Chief Investment Officer in February 2024. The compensation committee considered the significant value Mr. Foley provides to Cannae and the significant expected savings to Cannae from the reduced fees under the Terminal MSA in determining the size of the 2024 Award. Cannae expects that the changes resulting from the Terminal MSA and the 2024 Award will be marginally accretive to the Company’s Net Asset Value Per Share upon the effective date of July 2, 2024.

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Furthermore, the compensation committee determined that a grant of restricted stock units with a three-year time-based service requirement was important to incentivize the retention of Mr. Foley considering the transition of our former Chief Executive Officer, Mr. Massey. The compensation committee considered whether to include performance vesting conditions in the 2024 Award, however, as a holding company with a focus on the strength of our balance sheet and the individual operations of our various consolidated and unconsolidated businesses, it determined there were no clear metrics that align with the unique structure of the Company.

See further discussion of the importance of Mr. Foley to the Company under the headers “The Impact of William P. Foley, II” beginning on page 2 and “Board Leadership Structure” beginning on page 21.

ROLE OF COMPENSATION COMMITTEE, COMPENSATION CONSULTANT AND EXECUTIVE OFFICERS

Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering our omnibus incentive plan and the Cannae ISIP and approving individual grants and awards under those plans for our executive officers.

Beginning in November 2017, our compensation committee engaged Mercer, an independent compensation consultant, to conduct a review of our compensation programs for our named executive officers and other key executives and our board. Mercer was selected, and its fees and terms of engagement were approved, by our compensation committee. Mercer reported directly to the compensation committee, received compensation only for services related to executive compensation issues and neither it nor any affiliated company provided any other services to us. On February 17, 2023, the compensation committee reviewed the independence of Mercer in accordance with the rules of the NYSE regarding the independence of consultants to the compensation committee and affirmed Mercer’s independence and that no conflicts of interest existed. Mercer also assists our compensation committee in its annual review of a compensation risk assessment.

The Chairman of our compensation committee and our Chief Executive Officer participated in the 2023 executive compensation process by making recommendations with respect to our named executive officers’ base salaries, equity-based incentive compensation awards, and allocations of the Dayforce ISIP award pool. In addition, Mr. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, coordinated with our compensation committee members and Mercer in preparing the committee’s meeting agendas and, at the direction of the committee, assisted Mercer in gathering our financial information and information on our executives’ existing compensation arrangements for inclusion in Mercer’s reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

While our compensation committee carefully considers the information provided by, and the recommendations of Mercer and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any compensation recommendations.

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ESTABLISHING EXECUTIVE COMPENSATION LEVELS

We operate in a highly competitive industry and compete with our peers and in other talent markets to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term value, motivate our executives to perform at a high level and reward outstanding achievement, our executives’ compensation levels are set at levels that our compensation committee believes to be competitive in our market.

Our compensation committee considered a number of important qualitative and quantitative factors in setting executive compensation including:

•	The named executive officer’s experience, knowledge, skills, level of responsibility and potential to influence company performance;

•	The business environment and our business objectives and strategy;

•

The named executive officer’s ability to impact the Company’s achievement of the goals for which the compensation program was designed, including achieving the Company’s long- term financial goals and increasing shareholder value;

•	Marketplace compensation levels and practices; and

•	Other corporate governance and regulatory factors related to executive compensation, including discouraging our named executive officers from taking unnecessary risks.

Our compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess and approve compensation for our named executive officers.

To assist our compensation committee, Mercer conducts marketplace reviews of the compensation we pay to our executive officers. It gathers marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, pay mix and other key statistics. The marketplace review is also instructive to our use of an external manager. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all of the factors described above.

For 2023, Mercer assessed companies of similar size and industry focus to Cannae and did not recommend any changes to Cannae’s peer group from the peer group used for their assessment in 2022. The peer group consisting of similarly sized companies was based on a total asset range of 0.8 to 2.4 times the 2022 total assets for Cannae (which at the time was estimated to be approximately $3.2 billion).

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Data disclosed by those peer companies is helpful to the compensation committee when reviewing our executive compensation. The 2023 Cannae peer groups consisted of:

Sixth Street Specialty Lending Corporation	Bain Capital Specialty Finance, Inc.

Compass Diversified Holdings	Golub Capital BDC, Inc.

New Mountain Finance Corporation	Prospect Capital Corporation

Midcap Financial Investment Corporation

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

OUR NAMED EXECUTIVE OFFICERS HAVE SIGNIFICANT OWNERSHIP STAKES

Our named executive officers and our Board maintain significant long-term investments in our company. Collectively, as reported in the table “Security Ownership of Management and Directors,” they beneficially own an aggregate of 6,979,247 shares of our common stock, which in total is equal to 10.9% of our outstanding shares as of April 22, 2024 entitled to vote. The fact that our executives and directors hold such a large investment in our shares is part of our company culture and our director compensation philosophy. Management’s sizeable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

We maintain formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our Board. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our shareholders.

The guidelines call for the executive to reach the ownership multiple within five years. Shares of restricted stock count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregated Value

Chairman	7 x annual cash retainer

CEO	3 x base salary

Officers	2 x base salary

Members of the Board	5 x annual cash retainer

Each of our named executive officers (except for Mr. Curley) and our non-employee directors (except for Messrs. Ammerman, Aung, Linehan, Moullet and Stallings) meets or significantly exceeds these stock ownership guidelines. Pursuant to our stock ownership guidelines, these executives and officers have five years from their appointment to meet the ownership level listed above. Mr. Curley was appointed as an executive officer in March 2023. Messrs. Ammerman, Aung, Moullet and Linehan were appointed as directors in February 2024, February 2021, February 2021 and September 2019, respectively. The Company did not grant equity awards

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to its directors in 2023 due to blackout restrictions in place at the time we would typically make such awards during the fourth quarter. We expect Mr. Stallings to meet our recommended stock ownership guidelines in 2024 following our annual director restricted stock award.

Our Chairman Mr. Foley holds shares equal to 7.6% of our common stock as of April 22, 2024. Mr. Massey, who served as our CEO in 2023, received only $1 in base salary compensation, but owns 274,367 shares, or 0.4%, of our common stock as of April 22, 2024. The ownership levels are shown in the “Security Ownership of Management and Directors” table on page 110.

HEDGING AND PLEDGING POLICY

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from taking any of the following actions without obtaining approval from our board of directors: engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding Company securities in margin accounts or pledging them as collateral for loans.

CLAWBACK POLICY

Our compensation committee has maintained a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. In October 2023 we adopted a new clawback policy to comply with the NYSE listing rules regarding recoupment of incentive compensation which became effective in 2023. The new policy updates the requirement to recover incentive-based compensation to clarify that (i) a material noncompliance with financial reporting requirements includes any required accounting restatement to correct an error in previously issued financial statements (excluding restatements resulting from a change in accounting rules) and (ii) incentive-based compensation includes any compensation granted, earned or vested which is based solely or in part upon the attainment of a financial reporting measure, stock price or total shareholder return. No clawbacks were made in 2023.

TAX AND ACCOUNTING CONSIDERATIONS

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. While our compensation committee considers the deductibility of compensation as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

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Our compensation committee also considers the accounting impact when structuring and approving awards. We account for share-based payments in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share-based payments under GAAP.

2023 SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

At our 2023 annual meeting of shareholders, we held a non-binding advisory vote, also called the Say-on-Pay Vote, on the compensation of our named executive officers as disclosed in the 2022 proxy statement. A majority of our shareholders approved our Say-on-Pay Proposal, with 94.6% of the votes cast in favor of the proposal. The compensation committee considered these results, as well as the feedback we received from investors prior to and following our 2023 annual meeting.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Hugh R. Harris (Chairman)

Erika Meinhardt

Barry B. Moullet (until February 2024)

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EXECUTIVE

COMPENSATION

The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for the three years ended December 31, 2023, as well as Mr. Ducommun who served as our principal executive officer until February 1, 2023 (together, our named executive officers). All incentive payments were made by Cannae under the Cannae ISIP.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	All Other Compensation ($)[3]	Total ($)

Richard N. Massey, Chief Executive Officer and Director	2023	1	—	—	—	—	1
	2022	1	—	—	—	—	1
	2021	1	—	—	—	—	1

Ryan R. Caswell, President	2023	224,588	—	2,999,992	—	8,984	3,233,564

Bryan D. Coy, Chief Financial Officer	2023	628,846	—	1,050,003	—	13,200	1,692,050
	2022	175,001	—	—	—	7,000	182,001
	2021	350,000	—	—	—	—	350,000

Peter T. Sadowski, Executive Vice President and Chief Legal Officer	2023	30,000	—	602,400	—	1,200	633,600

Charles R. Curley, Jr., Executive Vice President and General Counsel[4]	2023	450,000	—	349,608	—	34,200	833,808

David W. Ducommun, President and Executive Vice President of Corporate Finance (until February 1, 2023)	2023	—	—	—	389,833	—	389,833
	2022	1	—	—	762,748	—	762,749
	2021	741,346	—	—	1,286,768	—	2,028,114

1.	Represents the grant date fair value of time-based restricted stock awards granted to named executive officers, computed in accordance with ASC Topic 718, excluding forfeiture assumptions.

2.	Reflects payouts pursuant to the Dayforce Share Sales under the ISIP.

3.	All Other Compensation primarily represents matching contributions under our 401(k) plan. Mr. Curley’s other compensation also includes a $21,000 moving expense stipend paid in 2023.

4.	Mr. Curley served in this position until March 15, 2024 when he left the Company to pursue other opportunities.

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GRANTS OF PLAN-BASED AWARDS

The following tables set forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2023. One-third (1/3) of the awards vest on each of the first three anniversaries of the date of grant.

GRANTS OF PLAN-BASED EQUITY AWARDS

Name	Number of Shares of Stock (#)	Grant-Date Fair Value ($)

Ryan R. Caswell	149,402	2,999,992

Bryan D. Coy	52,291	1,050,003

Peter T. Sadowski	30,000	602,400

Charles R. Curley, Jr.	17,533	349,608

The Company did not award any performance-based equity awards or stock options to its named executive officers in the fiscal year ended December 31, 2023.

As described in the “Compensation Discussion and Analysis” above, the ISIP does not include target, threshold, or maximum amounts for participating executives. Incentive amounts under the ISIP program are earned upon liquidity events related to Dayforce. If the amount of cash or value of property received or receivable in a liquidity event is determined to constitute a positive return on our investment, 10% of any incremental value is contributed to an incentive pool and payments are made to participants based on their allocated percentages of the pool, as determined by, and subject to the negative discretion of, our compensation committee. For a description of the formula used to determine the amounts payable under the ISIP awards, please see the discussion of the ISIP above.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2023.

OUTSTANDING RESTRICTED STOCK AWARDS AT FISCAL YEAR-END

Name	Grant Date	Number of Shares That Have Not Vested (#)[1]	Market Value of Shares That Have Not Vested ($)[2]

Ryan R. Caswell	3/15/2023	149,402	2,914,833

Bryan D. Coy	3/15/2023	52,291	1,020,197

Peter T. Sadowski	3/15/2023	30,000	585,300

	2/22/2022	20,000	390,200

Charles R. Curley, Jr.	9/12/2023	17,533	342,069

	9/12/2022	19,437	379,216

1.	One-third (1/3) of the award vests on each of the first three anniversaries of the date of grant.

2.	Market value is based on the December 29, 2023 closing price for our common stock of $19.51 per share.

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STOCK VESTED

The following table sets forth information concerning each vesting of restricted stock during the fiscal year ended December 31, 2023 for each of the named executive officers on an aggregated basis:

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Peter T. Sadowski	10,000	224,000

Charles R. Curley, Jr.	9,718	193,777

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we discuss the nature and estimated value of payments we would provide to our named executive officers in the event of termination of employment or a change in control if one had occurred during 2023. The amounts described in this section reflect amounts that would have been payable under our plans if termination had occurred on December 31, 2023. None of our named executive officers had employment agreements during 2023. Therefore, none of the named executive officers would have been entitled to severance or enhanced payments or benefits if a termination of employment had occurred on December 31, 2023.

We describe the estimated payments that would have been provided to our named executive officers upon a change in control without a termination of employment. We also describe the estimated payments that would have been provided to our named executive officers upon a termination of employment due to disability or death. We do not provide our named executive officers with severance or enhanced payments upon a voluntary termination by the executive, with or without good reason, or a termination by us either for cause or not for cause. All amounts below assume that the termination of employment occurred on December 31, 2023.

Upon a termination of employment, the named executive officers would be entitled to accrued vacation. In accordance with SEC rules, we have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

POTENTIAL PAYMENTS UNDER OUR OMNIBUS INCENTIVE PLAN

Our omnibus incentive plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under our omnibus incentive plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

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For purposes of our omnibus incentive plan, the term “change in control” is defined as the occurrence of any of the following events:

•	An acquisition by an individual, entity or group of 50% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

•	During any period of two consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,

•

A reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	Our shareholders approve a plan or proposal for our liquidation or dissolution.

ESTIMATED EQUITY PAYMENTS UPON CHANGE IN CONTROL, DEATH OR DISABILITY

The table below includes the estimated values of the Cannae restricted stock awards held by our named executive officers that would vest upon a change of control or the death or disability of the executive, in each case assuming such event occurred on December 31, 2023. None of our executives’ restricted stock awards would have vested in the event of their termination for any reason other than death, disability or change in control. The amounts below were determined based upon the number of unvested shares of restricted stock held by each executive as of December 31, 2023 (as set forth in the Outstanding Equity Awards at Fiscal Year End table above), multiplied by $19.51 per share, which was the closing price of our common stock on December 29, 2023, the last trading day of the year. Messrs. Massey and Ducommun do not have any unvested equity awards and would not receive any payments upon termination. None of our named executive officers held any unvested stock options as of December 31, 2023.

Reason for Payment	Caswell	Coy	Sadowski	Curley

Death or Disability	$809,676	$283,388	$341,425	$101,210

Change in Control	$2,914,833	$1,020,197	$975,500	$721,285

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2023, the compensation committee was composed of Barry Moullet (Chair), Hugh Harris and Erika Meinhardt. During fiscal year 2023, no member of the compensation committee was an officer or employee of Cannae or any of its subsidiaries. In addition, during 2023 none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our Board.

DISCUSSION OF OUR COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

We reviewed our compensation policies and practices for all employees including our named executive officers and determined that our compensation programs are not reasonably likely to have a material adverse effect on our Company. In conducting the analysis, we reviewed the

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structure of our executive incentive programs and the internal controls and risk abatement processes that are in place for each program.

On an ongoing basis, we review the mix of our named executive officers’ cash and variable incentive compensation to ensure our compensation practices align with delivering value to our shareholders. We alter the mix of compensation provided to our officers in order to meet the changing needs of our executives, provide flexibility to the Company or in other unforeseen circumstances including changing conditions in the market or at the Company.

We believe that several design features of our executive compensation program mitigate risk. For our named executive officers who receive base salaries, these salaries are set at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk-taking to achieve a reasonable level of secure compensation.

With respect to our executives’ equity compensation, we believe that our use of time-based restricted stock with three-year vesting periods provide valuable incentives to help retain key executives and align the incentives of our executives with the returns of our shareholders.

With respect to our executives’ incentive opportunities, we believe that our use of measurable return on investment at the time of a liquidity event in the ISIP, together with the compensation committee’s discretion to reduce awards and the fact that the awards are subject to our clawback policy, serve to mitigate excessive risk-taking. The risk of overstatement of achievement under the ISIP is mitigated by the compensation committee’s review and approval of the value of our investment in each company for purposes of the program, and its review and approval of the value of the return on our investment upon a liquidity event.

PEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the 2023 annual total compensation of our principal executive officer and the median of the annual total compensation of our other employees, which we refer to as the PEO pay ratio. Our PEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Mr. Massey was the Company’s PEO as of December 31, 2023 and, in accordance with Instruction 10 of Item 402(u) of Regulation S-K, his annualized compensation has been used in determining the PEO pay ratio for the Company.

The Manager is responsible for managing Cannae’s affairs pursuant to the Management Services Agreement. As of December 31, 2023, our employee population consisted of approximately 8,000 individuals working for Cannae. The vast majority of these employees are part-time restaurant employees. The median employee is a part-time employee in our Restaurant Group and was selected as described below. The Company’s median employee compensation as calculated in the manner described below was $10,176. The Company paid our principal executive officer, Mr. Massey, $1 in compensation in fiscal year 2023. As a result, the ratio for 2023 was 0.

This information is being provided for compliance purposes. Neither the Compensation Committee nor the Manager used the pay ratio measure in making any compensation decisions.

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Methodology for Determining Our Median Employee. For purposes of the pay ratio disclosure, we are required to identify a median employee based on our entire workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time).

The median employee is determined by identifying the employee whose compensation is at the middle of the compensation of our employee population (excluding our principal executive officer). Under the pay ratio rules, we may retain the same median employee for up to three years for purposes of determining the ratio (unless the overall employee population or compensation programs change significantly). We have updated our median employee for 2023 using our total employee base as of December 31, 2023.

The following outlines the methodology, material assumptions, and estimates used to determine the median employee for 2023:

Employee Population. We determined that, as of December 31, 2023, the date we selected to identify the median employee, our employee population consisted of approximately 8,000 individuals working for Cannae. The vast majority of these employees, including the median employee, are part-time restaurant employees.

Compensation Measure Used to Identify the Median Employee. To identify the median employee, we selected base salary/wages and overtime pay, plus paid incentive bonus through December 31, 2023, as the compensation measure. In identifying the median employee, we annualized the compensation of any new hires in 2023 as if they were hired at the beginning of the fiscal year, as permitted by Securities Exchange Commission rules. As all of our employees are domiciled in the United States, we did not make any cost-of-living adjustments in identifying the median employee.

Annual Total Compensation of Median Employee. The median of the annual total compensation of all employees (other than our principal executive officer), calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, was $10,176.

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PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our principal executive officer (PEO) and other NEOs and certain financial performance metrics of the Company. We are externally managed by our Manager and for the years ended December 31, 2022, 2021 and 2020 our named executive officers (other than Mr. Gravelle) generally received most of their compensation from the Manager by virtue of being members of the Manager. In the year ended December 31, 2023, we began paying our named executive officers from the Company and our named executive officers generally began receiving most of their compensation from the Company. The following table does not reflect any interests of any of our named executive officers, as applicable, relating to fees paid to the Manager through the Management Fee and the MIP. For further information concerning the Company’s executive compensation philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

PAY VERSUS PERFORMANCE TABLE

Year	Summary Compensation Table Total for PEO (Massey) ($) 1	Compensation Actually Paid to PEO (Massey) ($) 1,2	Summary Compensation Table Total for PEO (Ducommun) ($) 1	Compensation Actually Paid to PEO (Ducommun) ($) 1,2	Average Summary Compensation Table Total for Non-PEO NEOs ($) 3	Average Compensation Actually Paid to Non-PEO NEOs ($) 2	Value of $100 Investment Based on: 4		Net Income (Loss) ($ in millions) 6	Total Shareholders’ Equity ($ in millions) 6
							Total Shareholder Return (TSR) ($)	Peer Group Total Shareholder Return (TSR) ($) 5

2023	1	1	389,833	389,833	1,598,255	1,554,765	52.46	195.56	(313.4)	2,324.5

2022	—	—	762,749	762,749	419,403	367,883	55.53	137.39	(428.1)	2,718.8

2021	—	—	2,028,114	1,979,862	760,923	731,833	94.51	151.97	(287.0)	3,335.3

2020	1	26,701	—	—	3,973,007	4,056,044	119.04	100.59	1,786.2	3,779.6

1.
Compensation information shown is based on the Company’s PEO(s) for the year presented. Mr. Ducommun was the Company’s PEO until February 2023 and in 2022 and 2021. Mr. Massey was the Company’s PEO from February 2023 through December 31, 2023 and in 2020. Refer to “Executive Compensation – Summary Compensation Table” for additional information.

2.
The dollar amounts reported in these columns represent the amount of “compensation actually paid” to our PEO or the average for our non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, adjustments were made to the total compensation of the PEOs and the other NEOs as a group for each year to reflect the change in fair value of stock-based compensation. Refer to “Compensation Actually Paid – Equity Adjustments” below for further detail.

3.
Compensation information shown represents the average compensation of the following named executive officers as a group (excluding the applicable PEO for that year): Messrs. Caswell, Coy, Sadowski and Curley for 2023; Messrs. Massey, Coy and Gravelle for 2022 and 2021; and Messrs. Bickett, Ducommun, Coy, Gravelle and Cox in 2020. Refer to “Executive Compensation – Summary Compensation Table” for additional information.

4.	Represents the value of a fixed $100 invested on 12/31/2019 in the Company’s stock or a basket of securities of our peer group, including reinvestment of dividends.

5.
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. Peer group consists of the following companies: Apollo Global Management Inc., Compass Diversified Holdings, FS KKR Capital Corp. II, Golub Capital BDC, Inc., New Mountain Finance Corporation and Prospect Capital Corporation. The stock performance included in this table is not necessarily indicative of future stock price performance.

6.	Represents the Company’s net income (loss) and total shareholders’ equity as determined directly from the Company’s audited financial statements for the year presented.

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Compensation Actually Paid – Equity Award Adjustments.
The dollar amounts reported as “compensation actually paid” to our named executive officers in 2023 are computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our named executive officers during 2023. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our PEO and non-PEO named executive officers
’ total compensation for each year to determine the compensation actually paid:

PRINCIPAL EXECUTIVE OFFICER

Year	Reported Summary Compensation Table Total for PEO ($)	Less: Reported Value of Equity Awards ($) 1	Equity Award Adjustments ($) 1	Compensation Actually Paid to PEO ($)

2023 (Massey)	1	—	—	1

2023 (Ducommun)	389,833	—	—	389,833

1.
No adjustments were required as we did not award any equity awards to our PEOs during 2023 and no PEO held or holds any equity awards which would be required to be adjusted pursuant to Item 402(v)(2)(iii)(C) of Regulation S-K.

AVERAGE OF NON-PEO NAMED EXECUTIVE OFFICERS

Year	Reported Summary Compensation Table Average for Non- PEOs ($)	Less: Reported Value of Equity Awards ($) 1	Equity Award Adjustments ($) 1	Compensation Actually Paid – Average for Non-PEOs ($)

2023	1,598,255	(1,250,501)	1,207,010	1,554,765

1.
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The valuation assumptions used to calculate fair value were the same as those disclosed at the time of grant and are calculated in accordance with Accounting Standards Codification Topic 718. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)

2023	1,215,600	(11,239)	2,650	1,207,010
COMPENSATION ACTUALLY PAID AND PERFORMANCE MEASURES
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a core philosophy of compensating each executive officer based on their individual skill set, experience and ability to impact Company performance. Variable compensation is facilitated through the ISIP and through our Manager. Compensation under our ISIP program is directly correlated to value realized by the Company associated with its investment in Dayforce. Refer to discussion under “Executive Compensation Paid by our Manager in 2023” for further information on amounts paid to our

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named executive officers by our Manager. These compensation programs are selected based on an objective of incentivizing our named executive officers to create value for our shareholders.
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between the compensation actually paid to our named executive officers and the financial performance measures presented in the Pay Versus Performance Table.
Cumulative Total Shareholder Return (TSR).
The Company’s cumulative TSR over the four- year period presented in the table was (48)%. The cumulative TSR of the peer group presented for this purpose was 96% over the four years presented in the table. Over the four-year period presented in the table, the aggregate compensation actually paid to our PEOs changed from $26,701 to $389,834. Mr. Massey’s compensation actually paid in 2020 was attributable to the change in fair value of stock compensation granted prior to 2020. Mr. Ducommun’s compensation in 2023 was primarily attributable to payments under the ISIP. Mr. Massey received nominal compensation in 2023. Refer to discussion under “Our Compensation Programs are Driven by our Business Objectives” and “The Investment Success Incentive Program” for further information on the ISIP. The average compensation actually paid to our NEOs as a group (excluding our PEO) decreased by 62%, directionally consistent with the Company’s cumulative TSR, over the four-year period.
Net Income (Loss).
While the Company does not use net income (loss) as a performance measure in its overall executive compensation program, the change in the amount of compensation actually paid to our principal executive officer and in the average amount of compensation actually paid to the Company’s NEOs as a group (excluding our PEO) is generally aligned with the change in the Company’s net income (loss) over the four years presented in the table. As seen in the Pay Versus Performance Table, decreases in compensation actually paid to our non-PEO NEOs as a group over the four-year period generally aligned with similar decreases in net income (loss).
Total Shareholders’ Equity.
The Company does not focus on any company-wide financial performance metrics in determining our executive compensation. However, we believe linking executive compensation actually paid to our named executive officers to the Company’s total shareholder’s equity determined in accordance with GAAP best reflects the core tenets of our compensation programs because value realized on any of the Company’s businesses will ultimately be reflected in the Company’s net shareholders’ equity. As seen in the Pay Versus Performance Table, decreases in PEO compensation in 2023 and in compensation of our NEOs as a group (excluding our PEO) from 2020 through 2023 generally aligned with decreases in total shareholders’ equity. Furthermore, compensation actually paid to our PEO in 2021 through 2023 was primarily attributable to payments to our PEO under our ISIP program which is directly attributable to realized value on sales of our investment in Dayforce. The impact of the increase in value of our investment in Dayforce to the Company’s shareholders’ equity was primarily reflected in the years prior to 2021, however compensation is paid later when the economic value is realized upon sale. Refer to discussion under “Our Compensation Programs are Driven by our Business Objectives” and “The Investment Success Incentive Program” for further information on the ISIP.
DIRECTOR COMPENSATION
In 2023, all non-employee directors other than Mr. Foley and Mr. Massey received an annual cash retainer of $100,000. Our Chairman Mr. Foley received a cash retainer of $1 for his services as a director of Cannae for 2023 during which time he served as our non-executive Chairman.

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Mr. Massey served as our Chief Executive Officer until February 2024 and did not receive any director compensation in 2023. The chairman of the audit committee receives an additional annual leadership supplemental retainer of $50,000 and each member of the audit committee receives an additional annual fee of $20,000 for their service on the audit committee, which was increased to $25,000 effective December 2023. The chairman of the compensation committee receives an additional annual leadership supplemental annual retainer of $20,000, and each member of the compensation committee receives an additional annual fee of $10,000 for their service on the committee. The chairman of the nominating and governance committee receives an additional annual leadership retainer of $15,000 and each member of the nominating and governance committee receives an additional annual fee of $10,000 for their service on the committee. In 2023, the chairman of our special litigation committee received an additional annual leadership retainer of $50,000 and each member of the special litigation committee received an additional annual fee $35,000 through August 2023. In August 2023, the special litigation committee was replaced with the related person transaction committee. The chairman of the related person transaction committee receives an additional annual leadership retainer of $25,000, which was increased to $50,000 effective December 2023, and each member of the related person transaction committee receives an additional annual fee of $15,000, which was increased to $25,000 effective December 2023, for their service on the committee. All annual retainers and committee fees paid to our directors (other than Mr. Foley and Mr. Massey) for service on our Board or its committees are paid quarterly in arrears and our directors have the option to receive all or a portion of their fees in cash or Company stock.
In 2023, each director other than Mr. Foley and Mr. Massey received a one-time cash award of $125,000 in lieu of receiving an annual equity award. We did not grant equity awards to our directors in 2023 due to blackout restrictions in place at the time we would typically grant annual awards to our directors in the fourth quarter. We also reimburse each of our directors for all reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings, as well as with any director education programs they attend relating to their service on our Board. All of Mr. Massey’s 2023 compensation is described in the “Executive Compensation” discussion above.
ISIP PAYMENTS TO OUR NON-EXECUTIVE CHAIRMAN MR. FOLEY
In 2023, Cannae completed the Dayforce Share Sales, which are further described above in “The Investment Success Incentive Program.” The Dayforce Share Sales resulted in aggregate proceeds of $144.7 million which, for the purposes of the ISIP, represents a return of $85.6 million. Of this amount, 10%, or $8.6 million, was allocated to the incentive pool and payments were made to participants based on their allocated percentages of the pool. In recognition of Mr. Foley’s significant investment of time and efforts over more than ten years in completing the Dayforce IPO and transforming Dayforce into a successful public company, Mr. Foley’s percentage is 72.39% for the Dayforce Share Sales. Mr. Foley served on Dayforce’s board of directors since our former parent company, FNF, acquired Dayforce in 2007. Mr. Foley continued to serve on the Dayforce board of directors through the completion of Dayforce’s initial public offering in April 2018 until August 1, 2019 when he stepped off the Dayforce board. Mr. Foley’s leadership was instrumental in transforming Dayforce into a public company and guiding Dayforce’s strategic direction. For the first 11 years, Mr. Foley received no compensation from FNF or Cannae for his services benefitting Dayforce. The Dayforce Share Sales represent more than a decade of time and contribution to

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Dayforce. We believe that the preservation of our original investment and the superior gains recognized in the Dayforce IPO and Dayforce Share Sales would not have occurred but for Mr. Foley’s strategic vision and leadership. We believe our investors understand the value of Mr. Foley’s strategic vision and leadership as none of our investors questioned his director compensation during our regular and ongoing shareholder engagement efforts.
NON-EMPLOYEE DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2023.

Name	Fees Paid in Cash ($) 1	Fees Paid in Stock ($) 2	All Other Compensation ($) 3	Total ($)

William P. Foley, II	1	—	6,494,257	6,494,258

David Aung	262,337	—	—	262,337

Hugh R. Harris	184,225	59,225	—	243,450

C. Malcolm Holland	232,283	—	—	232,283

Mark D. Linehan	242,283	—	—	242,283

Frank R. Martire	125,000	114,533	—	239,533

Erika Meinhardt	186,350	61,350	—	247,700

Barry B. Moullet	284,916	—	—	284,916

James B. Stallings Jr.	274,403	—	—	274,403

Frank P. Willey	242,283	—	—	242,283

1.	Amounts include the cash portion of annual board and committee retainers and one-time cash award in lieu of an annual equity award paid for services as a director in 2023.

2.	Amounts include the value of the stock portion of annual board and committee retainers paid for services as a director in 2023.

3.	Represents ISIP awards granted to Mr. Foley for the Dayforce Share Sales ($6,194,019) and personal use of aircraft ($300,238).

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PROPOSAL NO. 4:

ADVISORY VOTE ON

EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and Rule 14a-21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

We believe that our compensation programs are structured to appropriately balance guaranteed base salary, long-term equity incentives and our ISIP. Our incentive programs are designed to help us incentivize our management to maximize the value of our businesses by aligning our named executive officers’ long-term incentive compensation with the growth of our businesses and the value created for our shareholders. We believe our compensation mix incentivizes our executives to identify companies and strategic assets with attractive value propositions, structure businesses to maximize their value and execute on operating our businesses such that we maximize returns for our shareholders, while providing enough ensured annual compensation in the form of base salary and equity incentives to discourage excessive risk-taking.

We are committed to hearing and responding to the views of our shareholders. We regularly reach out to our top shareholders other than index funds and we hold meetings with our investors who express an interest in engaging with us where we discussed a variety of topics, including our corporate governance and executive compensation matters. We report on and discuss our investor meetings with our board or board committees, as applicable.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in detail our compensation philosophy and how our compensation programs operate and are designed to achieve our business and compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and disclosures, which provide detailed information on the compensation of our named executive officers.

We ask our shareholders to vote on the following resolution at the annual meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section, the compensation tables and related narrative.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. However, as this is an advisory vote, the results will not be binding on the Company, the Board or the compensation committee, and will not require us to take any action. The final decision on the

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compensation of our named executive officers remains with our compensation committee and the Board, although the compensation committee and the Board will consider the outcome of this vote when making compensation decisions. Our next “say on pay” vote will occur in 2025.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 5:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE

SAY-ON-PAY VOTES

In accordance with the requirements of Section 14A of the Exchange Act and Rule 14a-21(b) promulgated thereunder, we are asking our shareholders to cast a non-binding advisory vote on whether future advisory votes to approve the compensation paid to our named executive officers, which we refer to as a Say-on-Pay Vote, should be held annually, biennially or triennially.

Our Board believes that our shareholders should have the opportunity to vote on the compensation of our named executive officers annually. Our executive compensation program is designed to support long-term value creation. While we believe that many of our shareholders think that the effectiveness of such programs cannot be adequately evaluated on an annual basis, the Board believes that at present it should receive advisory input from our shareholders each year. The Board believes that allowing our shareholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year is a good corporate governance practice that is consistent with holding the Board accountable to our shareholders and is in the best interests of our shareholders.

Shareholders may vote on their preferred voting frequency by selecting the option of One Year, Two Years, Three Years or Abstain on the proxy card when voting on this Proposal No. 5. Please note that when casting a vote on this proposal, shareholders will not be voting to approve or disapprove the board’s recommendation.

RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL NO. 6:

RATIFICATION OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

GENERAL INFORMATION ABOUT DELOITTE & TOUCHE LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance practice.

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Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of Deloitte are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The audit committee has appointed Deloitte to audit the consolidated financial statements of the Company for the 2024 fiscal year. Deloitte has continuously acted as our independent registered public accounting firm since January 2017.

For services rendered to us during or in connection with our years ended December 31, 2023 and

2022, we were billed the following fees by Deloitte (in thousands):

	2023	2022

Audit Fees	$1,561	$2,693

Audit Related Fees	—	—

Tax Fees	$295	$548

All Other Fees	—	—

Audit Fees. Audit fees consisted principally of fees for the audits of the Company’s financial statements including periodic reports and other filings, and audits of the Company’s subsidiaries, including billings for out-of-pocket expenses incurred.

Tax Fees. Tax fees for 2023 and 2022 consisted principally of fees for tax compliance, tax planning and tax advice.

APPROVAL OF ACCOUNTANTS’ SERVICES

In accordance with the requirements of the Sarbanes Oxley Act of 2002, all audit and audit related work and all non-audit work performed by Deloitte is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by Deloitte has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee.

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Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2024 FISCAL YEAR.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on 62,772,438 shares of our common stock outstanding as of April 22, 2024 plus outstanding restricted stock units which grant the holder pass-through voting rights over underlying shares, as applicable. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of our common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class:

Name	Shares Beneficially Owned[1]	Percent of Outstanding[2]

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	6,598,957	10.5%

The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	6,315,775	10.1%

River Road Asset Management	5,589,766	8.9%

William P. Foley, II	4,834,113	7.6%

Davenport & Company, LLC	4,758,233	7.6%

Newtyn Management LLC	3,430,163	5.5%

1.	Based on information as of April 22, 2024, that has been publicly filed with the SEC.

2.

Applicable percentages based on shares of our common stock outstanding as of April 22, 2024 plus outstanding restricted stock units which grant the holder pass-through voting rights over underlying shares, as applicable.

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SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information regarding beneficial ownership as of April 22, 2024 of our common stock by:

•	Each of our directors and nominees for director;

•	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and

•	All of our executive officers and directors as a group.

Name[1]	Shares Beneficially Owned	Percent of Outstanding

Douglas K. Ammerman	21,246	*

David Aung	9,816	*

Ryan R. Caswell[2]	424,791	*

Bryan D. Coy	99,589	*

William P. Foley, II3	4,834,113	7.6%

Michael L. Gravelle	155,521	*

Hugh R. Harris	47,793	*

C. Malcolm Holland[4]	30,796	*

Mark D. Linehan	14,881	*

Frank R. Martire[5]	322,712	*

Richard N. Massey	274,367	*

Erika Meinhardt	124,685	*

Barry B. Moullet	18,816	*

Peter T. Sadowski[6]	140,461	*

James B. Stallings, Jr.	20,342	*

Frank P. Willey[7]	438,768	*

All directors and officers (16 persons)	6,979,247	10.9%

* Represents less than 1% of our common stock.

1.	The business address of such beneficial owner is c/o Cannae Holdings, Inc. 1701 Village Center Circle, Las Vegas, Nevada 89134.

2.	Includes 150,000 RSUs held in a “Rabbi Trust” that grants Mr. Caswell pass-through voting rights over the underlying common stock.

3.

Includes 748,299 shares of common stock held by Folco Development Corporation, of which 700,000 are pledged as collateral. Mr. Foley and his spouse are the sole shareholders of Folco Development Corporation. Includes 236,011 shares of common stock owned by the Foley Family Charitable Foundation. Includes 1,000,000 RSUs held in a “Rabbi Trust” that grants Mr. Foley pass-through voting rights over the underlying common stock.

4.	Includes 1,942 shares owned by Holland III Family, L.P, and 8,058 shares owned by an IRA.

5.	Includes 133,333 shares owned by Frank and Marisa Martire 2012 Florida Trust.

6.	Includes 53,640 shares owned by Sadowski Living Trust and 157 shares owned by an IRA.

7.	Includes 418,695 shares owned by Willey Living Trust.

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CERTAIN RELATIONSHIPS

AND RELATED PERSON TRANSACTIONS

MANAGEMENT SERVICES AGREEMENT

As discussed above, the Company, Cannae LLC, and the Manager, entered into the Management Services Agreement which became effective September 1, 2019 (as amended), which sets forth the terms and condition of our relationship with our Manager. Our named executive officers Messrs. Massey, Caswell, Coy and our former President Mr. Ducommun, as well as our Chairman, Chief Executive Officer and Chief Investment Officer, Mr. Foley were members of the Manager in the year ended December 31, 2023. Messrs. Coy and Ducommun resigned from their roles at the Manager effective February 2023. Mr. Massey resigned from his role at the Manager in February 2024. The terms of the Management Services Agreement are described above in the Compensation Discussion and Analysis section under “External Management.”

Pursuant to the terms of the Management Services Agreement, for the nine months ended September 30, 2023, Cannae LLC paid the Manager a quarterly management fee equal to 0.375% (1.5% annualized) of the Company’s cost of invested capital (as defined in the Management Services Agreement) as of the last day of each fiscal quarter, payable in arrears in cash, as may be adjusted pursuant to the terms of the Management Services Agreement (the Management Fee). On September 30, 2023, the Management Services Agreement was amended to reduce the management fee from 1.5% to 1.25% for amounts greater than $2.5 billion of cost of invested capital. Cannae LLC is responsible for paying costs and expenses relating to the Company’s business and operations. Cannae LLC reimburses the Manager for documented expenses of the Manager incurred on the Company’s behalf, including any costs and expenses incurred in connection with the performance of the services under the Management Services Agreement. The total Management Fee paid or payable for the year ended December 31, 2023 from Cannae LLC to our Manager was $37.7 million.

Carried interest payments made to our Manager pursuant to the terms of the Operating Agreement include a hurdle rate of 8% of IRR and a high-water mark. So long as Cannae LLC’s profits with respect to a liquidity event (sale or other disposition) involving a Cannae business (as defined in the Operating Agreement) exceed an annualized hurdle rate (threshold) of 8%, Cannae LLC pays carried interest with respect to such business to the Manager. Generally, where such hurdle is satisfied, carried interest is paid to the Manager in an amount equal to: 15% of the profits on such business (calculated as the proceeds of such business less allocable management fees (as defined in the Operating Agreement) and the cost of such business) for returns between 1.0x and 2.0x the cost of such investment (plus allocable management fees), and 20% of the profits on such business for returns exceeding 2.0x the cost of such business (plus allocable management fees). However, to the extent that, as of the liquidity event, the value of the businesses owned by Cannae and included in the MIP is less than the aggregate cost of such businesses, then the Manager’s carried interest entitlement is correspondingly reduced until such time as such businesses have recovered in value (i.e., maximum). Our named executive officers Messrs. Massey, Caswell, Ducommun, and Coy and our Chairman, Chief Executive Officer and Chief Investment Officer Mr. Foley, in their capacities as members of our Manager, received cash distributions from our Manager in 2023 periodically at its discretion. In 2023, approximately $0.4 million was paid to our Manager as carried interest payments under the MIP.

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See section “Executive Compensation Paid By Our Manager in 2023” for further description of the compensation paid to our named executive officers, as applicable, by our Manager. The amount of distributions by the Manager in 2023 to our named executive officers who have or had an interest in the Manager is derived by the Manager and is not within our control.

In the year ended December 31, 2023, we paid $0.5 million to Trasimene for use of its corporate aircraft.

FIDELITY NATIONAL FINANCIAL

William P. Foley, II, our Chairman, Chief Executive Officer and Chief Investment Officer, is the non-executive Chairman of the Board of FNF. Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, serves as Executive Vice President, General Counsel and Corporate Secretary of FNF. Peter T. Sadowski, our Executive Vice President and Chief Legal Officer, serves as Executive Vice President and Chief Legal Officer of FNF.

On November 17, 2017, FNF issued to Cannae a revolver note in the aggregate principal amount of up to $100.0 million. On May 12, 2022, FNF and Cannae amended and restated the revolver note to, among other things, limit the use of proceeds for borrowings thereunder to the repurchase of our own shares of common stock from FNF (as amended and restated, the FNF Revolver). The FNF Revolver accrued interest at one-month adjusted SOFR plus 450 basis points and matures on November 17, 2025. The maturity date is automatically extended for additional five-year terms unless notice of non-renewal is otherwise provided by either FNF or Cannae, in their sole discretion. On June 28, 2022, we completed the repurchase of all of our common stock previously held by FNF; accordingly, there is no incremental borrowing capacity available under the FNF Revolver. As of December 31, 2023, there was a $84.7 million outstanding principal balance under the FNF Revolver which incurred interest at 9.97%. In the year ended December 31, 2023, we incurred $8.2 million of interest expense with FNF under the FNF Revolver.

In the year ended December 31, 2023, we paid FNF $1.8 million for certain services including information technology support, treasury management services, use of corporate aircraft and other back-office support and FNF paid us $0.4 million for leased office space in our corporate headquarters.

BLACK KNIGHT FOOTBALL AND ENTERTAINMENT

In the year ended December 31, 2023, we invested $109.8 million in BKFE. BKFE used the proceeds from investments from Cannae and others to further invest in its infrastructure and clubs. Mr. Foley is the general partner of, and holds an approximately 25% economic interest in, BKFE.

COMPUTER SERVICES

We own a 6.4% interest in CSI through CSI LP which is affiliated with Mr. Martire. In the year ended December 31, 2023, we received a distribution of $36.8 million from CSI LP resulting from CSI LP’s sale of a portion of its investment in CSI. The proceeds from the sale were distributed ratably to the partners of CSI LP.

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MINDEN MILL

On May 22, 2023, we invested $52.1 million for an 89% ownership interest in Minden Mill. Minden Mill, through its wholly-owned subsidiaries, owns and operates an estate distillery and related hospitality venues. Entities affiliated with Mr. Foley are the general partner of Minden Mill and manage all aspects of its operation.

OTHER

Cannae owns the building used for its corporate headquarters and leases office space to certain businesses owned, controlled by or affiliated with, Mr. Foley. In the year ended December 31, 2023, Cannae earned approximately $0.4 million of rental income from these businesses.

BOARD APPROVAL

Our Board, audit committee or related person transaction committee reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct or the Related Person Transaction Policy, as applicable, which are described below. Our Board approved the Management Services Agreement.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	Any significant ownership interest in any supplier or customer;

•	Any consulting or employment relationship with any customer, supplier or competitor; and

•	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our General Counsel, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our General Counsel. Our General Counsel, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the

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importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, our General Counsel, with assistance from the legal staff, determines whether the director or officer in question (or their immediate family member) has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer:

•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•

In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•

In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi-annually to the audit committee for its review.

In September 2023 we created a related persons transaction committee to review all transactions between the Company and its directors, officers and other related persons. See further discussion under the header “Committees of the Board”.

Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

DELINQUENT SECTION 16(a)

REPORTS

Section 16 of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the Securities and Exchange Commission. Executive officers and directors are required

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by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Annual Report on Form 10-K any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2023. Based solely upon a review of these reports, Messrs. Harris and Martire and Ms. Meinhardt filed Form 5s to report purchases of Company stock through the Company’s director retainer election program, which were previously unreported. In addition, Mr. Gravelle filed a Form 5 to adjust the shares held by him to accurately reflect his ownership in the Company’s common stock as of December 31, 2023.

SHAREHOLDER PROPOSALS

AND NOMINATIONS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2025 must be received by the Company no later than December 27, 2024. Any other proposal or director nomination that a shareholder wishes to bring before the 2025 Annual Meeting of Shareholders without inclusion of such matter in the Company’s proxy materials must also be received by the Company no later than December 27, 2024. All proposals must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Secretary of the Company at 1701 Village Center Circle, Las Vegas, Nevada 89134. The persons designated as proxies by the Company in connection with the 2024 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act of 1934, as amended, no later than April 20, 2025 and must comply with the additional requirements of Rule 14a-19(b).

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, your proxy card confers discretionary authority on the persons named in the proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the proxy card to vote the shares in accordance with their best judgment.

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AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. Copies of all of the Company’s filings with the Securities Exchange Commission can also be found on the Investor Relations page of the Company’s website at www.cannaeholdings.com/financial-information/sec-filings. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Cannae Holdings, Inc., 1701 Village Center Circle, Las Vegas, Nevada 89134, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Ryan R. Caswell

President

Dated: April 26, 2024

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ANNEX A

PLAN OF CONVERSION

This Plan of Conversion (this “Plan”) sets forth certain terms of the conversion of Cannae Holdings, Inc., a Delaware corporation (the “Delaware Corporation”), to a Nevada corporation (the “Nevada Corporation”), pursuant to the terms of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and Chapters 78 and 92A of the Nevada Revised Statutes (as amended, the “NRS”).

RECITALS:

A.	The Delaware Corporation was incorporated on April 21, 2017.

B.	Upon the terms and subject to the conditions set forth in this Plan, and in accordance with Section 266 of the DGCL and NRS 92A.195, the Delaware Corporation will be converted to a Nevada Corporation.

C.

The Board of Directors of the Delaware Corporation (the “Board”) has (i) determined that the Conversion (as defined below) is advisable and in the best interests of the Delaware Corporation and its stockholders and recommended the approval of the Conversion by the stockholders of the Delaware Corporation and (ii) approved and adopted this Plan, the Conversion, and the other documents and transactions contemplated by this Plan, including the Articles of Incorporation and the Bylaws of the Nevada Corporation, the Delaware Certificate of Conversion and the Nevada Articles of Conversion (as each is defined below).

D.	The stockholders of the Delaware Corporation have approved and adopted this Plan, the Conversion, and the other documents and transactions contemplated by this Plan.

E.

In connection with the Conversion, at the Effective Time (as hereinafter defined), each share of common stock, par value $0.0001 per share (the “Delaware Common Stock”) of the Delaware Corporation issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.0001 per share (the “Nevada Common Stock”) of the Nevada Corporation.

F.	The mode of carrying out the Conversion into effect shall be as described in this Plan.

ARTICLE I

THE CONVERSION

1.1 Conversion. At the Effective Time (as hereinafter defined), the Delaware Corporation will be converted to the Nevada Corporation, pursuant to, and in accordance with, Section 266 of the DGCL and NRS 92A.195 (the “Conversion”), whereupon the Delaware Corporation will continue its existence in the organizational form of the Nevada Corporation, which will be subject to the laws of the State of Nevada. The Board and the stockholders of the Delaware Corporation have approved and adopted this Plan, the Conversion, and the other documents and transactions contemplated by this Plan, including the Articles of Incorporation of the Nevada Corporation.

1.2 Certificate of Conversion. The Delaware Corporation shall file a certificate of conversion in the form attached hereto as Exhibit A (the “Delaware Certificate of Conversion”) with the Secretary

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of State of the State of Delaware (the “Delaware Secretary of State”) and shall file articles of conversion in the form attached hereto as Exhibit B (the “Nevada Articles of Conversion”) and articles of incorporation in the form attached hereto as Exhibit C (the “Nevada Articles of Incorporation”) with the Nevada Secretary of State, and the Delaware Corporation or the Nevada Corporation, as applicable, shall make all other filings or recordings required by the DGCL or the NRS in connection with the Conversion.

1.3 Effective Time. The Conversion will become effective upon the filing of the Delaware Certificate of Conversion with the Delaware Secretary of State and the Nevada Articles of Conversion and Nevada Articles of Incorporation filed with the Nevada Secretary of State or at a such later time as specified in the Delaware Certificate of Conversion and the Nevada Articles of Conversion (the “Effective Time”).

ARTICLE II

ORGANIZATION

2.1 Nevada Governing Documents. At the Effective Time, the Nevada Articles of Incorporation and the Bylaws of the Nevada Corporation in the form attached hereto as Exhibit D (together with the Nevada Articles of Incorporation, the “Nevada Governing Documents”), shall govern the Nevada Corporation until amended and/or restated in accordance with the Nevada Governing Documents and applicable law.

2.2 Directors and Officers. From and after the Effective Time, by virtue of the Conversion and without any further action on the part of the Delaware Corporation or its stockholders, the members of the Board and the officers of the Delaware Corporation holding their respective offices in the Delaware Corporation existing immediately prior to the Effective Time shall continue in their respective offices as members of the Board and officers of the Nevada Corporation.

ARTICLE III

EFFECT OF THE CONVERSION

3.1 Effect of Conversion. At the Effective Time, the effect of the Conversion will be as provided by this Plan and by the applicable provisions of the DGCL and the NRS. Without limitation of the foregoing, for all purposes of the laws of the State of Delaware and Nevada, all of the rights, privileges, and powers of the Delaware Corporation, and all property, real, personal, and mixed, and all debts due to the Delaware Corporation, as well as all other things and causes of action belonging to the Delaware Corporation, shall remain vested in the Nevada Corporation and shall be the property of the Nevada Corporation, and all debts, liabilities, and duties of the Delaware Corporation shall remain attached to the Nevada Corporation, and may be enforced against the Nevada Corporation to the same extent as if said debts, liabilities, and duties had originally been incurred or contracted by the Nevada Corporation.

3.2 Conversion of Shares. At the Effective Time, by virtue of the Conversion and without any further action by the Delaware Corporation or the stockholders, each share of Delaware Common Stock issued and outstanding immediately before the Effective Time shall be converted into one share of Nevada Common Stock, and all options, warrants or other entitlement to receive a share of Delaware Common Stock shall automatically be converted into an option, warrant or other entitlement to receive a share of Nevada Common Stock.

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ARTICLE IV

MISCELLANEOUS

4.1 Abandonment or Amendment. At any time prior to the filing of the Certificate of Conversion with the Delaware Secretary of State, the Delaware Corporation may abandon the proposed Conversion and terminate this Plan to the extent permitted by law or may amend this Plan.

4.2 Captions. The captions in this Plan are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this Plan.

4.3 Tax Reporting. The Conversion is intended to be a “reorganization” for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Conversion is hereby adopted as a “plan of reorganization” for purposes of the Section 368(a)(1)(F) of the Code.

4.4 Governing Law. This Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

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ANNEX B

ARTICLES OF INCORPORATION

OF

CANNAE HOLDINGS, INC.

ARTICLE 1

NAME OF CORPORATION

The name of the corporation is Cannae Holdings, Inc. (the “Corporation”).

ARTICLE 2

REGISTERED AGENT AND REGISTERED OFFICE

The initial registered agent of the Corporation shall be C T Corporation System. The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE 3

BOARD OF DIRECTORS

(A) Number and Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”). Except as otherwise provided for in these articles of incorporation (as amended from time to time, these “Articles”), including any certificate of designation relating to any then-outstanding series of Preferred Stock, the total number of directors shall be determined from time to time within the fixed minimum and maximum established in the bylaws of the Corporation (as amended from time to time, the “Bylaws”) and the Board of Directors shall be elected in such manner as shall be provided in the Bylaws.

(B) Classification. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes respectively designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Any director of any class elected or appointed to fill a newly created directorship resulting from an increase in the size of a class of directors shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors cause the removal, or shorten the term, of any incumbent director. If any change in the classification of the directors would otherwise increase the term of a director, and unless such change is effected by way of a duly adopted amendment to these Articles and otherwise provides, the term of each incumbent director on the effective date of such change terminates on the date that such term would have terminated had there been no such change in the classification of directors. Each director shall hold office until the annual

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meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.

(C) Voting Rights of Preferred Stock. Notwithstanding any of the foregoing provisions, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles, including any certificate of designation relating to any series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article 3 unless expressly provided by such terms.

(D) As of the effective date of these Articles, the Board of Directors comprises the ten individuals set forth below:

William P. Foley, II	Class I
Douglas K. Ammerman	Class I
Frank R. Martire	Class I
Erika Meinhardt	Class II
Barry B. Moullet	Class II
James B. Stallings, Jr.	Class II
Frank P. Willey	Class II
Mark D. Linehan	Class III
Hugh R. Harris	Class III
C. Malcolm Holland	Class III

As of the effective date of these Articles, each director (i) is classified as indicated above opposite such director’s name and (ii) has the following as their business address with respect to the Corporation: 1701 Village Center Circle, Las Vegas, NV 89134.

ARTICLE 4

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful, act, business or activity for which corporations may now or hereafter be organized under the laws of the State of Nevada.

ARTICLE 5

AUTHORIZED SHARES

(A) Capital Stock. The Corporation is authorized to issue an aggregate of 125,000,000 shares of capital stock of the Corporation, consisting of (a) 115,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). The capital stock of the Corporation may be issued from time to time for such consideration as shall be determined by the Board of Directors. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be fully paid and non-assessable.

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(B) Preferred Stock. The Board of Directors is hereby vested, to the fullest extent permitted under the Nevada Revised Statutes (as amended from time to time, the “NRS”), with the authority to designate from time to time, by duly adopted resolution(s), one or more series of the Preferred Stock, to fix the number of shares constituting such series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series. Any such resolution prescribing a series of Preferred Stock must include a distinguishing designation for such series. If any series of Preferred Stock is established by resolution of the Board of Directors pursuant to this provision, a certificate of designation relating to such series and complying with the applicable provisions of the NRS must be filed with the Nevada Secretary of State and become effective before the issuance of any shares of such series. Except as otherwise required by law, the holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by these Articles, including the certificate of designation relating to such series of Preferred Stock. To the extent provided in these Articles, including any certificate of designation relating to a series of Preferred Stock, the Board of Directors may increase (but not above the total number of then authorized and undesignated shares of Preferred Stock) or decrease (but not below the number of shares of that series then outstanding) the number of shares of such series.

(C) Dividends. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles or the NRS, the holders of Common Stock shall be entitled to receive dividends in the form of cash, property or shares of the Corporation when, as and if declared by the Board of Directors out of funds of the Corporation to the extent and in the manner permitted by law.

(D) Assessment of Stock. The capital stock of the Corporation, after the consideration therefor has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and these Articles shall not be amended in this particular.

(E) No Preemptive Rights. No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

(F) No Cumulative Voting. The stockholders of the Corporation shall not be entitled to cumulative voting in the election of any directors.

ARTICLE 6

LIMITATION OF LIABILITY,

INDEMNIFICATION AND PAYMENT OF EXPENSES

(A) Limitation of Liability. The liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS.

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(B) Indemnification. To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and NRS 78.752) and other applicable law, the Corporation shall indemnify and defend any current and former directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.

(C) Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement or otherwise, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such directors or officers in their respective capacities as directors or officers of the Corporation must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

(D) Repeal and Conflict. Any repeal or modification of this Article 6 approved by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between any section of this Article 6 and any other provision of these Articles, the terms and provisions of this Article shall control.

ARTICLE 7

BYLAWS

The Board of Directors shall have the power to adopt, amend, or repeal the Bylaws of the Corporation, subject to the power of the stockholders to amend or repeal such Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE 8

STOCKHOLDER ACTION BY WRITTEN CONSENT

(A) Action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is taken by stockholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted, and in accordance with this Article 8.

(B) Actions required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be effected without a meeting by the written consent (each, a “Consent”) of (i) the holders of Common Stock but only if such action is taken in accordance with the provisions of this Article 8, or (ii) the holders of any class or series of Preferred Stock issued pursuant to these Articles, including any certificate of designation relating to such series of Preferred Stock, but only if the terms of such series of Preferred Stock expressly provide for such action by Consent.

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(C) The record date for determining stockholders entitled to authorize or take corporate action by Consent shall be as fixed by the Board of Directors or as otherwise established under this Article 8. Any stockholder seeking to have the stockholders authorize or take corporate action by Consent shall, by written notice addressed to the Secretary of the Corporation and delivered to the principal executive offices of the Corporation and signed by holders of record owning not less than fifteen percent (15%) of all issued and outstanding shares of Common Stock, as determined in accordance with any applicable requirements of the Bylaws, who shall continue to own not less than fifteen percent (15%) of all issued and outstanding shares of Common Stock through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action and who shall not revoke such request, request that a record date be fixed for such purpose (each such notice, a “Request”). The Request must contain the information set forth in Section D of this Article 8. By the later of (i) twenty days after delivery of a valid Request and (ii) five days after delivery of any information requested by the Corporation pursuant to Section D of this Article 8, the Board of Directors shall determine the validity of the Request and whether the Request relates to an action that may be authorized or taken by Consent pursuant to this Article 8 and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be authorized or taken by Consent pursuant to this Article 8 or if such no determination shall have been made by the date required by this Article 8, and in either event no record date has been fixed by the Board of Directors, the record date shall be the day on which the first signed Consent is delivered to the Corporation in the manner described in Section H of this Article 8; except that, if prior action by the Board of Directors is required under the provisions of the NRS, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(D) Any Request (i) must be delivered by the holders of record owning not less than fifteen percent (15%) of all issued and outstanding shares of Common Stock, as determined in accordance with any applicable requirements of the Bylaws (with evidence of such ownership attached), who shall continue to own not less than fifteen percent (15%) of all issued and outstanding shares of Common Stock through the date of delivery of Consents and who shall not revoke such request, signed by a sufficient number of stockholders to authorize or take such action; (ii) must describe the action proposed to be authorized or taken by Consent; and (iii) must contain (a) such other information and representations, to the extent applicable, then required by the Bylaws as though each stockholder submitting such Request was submitting a notice of a nomination for election to the Board of Directors at an annual meeting of stockholders or of other business to be brought before an annual meeting of stockholders, (b) the text of the proposal (including the text of any resolutions to be adopted by Consent and the language of any proposed amendment to the Bylaws), and (c) any agreement of the requesting stockholders required by the Bylaws. The Board of Directors may require the stockholders submitting a Request to furnish such other information as it may require to determine the validity of the Request. Stockholders seeking to authorize or take action by Consent shall update the information provided in the Request as required by the Bylaws with respect to information provided concerning nominations for elections to the Board of Directors or other business at annual stockholders meetings.

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(E) Stockholders are not entitled to authorize or take action by Consent if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) an identical or substantially similar item of business, as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders (a “Similar Item”) is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that is called to be held on a date within 90 days after the receipt by the Corporation of the Request for such action, provided that the removal of directors without electing replacements shall not be a Similar Item to the election of directors, or (iii) such Request was made in a manner that involved a violation of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), or other applicable law.

(F) Stockholders may authorize or take action by Consent only if such Consents are solicited from all holders of common stock of the Corporation.

(G) Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take or authorize the taking of the action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by Section H of this Article 8, Consents signed by a sufficient number of stockholders to authorize or take such action are so delivered to the Corporation.

(H) Every Consent purporting to take or authorize the taking of corporate action must be dated and delivered to the Corporation at its principal place of business, or at its registered office in the State of Nevada no earlier than sixty (60) days after the delivery of a valid Request. Delivery must be made by hand or by certified or registered mail, return receipt requested. The Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate (an “Other Officer”), shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be authorized or taken by Consent as the Secretary of the Corporation or Other Officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given consent; provided, however, that if the action to which the Consents relate is the removal or replacement of one or more members of the Board of Directors, the Secretary of the Corporation or Other Officer, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consents and such Inspectors shall discharge the functions of the Secretary of the Corporation or Other Officer, as the case may be, under this Article 8. If after such investigation the Secretary of the Corporation, Other Officer, or Inspectors, as the case may be, shall determine that the action has been duly authorized or taken by the Consents, that fact shall be certified on the records of the Corporation and the Consents shall be filed in such records. In conducting the investigation required by this Section, the Secretary of the Corporation, Other Officer, or Inspectors, as the case may be, may retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate, at the expense of the Corporation, and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

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(I) No action may be authorized or taken by the stockholders by Consent except in accordance with this Article 8. If the Board of Directors shall determine that any Request was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article 8, or any stockholder seeking to authorize or take such action does not otherwise comply with this Article 8, then the Board of Directors shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law. No Consent shall be effective until such date as the Secretary of the Corporation, Other Officer, or Inspectors, as the case may be, certify to the Corporation that the Consents delivered to the Corporation in accordance with Section H of this Article 8 represent at least the minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Nevada law and these Articles.

(J) Nothing contained in this Article 8 shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, Other Officer, or Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(K) Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article 8 shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (ii) the Board of Directors shall be entitled to solicit stockholder action by Consent in accordance with applicable law.

ARTICLE 9

NEVADA “COMBINATIONS WITH

INTERESTED STOCKHOLDERS” STATUTES

The Corporation expressly elects to be subject to the provisions of NRS 78.411 to 78.444, inclusive, as amended from time to time.

ARTICLE 10

MISCELLANEOUS PROVISIONS

(A) Severability. If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of the Articles (including, without limitation, each such portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed (a) so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or (b) for the benefit of the Corporation to the fullest extent permitted by law.

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(B) Deemed Notice and Consent. To the fullest extent permitted by law, any current stockholder of the Corporation at the time these Articles are effective, and each and every person or entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of capital stock of the Corporation by reason of and from and after the time of such purchase or other acquisition, shall be deemed to have notice of and to have consented to all of the provisions of (i) these Articles, (ii) the Bylaws and (iii) any amendment to the Articles or the Bylaws enacted or adopted in accordance with the Articles, the Bylaws and applicable law.

*  *  *  *

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ANNEX C

BYLAWS

of

CANNAE HOLDINGS, INC.

a Nevada corporation

ARTICLE I

OFFICES

Section 1.1 Principal Office. The principal office and place of business of Cannae Holdings, Inc. (the “Corporation”) shall be at such location as established from time to time by resolution of the board of directors of the Corporation (the “Board of Directors”).

Section 1.2 Other Offices. Other offices and places of business either within or without the State of Nevada may be established from time to time by resolution of the Board of Directors or as the business of the Corporation may require. The street address of the Corporation’s registered agent is the registered office of the Corporation in Nevada.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such time as may be designated from time to time by the Board of Directors. No business may be transacted at the annual meeting other than the election of directors and such other business as may be properly brought before the meeting pursuant to these Bylaws (as amended from time to time, these “Bylaws”). Except as otherwise restricted by the articles of incorporation of the Corporation (as amended from time to time, the “Articles of Incorporation”) or applicable law, the Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders.

Section 2.2 Special Meetings.

(a) Subject to any rights of stockholders set forth in the Articles of Incorporation, special meetings of the stockholders may be called only by the chair of the board or the chief executive officer or, if there be no chair of the board and no chief executive officer, by the president, and shall be called by the secretary upon the written request (which request shall state the purpose or purposes of the meeting) of at least a majority of the Board of Directors. Special meetings may not be called by any other person or persons. Except as otherwise restricted by the Articles of Incorporation or applicable law, the Board of Directors may postpone, reschedule or cancel any special meeting of stockholders.

(b) No business shall be acted upon at a special meeting of stockholders except as set forth in the notice of the meeting.

Section 2.3 Place of Meetings. Unless a meeting is to be held solely by remote communication pursuant to Section 2.14, any meeting of the stockholders of the Corporation may be held at the Corporation’s registered office in the State of Nevada or at such other place in or out of the State of Nevada as may be designated in the notice of meeting. A waiver of notice

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signed by all stockholders entitled to vote thereat may designate any place for the holding of such meeting. The Board of Directors may, in its sole discretion, determine that any meeting of the stockholders shall be held by means of remote communications or other available technology in accordance with Section 2.14.

Section 2.4 Notice of Meetings; Waiver of Notice.

(a) The chief executive officer, the president, any vice president, the secretary, an assistant secretary or any other individual designated by the Board of Directors shall sign and deliver or cause to be delivered to the stockholders written notice of any stockholders’ meeting not less than ten (10) days, but not more than sixty (60) days, before the date of such meeting. The notice shall state the place, date and time of the meeting, the means of remote communication, if any, by which the stockholders or the proxies thereof shall be deemed to be present and vote and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The notice shall be delivered in accordance with, and shall contain or be accompanied by such additional information as may be required by, the Nevada Revised Statutes (as amended from time to time, the “NRS”), including, without limitation, NRS 78.379, 92A.120 or 92A.410.

(b) In the case of an annual meeting, subject to Section 2.13, any proper business may be presented for action, except that (i) if a proposed plan of merger, conversion or exchange is submitted to a vote, the notice of the meeting must state that the purpose, or one of the purposes, of the meeting is to consider the plan of merger, conversion or exchange and must contain or be accompanied by a copy or summary of the plan; and (ii) if a proposed action creating dissenter’s rights is to be submitted to a vote, the notice of the meeting must state that the stockholders are or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

(c) A copy of the notice shall be personally delivered or mailed postage prepaid to each stockholder of record entitled to vote at the meeting (unless the NRS requires delivery to all stockholders of record, in which case such notice shall be delivered to all such stockholders) at the address appearing on the records of the Corporation. Upon mailing, service of the notice is complete, and the time of the notice begins to run from the date upon which the notice is deposited in the mail. If the address of any stockholder does not appear upon the records of the Corporation or is incomplete, it will be sufficient to address any notice to such stockholder at the registered office of the Corporation. Notwithstanding the foregoing and in addition thereto, any notice to stockholders given by the Corporation pursuant to Chapters 78 or 92A of the NRS, the Articles of Incorporation or these Bylaws may be given pursuant to the forms of electronic transmission listed herein, if such forms of transmission are consented to in writing by the stockholder receiving such electronically transmitted notice and such consent is filed by the secretary in the corporate records. Notice shall be deemed given (i) by facsimile when directed to a number consented to by the stockholder to receive notice, (ii) by electronic mail when directed to an e-mail address consented to by the stockholder to receive notice, (iii) by posting on an electronic network together with a separate notice to the stockholder of the specific posting on the later of the specific posting or the giving of the separate notice or (iv) by any other electronic transmission as consented to by and when directed to the stockholder. The stockholder consent necessary to permit electronic transmission to such stockholder shall be deemed revoked and of no force and effect if (A) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with the stockholder’s consent and

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(B) the inability to deliver by electronic transmission becomes known to the secretary, assistant secretary, transfer agent or other agent of the Corporation responsible for the giving of notice.

(d) The written certificate of an individual signing a notice of meeting, setting forth the substance of the notice or having a copy thereof attached thereto, the date the notice was mailed or personally delivered to the stockholders and the addresses to which the notice was mailed, shall be prima facie evidence of the manner and fact of giving such notice and, in the absence of fraud, an affidavit of the individual signing a notice of a meeting that the notice thereof has been given by a form of electronic transmission shall be prima facie evidence of the facts stated in the affidavit.

(e) Any stockholder may waive notice of any meeting by a signed writing or by transmission of an electronic record, either before or after the meeting. Such waiver of notice shall be deemed the equivalent of the giving of such notice.

Section 2.5 Determination of Stockholders of Record.

(a) For the purpose of determining the stockholders entitled to (i) notice of and to vote at any meeting of stockholders or any adjournment thereof, (ii) receive payment of any distribution or the allotment of any rights, or (iii) exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, if applicable.

(b) The record date for determining the stockholders entitled to take action by written consent pursuant to Section 2.9 of these Bylaws shall be as determined in accordance with Article 8 of the Articles of Incorporation.

(c) If no record date is fixed, the record date for determining the stockholders: (i) entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any postponement of any meeting of stockholders to a date not more than sixty (60) days after the record date or to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting and must fix a new record date if the meeting is adjourned to a date more than sixty (60) days later than the date set for the original meeting.

Section 2.6 Quorum; Adjourned Meetings.

(a) Unless the Articles of Incorporation provide for a different proportion, stockholders holding at least a majority of the voting power of the Corporation’s capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on any matter), are necessary to constitute a quorum for the transaction of business at any meeting. If, on any issue, voting by classes or series is required by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws, at least a majority of the voting power, represented in person or by proxy (regardless of whether the proxy has authority to vote on any matter), within each such class or series is necessary to constitute a quorum of each such class or series.

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(b) If a quorum is not represented, a majority of the voting power represented or the person presiding at the meeting may adjourn the meeting from time to time until a quorum shall be represented. At any such adjourned meeting at which a quorum shall be represented, any business may be transacted which might otherwise have been transacted at the adjourned meeting as originally called. When a stockholders’ meeting is adjourned to another time or place hereunder, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. However, if a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record as of the new record date. The stockholders present at a duly convened meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the departure of enough stockholders to leave less than a quorum of the voting power.

Section 2.7 Voting.

(a) Unless otherwise provided in the NRS, the Articles of Incorporation, or any resolution providing for the issuance of preferred stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation, each stockholder of record, or such stockholder’s duly authorized proxy, shall be entitled to one (1) vote for each share of voting stock standing registered in such stockholder’s name at the close of business on the record date or the date established by the Board of Directors in connection with stockholder action by written consent, as applicable.

(b) Except as otherwise provided in these Bylaws, all votes with respect to shares (including pledged shares) standing in the name of an individual at the close of business on the record date (or the date established by the Board of Directors in connection with stockholder action by written consent, as applicable) shall be cast only by that individual or such individual’s duly authorized proxy. With respect to shares held by a representative of the estate of a deceased stockholder, or a guardian, conservator, custodian or trustee, even though the shares do not stand in the name of such holder, votes may be cast by such holder upon proof of such representative capacity. In the case of shares under the control of a receiver, the receiver may vote such shares even though the shares do not stand of record in the name of the receiver but only if and to the extent that the order of a court of competent jurisdiction which appoints the receiver contains the authority to vote such shares. If shares stand of record in the name of a minor, votes may be cast by the duly appointed guardian of the estate of such minor only if such guardian has provided the Corporation with written proof of such appointment.

(c) With respect to shares standing of record in the name of another corporation, partnership, limited liability company or other legal entity on the record date, votes may be cast: (i) in the case of a corporation, by such individual as the bylaws of such other corporation prescribe, by such individual as may be appointed by resolution of the board of directors of such other corporation or by such individual (including, without limitation, the officer making the authorization) authorized in writing to do so by the chair of the board, if any, the chief executive officer, the president or any vice president of such corporation; and (ii) in the case of a partnership, limited liability company or other legal entity, by an individual representing such stockholder upon presentation to the Corporation of satisfactory evidence of his or her authority to do so.

(d) Notwithstanding anything to the contrary contained in these Bylaws and except for the Corporation’s shares held in a fiduciary capacity, the Corporation shall not vote, directly or

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indirectly, shares of its own stock owned or held by it, and such shares shall not be counted in determining the total number of outstanding shares entitled to vote.

(e) Any holder of shares entitled to vote on any matter may cast a portion of the votes in favor of such matter and refrain from casting the remaining votes or cast the same against the proposal, except in the case of elections of directors. If such holder entitled to vote does vote any of such stockholder’s shares affirmatively and fails to specify the number of affirmative votes, it will be conclusively presumed that the holder is casting affirmative votes with respect to all shares held.

(f) With respect to shares standing of record in the name of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, spouses as community property, tenants by the entirety, voting trustees or otherwise and shares held by two or more persons (including proxy holders) having the same fiduciary relationship in respect to the same shares, votes may be cast in the following manner:

(i) If only one person votes, the vote of such person binds all.

(ii) If more than one person casts votes, the act of the majority so voting binds all.

(iii) If more than one person casts votes, but the vote is evenly split on a particular matter, the votes shall be deemed cast proportionately, as split.

(g) If a quorum is present, unless the Articles of Incorporation, these Bylaws, the NRS, or other applicable law provide for a different proportion, action by the stockholders entitled to vote on a matter, other than the election of directors, is approved by and is the act and decision of the stockholders if approved by the vote of the holders of a majority of the stock represented and entitled to vote at such meeting.

(h) If a quorum is present, directors shall be elected by the vote of a plurality of the votes cast.

Section 2.8 Proxies. At any meeting of stockholders, any holder of shares entitled to vote may designate, in a manner permitted by the laws of the State of Nevada, another person or persons to act as a proxy or proxies. Every proxy shall continue in full force and effect until its expiration or revocation in a manner permitted by the laws of the State of Nevada.

Section 2.9 Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting upon the written consent of the stockholders, but only if such action is taken in accordance with the provisions of Article 8 of the Articles of Incorporation.

Section 2.10 Organization.

(a) Meetings of stockholders shall be presided over by the chair of the board, or, in the absence of the chair of the board, by the vice chair of the board, if any, or if there be no vice chair or in the absence of the vice chair, by the chief executive officer, or if there be no chief executive officer or in the absence of the chief executive officer, by the president, or, in the absence of the president, or, in the absence of any of the foregoing persons, by a chair designated by the Board of Directors, or by a chair chosen at the meeting by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast. The individual

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acting as chair of the meeting may delegate any or all of his or her authority and responsibilities as such to any director or officer of the Corporation present in person at the meeting. The secretary, or in the absence of the secretary, an assistant secretary, shall act as secretary of the meeting, but in the absence of the secretary and any assistant secretary the chair of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chair of the meeting. The chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, (i) the establishment of procedures for the maintenance of order and safety, (ii) limitation on participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the chair of the meeting shall permit, (iii) limitation on the time allotted for consideration of each agenda item and for questions or comments by meeting participants, (iv) restrictions on entry to such meeting after the time prescribed for the commencement thereof and (v) the opening and closing of the voting polls. The Board of Directors, in its discretion, or the chair of the meeting, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(b) The chair of the meeting may appoint one or more inspectors of elections. The inspector or inspectors may (i) ascertain the number of shares outstanding and the voting power of each; (ii) determine the number of shares represented at a meeting and the validity of proxies or ballots; (iii) count all votes and ballots; (iv) determine any challenges made to any determination made by the inspector(s); and (v) certify the determination of the number of shares represented at the meeting and the count of all votes and ballots.

Section 2.11 Consent to Meetings. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called, noticed or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice, to the extent such notice is required, if such objection is expressly made at the time any such matters are presented at the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of stockholders need be specified in any written waiver of notice or consent, except as otherwise provided in these Bylaws.

Section 2.12 Director Nominations and Business Conducted at Meetings of Stockholders. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in Section 2.13 and on the record date for the determination of stockholders entitled to vote at such annual or special meeting and (B) who complies with the notice procedures set forth in this Section 2.12.

Section 2.13 Advance Notice of Director Nominations and Stockholder Proposals by Stockholders.

(a) Only such persons who are nominated in accordance with the procedures set forth in Section 2.12 and this Section 2.13 shall be eligible for election as directors of the Corporation,

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except as may be otherwise provided in the Articles of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Section 2.12 and this Section 2.13.

(b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation. To be timely, a stockholder’s notice to the secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one-hundred and twenty (120) days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which public disclosure of the date of the annual meeting was first made. To be in proper written form, a stockholder’s notice to the secretary of the Corporation must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. If the chair of the meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chair shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be discussed or transacted.

(c) In addition to any other applicable requirements, for a nomination to be made by a stockholder pursuant to this Section 2.13, such stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation. To be timely, such stockholder’s notice to the secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than one-hundred and twenty (120) days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which public disclosure of the date of the annual meeting was first made; and (ii) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which public disclosure of the date of the special meeting was first made.

(d) To be in proper written form, a stockholder’s notice of nomination submitted to the secretary of the Corporation must set forth (i) as to each person whom the stockholder proposes

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to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice, (A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (C) a description of all agreements, arrangements or understandings between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice, and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.13. If the chair of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chair shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

(f) For purposes of Section 2.13 of these Bylaws, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Section 2.14 Meetings Through Remote Communications. Stockholders may participate in a meeting of the stockholders by any means of remote communications, including electronic communications, videoconferencing, teleconferencing or other available technology permitted under the NRS (including, without limitation, a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other) and utilized by the Corporation. If any such means are utilized, the Corporation shall, to the extent required under the NRS, implement reasonable measures to (a) verify the identity of each person participating through such means as a stockholder and (b) provide the stockholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to communicate, and to read or hear the proceedings of the meeting in a substantially concurrent manner with such proceedings. Participation in a meeting pursuant to this Section 2.14 constitutes presence in person at the meeting. Notwithstanding anything to the contrary in these Bylaws, a meeting of stockholders may be held solely by remote communication pursuant to and in accordance with NRS 78.320(4).

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ARTICLE III

DIRECTORS

Section 3.1 General Powers; Performance of Duties. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all powers of the Corporation and do all such lawful acts and things except as otherwise provided in Chapter 78 of the NRS or the Articles of Incorporation.

Section 3.2 Number, Tenure, and Qualifications. Subject to the rights, if any, of holders of preferred stock of the Corporation to elect directors of the Corporation, the Board of Directors shall consist of not less than one nor more than fourteen members with the exact number of directors within the foregoing fixed minimum and maximum to be determined from time to time exclusively by resolution duly adopted by the Board of Directors, without amendment to these Bylaws or the Articles of Incorporation. Unless otherwise provided in the Articles of Incorporation, each director shall hold office until the annual meeting of stockholders in the year in which his or her term expires and until his or her successor shall be elected or appointed and qualified, or until his or her earlier death, retirement, disqualification, resignation or removal. No reduction of the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office. No provision of this Section 3.2 shall restrict the right of the Board of Directors to fill vacancies or the right of the stockholders to remove directors, each as provided in these Bylaws.

Section 3.3 Chair of the Board. The Board of Directors shall elect a chair of the board from the members of the Board of Directors, who shall preside at all meetings of the Board of Directors and stockholders at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board of Directors, these Bylaws or as provided by law. The chair of the board may be called “executive chair” or any similar title as the Board of Directors determines. The chair of the board shall possess the same power as the chief executive officer or the president to sign all contracts, certificates and other instruments of the Corporation. During the absence or disability of the chief executive officer or the president, the chair of the board shall exercise all the powers and discharge all the duties of the chief executive officer or the president. The chair of the board shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these Bylaws or by the Board of Directors

Section 3.4 Vice Chair of the Board. The Board of Directors may elect a vice chair of the board from the members of the Board of Directors who shall preside at all meetings of the Board of Directors and stockholders at which he or she shall be present and the chair of the board is not present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board of Directors, these Bylaws or as provided by law.

Section 3.5 Classification and Elections. The directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, to be known as “Class I,” “Class II” and “Class III.” Each director shall hold office for a three-year term or until the next annual meeting of stockholders at which his or her successor is elected and qualified. At each annual meeting of stockholders, successors to the directors of the class whose term of office expires at such annual meeting shall be elected to hold office until the third succeeding annual meeting of stockholders, so that the term of office of only one class of directors

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shall expire at each annual meeting. The number of directors in each class, which shall be such that as near as possible to one-third and at least one-fourth (or such other fraction as required by the NRS) in number are elected at each annual meeting, shall be established from time to time by resolution of the Board of Directors and shall be increased or decreased by resolution of the Board of Directors, as may be appropriate whenever the total number of directors is increased or decreased.

Section 3.6 Removal and Resignation of Directors. Subject to any rights of the holders of preferred stock, if any, and except as otherwise provided in the NRS, any director may be removed from office with or without cause by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock of the Corporation entitled to vote generally in the election of directors (voting as a single class) excluding stock entitled to vote only upon the happening of a fact or event unless such fact or event shall have occurred. In addition, the Board of Directors of the Corporation, by majority vote, may declare vacant the office of a director who has been (a) declared incompetent by an order of a court of competent jurisdiction, or (b) convicted of a felony. Any director may resign effective upon giving written notice, unless the notice specifies a later time for effectiveness of such resignation, to the chair of the board, the president or the secretary, or in the absence of all of them, any other officer of the Corporation.

Section 3.7 Vacancies; Newly Created Directorships. Subject to any rights of the holders of preferred stock, if any, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority vote of the directors then in office or by a sole remaining director, in either case though less than a quorum, and the director(s) so chosen shall hold office for a term expiring at the next annual meeting of stockholders and when their successors are elected or appointed, at which the term of the class to which he or she has been elected expires, or until his or her earlier resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

Section 3.8 Regular Meetings. The Board of Directors may provide by resolution the place, date, and hour for holding regular meetings, and if the Board of Directors so provides with respect to a regular meeting, notice of such regular meeting shall not be required.

Section 3.9 Special Meetings. Subject to any rights of the holders of preferred stock, if any, and except as otherwise required by law, special meetings of the Board of Directors may be called only by the chair of the board, if any, or if there be no chair of the board, by the chief executive officer, the president or the secretary, and shall be called by the chair of the board, if any, the chief executive officer, the president, or the secretary upon the request of at least a majority of the Board of Directors. If the chair of the board, or if there be no chair of the board, each of the chief executive officer, the president, and the secretary, fails for any reason to call such special meeting, a special meeting may be called by a notice signed by at least a majority of the Board of Directors.

Section 3.10 Place of Meetings. Any regular or special meeting of the Board of Directors may be held at such place as the Board of Directors, or in the absence of such designation, as the notice calling such meeting, may designate. A waiver of notice signed by the directors may designate any place for the holding of such meeting.

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Section 3.11 Notice of Meetings. Except as otherwise provided in Section 3.8, there shall be delivered to each director at the address appearing for him or her on the records of the Corporation a copy of a written notice of any meeting (i) by delivery of such notice personally at least forty-eight (48) hours before the time of such meeting,, (ii) by mailing such notice postage prepaid at least forty-eight (48) hours before the time of such meeting, (iii) by facsimile at least twenty-four (24) hours before the time of such meeting, (iv) by overnight courier at least forty-eight (48) hours before the time of such meeting, or (v) by electronic transmission or electronic writing, including, without limitation, e-mail, at least twenty-four (24) hours before the time of such meeting. If mailed to an address inside the United States, the notice shall be deemed delivered two (2) business days following the date the same is deposited in the United States mail, postage prepaid. If mailed to an address outside the United States, the notice shall be deemed delivered four (4) business days following the date the same is deposited in the United States mail, postage prepaid. If sent via overnight courier, the notice shall be deemed delivered the business day following the delivery of such notice to the courier. If sent via facsimile, the notice shall be deemed delivered upon sender’s receipt of confirmation of the successful transmission. If sent by electronic transmission (including, without limitation, e-mail), the notice shall be deemed delivered when directed to the e-mail address of the director appearing on the records of the Corporation and otherwise pursuant to the applicable provisions of NRS Chapter 75. If the address of any director is incomplete or does not appear upon the records of the Corporation it will be sufficient to address any notice to such director at the registered office of the Corporation. Any director may waive notice of any meeting, and the attendance of a director at a meeting and oral consent entered on the minutes of such meeting shall constitute waiver of notice of the meeting unless such director objects, prior to the transaction of any business, that the meeting was not lawfully called, noticed or convened. Attendance for the express purpose of objecting to the transaction of business thereat because the meeting was not properly called or convened shall not constitute presence or a waiver of notice for purposes hereof.

Section 3.12 Quorum; Adjourned Meetings.

(a) A majority of the directors in office, at a meeting duly assembled, is necessary to constitute a quorum for the transaction of business.

(b) At any meeting of the Board of Directors where a quorum is not present, a majority of those present may adjourn, from time to time, until a quorum is present, and no notice of such adjournment shall be required. At any adjourned meeting where a quorum is present, any business may be transacted which could have been transacted at the meeting originally called.

Section 3.13 Manner of Acting. Except as provided in Section 3.15, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Board of Directors.

Section 3.14 Meetings Through Remote Communications. Members of the Board of Directors or of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by any means of remote communications, including electronic communications, videoconferencing, teleconferencing or other available technology permitted under the NRS (including, without limitation, a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other) and utilized by the Corporation. If any such means are utilized, the Corporation shall, to the extent

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required under the NRS, implement reasonable measures to (a) verify the identity of each person participating through such means as a director or member of the committee, as the case may be, and (b) provide the directors or members of the committee a reasonable opportunity to participate in the meeting and to vote on matters submitted to the directors or members of the committee, including an opportunity to communicate, and to read or hear the proceedings of the meeting in a substantially concurrent manner with such proceedings. Participation in a meeting pursuant to this Section 3.14 constitutes presence in person at the meeting.

Section 3.15 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all of the members of the Board of Directors or the committee. The written consent may be signed manually or electronically (or by any other means then permitted under the NRS), and may be so signed in counterparts, including, without limitation, facsimile or email counterparts, and shall be filed with the minutes of the proceedings of the Board of Directors or committee.

Section 3.16 Powers and Duties.

(a) Except as otherwise restricted by Chapter 78 of the NRS or the Articles of Incorporation, the Board of Directors has full control over the business and affairs of the Corporation. The Board of Directors may delegate any of its authority to manage, control or conduct the business of the Corporation to any standing or special committee, or to any officer or agent, and to appoint any persons to be agents of the Corporation with such powers, including the power to subdelegate, and upon such terms as it deems fit.

(b) The Board of Directors, in its discretion, or the officer presiding at a meeting of stockholders, in his or her discretion, may submit any contract or act for approval or ratification at any annual meeting of the stockholders or any special meeting properly called and noticed for the purpose of considering any such contract or act, provided a quorum is present.

(c) The Board of Directors may, by resolution passed by at least a majority of the Board of Directors, designate one or more committees, provided that each such committee must have at least one director of the Corporation as a member. Unless the Articles of Incorporation, the charter of the committee, or the resolutions designating the committee expressly require that all members of such committee be directors of the Corporation, the Board of Directors may appoint natural persons who are not directors of the Corporation to serve on such committee. If all members of a committee are required to be directors of the Corporation, then in the event any such member shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee to which he or she was appointed. The Board of Directors may designate one or more individuals as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another individual to act at the meeting in the place of any such absent or disqualified member. Subject to applicable law and to the extent provided in the resolution of the Board of Directors, any such committee shall have and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution

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adopted by the Board of Directors. The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required.

(d) The Board of Directors, by resolution adopted by at least a majority of the Board of Directors, may designate three or more directors to constitute an audit committee of the Corporation, to serve as such until the next annual meeting of the Board of Directors or until their respective successors are designated. The audit committee will carry out its responsibilities as set forth in an audit committee charter adopted, and as amended from time to time, by the Board of Directors.

Section 3.17 Compensation. The Board of Directors, without regard to personal interest, may establish the compensation of directors for services in any capacity, which may include the payment of expenses, if any, of attendance at each meeting of the Board of Directors, or a fixed sum for attendance at each meeting or a stated salary as director. If the Board of Directors establishes the compensation of directors pursuant to this Section 3.17, such compensation is presumed to be fair to the Corporation unless proven unfair by a preponderance of the evidence. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. At the discretion of the Board of Directors, members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 3.18 Organization. Meetings of the Board of Directors shall be presided over by the chair of the board, or in the absence of the chair of the board by the vice chair, if any, or in his or her absence by a chair chosen at the meeting. The secretary, or in the absence, of the secretary an assistant secretary, shall act as secretary of the meeting, but in the absence of the secretary and any assistant secretary, the chair of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chair of the meeting.

ARTICLE IV

OFFICERS

Section 4.1 Election. The Board of Directors shall elect or appoint a chief executive officer, a president, a secretary and a treasurer or the equivalents of such officers. Such officers shall serve until their respective successors are elected and appointed and shall qualify or until their earlier resignation or removal. The Board of Directors may from time to time, by resolution, elect or appoint such other officers and agents as it may deem advisable, including but not limited to a chair of the board (who may be called “executive chair”) and vice chair of the board (each of whom must be a director), a chief financial officer, assistant chief financial officer, chief accounting officer, and one or more vice presidents, assistant treasurers and assistant secretaries, who shall hold office at the pleasure of the Board of Directors, and shall have such powers and duties and be paid such compensation as may be directed by the Board of Directors. Any individual may hold two or more offices.

Section 4.2 Removal; Resignation. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause. Any officer may resign at any time upon written notice to the Corporation. Any such removal or resignation shall be subject to the rights, if any, of the respective parties under any contract between the Corporation and such officer or agent.

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Section 4.3 Vacancies. Any vacancy in any office because of death, resignation, removal or otherwise may be filled by the Board of Directors for the unexpired portion of the term of such office.

Section 4.4 Chief Executive Officer. The chief executive officer shall, subject to the control of the Board of Directors and the chair of the board, have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities, and the chief executive officer may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation. In the absence or disability of the chair of the board or vice chair of the board, the chief executive officer shall preside at all meetings of the stockholders and the Board of Directors. The chief executive officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these Bylaws or by the Board of Directors.

Section 4.5 President. The president, subject to the supervision and control of the Board of Directors, the chief executive officer and the chair of the board (or vice chair of the board), shall in general actively supervise and control the business and affairs of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The president shall keep the Board of Directors fully informed as the Board of Directors may request and shall consult the Board of Directors concerning the business of the Corporation. In the absence or disability of the chief executive officer and the chair of the board (or vice chair of the board), the president shall preside at all meetings of the stockholders and the Board of Directors. The president shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the chief executive officer, these Bylaws or as provided by law.

Section 4.6 Vice Presidents. The Board of Directors may elect one or more vice presidents. In the absence or disability of the president, or at the president’s request, the vice president or vice presidents, in order of their rank as fixed by the Board of Directors, and if not ranked, the vice presidents in the order designated by the Board of Directors, or in the absence of such designation, in the order designated by the president, shall perform all of the duties of the president, and when so acting, shall have all the powers of, and be subject to all the restrictions on the president. Each vice president shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the president, the chief executive officer, the chair of the board, these Bylaws or as provided by law.

Section 4.7 Secretary. The secretary shall attend all meetings of the stockholders, the Board of Directors and any committees thereof, and shall keep, or cause to be kept, the minutes of proceedings thereof in books provided for that purpose. He or she shall keep, or cause to be kept, a register of the stockholders of the Corporation and shall be responsible for the giving of notice of meetings of the stockholders, the Board of Directors and any committees, and shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law. The secretary shall be custodian of the corporate seal, if any, the records of the Corporation, the stock certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors or any appropriate committee may direct. The secretary shall perform all other duties commonly incident to his or her office and shall perform such other duties which are assigned to him or her by the Board of Directors, the chief executive officer, the president, the chair of the board, these Bylaws or as provided by law.

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Section 4.8 Assistant Secretaries. An assistant secretary shall, at the request of the secretary, or in the absence or disability of the secretary, perform all the duties of the secretary. He or she shall perform such other duties as are assigned to him or her by the Board of Directors, the chief executive officer, the president, the chair of the board, these Bylaws or as provided by law.

Section 4.9 Chief Financial Officer. The chief financial officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The chief financial officer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the chief executive officer, the chair of the board, the vice chair of the board, the president and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all transactions as chief financial officer and of the financial condition of the Corporation. The chief financial officer shall perform such other duties as may from time to time be prescribed by the Board of Directors, the chief executive officer, the chair of the board, the vice chair of the board or the president.

Section 4.10 Assistant Chief Financial Officer. The assistant chief financial officer, or if there is more than one, the assistant chief financial officers, in the order determined by the Board of Directors (or if there is no such determination, then in the order of their election), shall, in the absence of the chief financial officer or in the event of the chief financial officer’s inability or refusal to act, perform the duties and exercise the powers of the chief financial officer and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors, the chief executive officer, the chair of the board, the vice chair of the board, the president or the chief financial officer.

Section 4.11 Chief Accounting Officer. The Board of Directors may elect a chief accounting officer who shall be responsible for all accounting and auditing functions of the Corporation and who shall perform such other duties as may from time to time be required of him or her by the Board of Directors.

Section 4.12 Treasurer. The treasurer, if any, shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the chief executive officer, the president, the chair of the board and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his or her control belonging to the Corporation.

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Section 4.13 Assistant Treasurers. An assistant treasurer shall, at the request of the treasurer, or in the absence or disability of the treasurer, perform all the duties of the treasurer. He or she shall perform such other duties which are assigned to him or her by the Board of Directors, the chief executive officer, the president, the treasurer, the chair of the board, these Bylaws or as provided by law. The Board of Directors may require an assistant treasurer to give a bond to the Corporation in such sum and with such security as it may approve, for the faithful performance of the duties of the assistant treasurer, and for restoration to the Corporation, in the event of the assistant treasurer’s death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property in the assistant treasurer’s custody or control and belonging to the Corporation. The expense of such bond shall be borne by the Corporation.

Section 4.14 Execution of Negotiable Instruments, Deeds and Contracts. All (i) checks, drafts, notes, bonds, bills of exchange, and orders for the payment of money of the Corporation, (ii) deeds, mortgages, proxies, powers of attorney and other written contracts, documents, instruments and agreements to which the Corporation shall be a party and (iii) assignments or endorsements of stock certificates, registered bonds or other securities owned by the Corporation shall be signed in the name of the Corporation by such officers or other persons as the Board of Directors or the chief executive officer may from time to time designate. The Board of Directors may authorize the use of the facsimile and electronic signatures of any such persons. Any officer of the Corporation shall be authorized to attend, act and vote, or designate another officer or an agent of the Corporation to attend, act and vote, at any meeting of the owners of any entity in which the Corporation may own an interest or to take action by written consent in lieu thereof. Such officer or agent, at any such meeting or by such written action, shall possess and may exercise on behalf of the Corporation any and all rights and powers incident to the ownership of such interest.

ARTICLE V

CAPITAL STOCK

Section 5.1 Issuance. Shares of the Corporation’s authorized capital stock shall, subject to any provisions or limitations of the laws of the State of Nevada, the Articles of Incorporation or any contracts or agreements to which the Corporation may be a party, be issued in such manner, at such times, upon such conditions and for such consideration as shall be prescribed by the Board of Directors.

Section 5.2 Stock Certificates and Uncertificated Shares.

(a) Every holder of stock in the Corporation shall be entitled to have a certificate issued and signed by or in the name of the Corporation by (i) the chief executive officer, the president, or a vice president, and (ii) the secretary, an assistant secretary, the treasurer or the chief financial officer, if any, of the Corporation (or any other two officers or agents so authorized by the Board of Directors), certifying the number of shares of stock owned by him, her or it in the Corporation; provided that the Board of Directors may authorize the issuance of uncertificated shares of some or all of any or all classes or series of the Corporation’s stock. Any such issuance of uncertificated shares shall have no effect on existing certificates for shares until such certificates are surrendered to the Corporation, or on the respective rights and obligations of the stockholders. Whenever any such certificate is countersigned or otherwise authenticated by a transfer agent or a transfer clerk and by a registrar (other than the Corporation), then a facsimile of the signatures of any corporate officers or agents, the transfer agent, transfer clerk or the registrar of the Corporation may be

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printed or lithographed upon the certificate in lieu of the actual signatures. In the event that any officer or officers who have signed, or whose facsimile signatures have been used on any certificate or certificates for stock cease to be an officer or officers because of death, resignation or other reason, before the certificate or certificates for stock have been delivered by the Corporation, the certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed the certificate or certificates, or whose facsimile signature or signatures have been used thereon, had not ceased to be an officer or officers of the Corporation.

(b) Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written statement certifying the number and class (and the designation of the series, if any) of the shares owned by such stockholder in the Corporation and any restrictions on the transfer or registration of such shares imposed by the Articles of Incorporation, these Bylaws, any agreement among stockholders or any agreement between the stockholders and the Corporation, and, at least annually thereafter, to the extent required by law, the Corporation shall provide to such stockholders of record holding uncertificated shares, a written statement confirming the information contained in such written statement previously sent. Except as otherwise expressly provided by the NRS, the rights and obligations of the stockholders of the Corporation shall be identical whether or not their shares of stock are represented by certificates.

(c) Each certificate representing shares shall state the following upon the face thereof: the name of the state of the Corporation’s organization; the name of the person to whom issued; the number and class of shares and the designation of the series, if any, which such certificate represents; the par value of each share, if any, represented by such certificate or a statement that the shares are without par value. Certificates of stock shall be in such form consistent with law as shall be prescribed by the Board of Directors. No certificate shall be issued until the shares represented thereby are fully paid. In addition to the foregoing, all certificates evidencing shares of the Corporation’s stock or other securities issued by the Corporation shall contain such legend or legends as may from time to time be required by the NRS or such other federal, state or local laws or regulations then in effect.

Section 5.3 Surrendered; Lost or Destroyed Certificates. All certificates surrendered to the Corporation, except those representing shares of treasury stock, shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been canceled, except that in case of a lost, stolen, destroyed or mutilated certificate, a new one may be issued therefor. However, any stockholder applying for the issuance of a stock certificate in lieu of one alleged to have been lost, stolen, destroyed or mutilated shall, prior to the issuance of a replacement, provide the Corporation with his, her or its affidavit of the facts surrounding the loss, theft, destruction or mutilation and, if required by the Board of Directors, an indemnity bond in an amount not less than twice the current market value of the stock, and upon such terms as the treasurer or the Board of Directors shall require which shall indemnify the Corporation against any loss, damage, cost or inconvenience arising as a consequence of the issuance of a replacement certificate.

Section 5.4 Replacement Certificate. When the Articles of Incorporation are amended in any way affecting the statements contained in the certificates for outstanding shares of capital stock of the Corporation or it becomes desirable for any reason, in the discretion of the Board of Directors,

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including, without limitation, the merger of the Corporation with another Corporation or the conversion or reorganization of the Corporation, to cancel any outstanding certificate for shares and issue a new certificate therefor conforming to the rights of the holder, the Board of Directors may order any holders of outstanding certificates for shares to surrender and exchange the same for new certificates within a reasonable time to be fixed by the Board of Directors. The order may provide that a holder of any certificate(s) ordered to be surrendered shall not be entitled to vote, receive distributions or exercise any other rights of stockholders of record until the holder has complied with the order, but the order operates to suspend such rights only after notice and until compliance.

Section 5.5 Transfer of Shares. No transfer of stock shall be valid as against the Corporation except on surrender and cancellation of any certificate(s) therefor accompanied by an assignment or transfer by the registered owner made either in person or under assignment. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new, equivalent uncertificated shares or certificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded in the records of the Corporation. Whenever any transfer shall be expressly made for collateral security and not absolutely, the collateral nature of the transfer shall be reflected in the entry of transfer in the records of the Corporation.

Section 5.6 Transfer Agent; Registrars. The Board of Directors may appoint one or more transfer agents, transfer clerks and registrars of transfer and may require all certificates for shares of stock to bear the signature of such transfer agents, transfer clerks and/or registrars of transfer.

Section 5.7 Miscellaneous. The Board of Directors shall have the power and authority to make such rules and regulations not inconsistent herewith as it may deem expedient concerning the issue, transfer, and registration of certificates for shares of the Corporation’s stock.

ARTICLE VI

DISTRIBUTIONS

Distributions may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors and may be paid in money, shares of corporate stock, property or any other medium not prohibited under applicable law. The Board of Directors may fix in advance a record date, in accordance with and as provided in Section 2.5, prior to the distribution for the purpose of determining stockholders entitled to receive any distribution.

ARTICLE VII

RECORDS AND REPORTS; CORPORATE SEAL; FISCAL YEAR

Section 7.1 Records. All original records of the Corporation shall be kept at the principal office of the Corporation by or under the direction of the secretary or at such other place or by such other person as may be prescribed by these Bylaws or the Board of Directors.

Section 7.2 Corporate Seal. The Board of Directors may, by resolution, authorize a seal, and the seal may be used by causing it, or a facsimile, to be impressed or affixed or reproduced or otherwise. Except as otherwise specifically provided in these Bylaws, any officer of the Corporation shall have the authority to affix the seal to any document requiring it.

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Section 7.3 Fiscal Year-End. The fiscal year-end of the Corporation shall be such date as may be fixed from time to time by resolution of the Board of Directors.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification and Insurance.

(a) Indemnification of Directors and Officers.

(i) For purposes of this Article VIII, (A) “Indemnitee” shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as defined below), by reason of the fact that he or she is or was a director, officer, employee or agent (including, without limitation, as a trustee, fiduciary, administrator or manager) of the Corporation or any predecessor entity thereof, or is or was serving in any capacity at the request of the Corporation as a director, officer, employee or agent (including, without limitation, as a trustee, fiduciary administrator, partner, member or manager) of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise; and (B) “Proceeding” shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative, or investigative.

(ii) Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Nevada law (including, without limitation, NRS 78.751(3)), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that, notwithstanding anything to the contrary contained in these Bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

(iii) Indemnification pursuant to this Section 8.1 shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or any predecessor entity thereof or a director, officer, employee, agent, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

(iv) The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as such expenses are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of such Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an Indemnitee is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in by him or her in connection with the defense.

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(b) Indemnification of Employees and Other Persons. The Corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

(c) Non-Exclusivity of Rights. The rights to indemnification provided in this Article VIII shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute (including, without limitation, NRS 78.7502), provision of the Articles of Incorporation or these Bylaws, agreement, vote of stockholders or directors, or otherwise. Notwithstanding the foregoing, it is acknowledged that certain persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by the stockholders of the Corporation or one or more of the affiliates of such stockholders of the Corporation other than the Corporation and its subsidiaries (any of such entities, together with their affiliates (other than the Corporation and its subsidiaries), the “Stockholder Sponsors”) as an employee of any of such entities (or their respective payroll companies) or pursuant to separate written agreements, which the Corporation and the Stockholder Sponsors intend to be secondary to the primary obligation of the Corporation to provide indemnification as provided herein. If any Stockholder Sponsor pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement or arrangement (whether pursuant to contract, bylaws or charter) to an Indemnitee, then (a) the applicable Stockholder Sponsor entity shall be fully subrogated to all of such person’s rights with respect to such payment and (b) the Corporation shall indemnify, reimburse and hold harmless the applicable Stockholder Sponsor entity for the payments actually made. The Stockholder Sponsors shall be third-party beneficiaries of this Article 8.1(c), having the rights to enforce this Article.

(d) Insurance. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

(e) Other Financial Arrangements. The other financial arrangements which may be made by the Corporation may include the following (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; (iii) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Corporation; and (iv) the establishment of a letter of credit, guarantee or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancement of expenses or indemnification ordered by a court.

(f) Other Matters Relating to Insurance or Financial Arrangements. Any insurance or other financial arrangement made on behalf of a person pursuant to this Section 8.1 may be provided by the Corporation or any other person approved by the Board of Directors, even if all or part of the other person’s stock or other securities is owned by the Corporation. In the absence of fraud, (i) the decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 8.1 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director

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approving it to personal liability for his action; even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Section 8.2 Amendment. The provisions of this Article VIII relating to indemnification shall constitute a contract between the Corporation and each of its directors and officers which may be modified as to any director or officer only with that person’s consent or as specifically provided in this Section 8.2. Notwithstanding any other provision of these Bylaws relating to their amendment generally, any repeal or amendment of this Article VIII which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Bylaws (including, without limitation, Article X), no repeal or amendment of these Bylaws shall affect any or all of this Article VIII so as to limit or reduce the indemnification in any manner unless adopted by (i) the unanimous vote of the directors of the Corporation then serving, or (ii) by the stockholders as set forth in Article X; provided that no such amendment shall have a retroactive effect inconsistent with the preceding sentence.

ARTICLE IX

CHANGES IN NEVADA LAW

References in these Bylaws to the laws of the State of Nevada or the NRS or to any provision thereof shall be to such law as it existed on the date these Bylaws were adopted or as such law thereafter may be changed; provided that (i) in the case of any change which expands the liability of directors or officers or limits the indemnification rights or the rights to advancement of expenses which the Corporation may provide in Article VIII, the rights to limited liability, to indemnification and to the advancement of expenses provided in the Articles of Incorporation and/or these Bylaws shall continue as theretofore to the extent permitted by law; and (ii) if such change permits the Corporation, without the requirement of any further action by stockholders or directors, to limit further the liability of directors or limit the liability of officers or to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

ARTICLE X

AMENDMENT OR REPEAL

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to amend or repeal these Bylaws or to adopt new bylaws; provided that these Bylaws may be amended or repealed in any respect, and new bylaws may be adopted, in each case by the affirmative vote of the holders of at least a majority of the outstanding voting power of the Corporation, voting together as a single class.

ARTICLE XI

SEVERABILITY

If any provision or provisions of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of

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these Bylaws (including, without limitation, each portion of any paragraph of the Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of the Bylaws (including, without limitation, each such portion of any paragraph of the Bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed (a) so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or (b) for the benefit of the Corporation to the fullest extent permitted by law.

*  *  *  *

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CERTIFICATION

The undersigned, as the duly elected Secretary of Cannae Holdings, Inc., a Nevada corporation (the “Corporation”), does hereby certify that the Board of Directors of the Corporation adopted the foregoing Bylaws of the Corporation as of        , 2024.

Corporate Secretary

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ANNEX D

CANNAE HOLDINGS, INC.

AMENDED AND RESTATED

2017 OMNIBUS INCENTIVE PLAN

(effective as of June 19, 2024)

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Cannae Holdings, Inc.

Amended and Restated 2017 Omnibus Incentive Plan

(as of June 19, 2024)

Article 1. Establishment, Objectives, and Duration

1.1. Establishment of the Plan. Cannae Holdings, Inc., a Delaware corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “Cannae Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan” (hereinafter referred to as the “Plan”), effective as of June 19, 2024 (the “Effective Date”). The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Replacement Awards and Other Awards.

The Plan first became effective on November 17, 2017. An amendment and restatement to the Plan, which will become effective on June 19, 2024 if approved by the Company’s stockholders at the Company’s 2024 annual meeting of stockholders, was approved on February 15, 2024. This amendment and restatement increases by 5,000,000 the number of Shares that may be issued pursuant to Awards relating to the Company’s Common Stock. The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2. Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make or are expected to make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3. Duration of the Plan. No Award may be granted under the Plan after February 15, 2034, which is the date that is the 10th anniversary of the date the Board approved the most recent amendment and restatement of the Plan, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

Article 2. Definitions

The following terms, when capitalized, shall have the meanings set forth below:

2.1. “Award” means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards granted under the Plan.

2.2. “Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

2.3. “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4. “Board” means the Board of Directors of the Company.

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2.5. “Change in Control” means that the conditions set forth in any one of the following subsections shall have been satisfied:

(a) an acquisition immediately after which any Person possesses direct or indirect Beneficial Ownership of 50% or more of either the then outstanding shares of Company common stock (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that the following acquisitions shall be excluded: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, or (iv) any acquisition pursuant to a transaction that complies with paragraphs (i), (ii) and (iii) of subsection (c) of this Section 2.5; or

(b) during any period of two consecutive years, the individuals who, as of the beginning of such period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Section 2.5, any individual who becomes a member of the Board subsequent to the beginning of such period and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which:

(i) all or substantially all of the individuals and entities who have Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will have Beneficial Ownership, directly or indirectly, of more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, the Company or a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii) no Person (other than (1) the Company, (2) an employee benefit plan (or related trust) sponsored or maintained by the Company or Resulting Corporation, or (3) any entity controlled by the Company or Resulting Corporation) will have Beneficial Ownership, directly

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or indirectly, of 50% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction; and

(iii) individuals who were members of the Incumbent Board will continue to constitute at least a majority of the members of the board of directors of the Resulting Corporation; or

(d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.6. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7. “Committee” means the entity, as specified in Section 3.1, authorized to administer the Plan.

2.8. “Company” means Cannae Holdings, Inc., a Delaware corporation, and any successor thereto.

2.9. “Consultant” means any consultant or advisor to the Company or a Subsidiary.

2.10. “Director” means any individual who is a member of the Board of Directors of the Company or a Subsidiary.

2.11. “Dividend Equivalent” means, with respect to Shares subject to an Award, a right to be paid an amount equal to the dividends declared and paid on an equal number of outstanding Shares of the same class.

2.12. “Employee” means any employee of the Company or a Subsidiary.

2.13. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.14. “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.15. “Fair Market Value” means the fair market value of a Share as determined in good faith by the Committee or pursuant to a procedure specified in good faith by the Committee; provided, however, that if the Committee has not specified otherwise, Fair Market Value shall mean the closing price of a Share as reported in a consolidated transaction reporting system on the date of valuation, or, if there was no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.16. “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.17. “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Code Section 422.

2.18. “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422.

2.19. “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan, as described in Article 6 herein.

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2.20. “Other Award” means a cash, Share-based or Share-related Award (other than an Award described in Article 6, 7, 8, 9 or 10 of the Plan) that is granted pursuant to Article 11 herein.

2.21. “Participant” means a current or former Employee, Director or Consultant who has rights relating to an outstanding Award.

2.22. “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.23. “Performance Period” means the period during which a performance measure must be met.

2.24. “Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.25. “Performance Unit” means an Award granted to a Participant, as described in Article 10 herein.

2.26. “Period of Restriction” means the period Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture and are not transferable, as provided in Articles 8 and 9 herein.

2.27. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

2.28. “Replacement Awards” means Awards issued in assumption of or substitution for awards granted under equity-based incentive plans sponsored or maintained by an entity with which the Company engages in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity (or a related entity) are outstanding immediately prior to such merger, acquisition or other business transaction (including without limitation the restricted shares of FNFV Group Common Stock outstanding at the time of the redemption of FNFV Group Common Stock). Except as provided in Section 4.1, for all purposes hereunder, Replacement Awards shall be deemed Awards.

2.29. “Restricted Stock” means an Award granted to a Participant, as described in Article 8 herein.

2.30. “Restricted Stock Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.31. “Share” means a share of common stock of the Company, having a par value of $0.0001 per share, subject to adjustment pursuant to Section 4.3 hereof.

2.32. “Stock Appreciation Right” or “SAR” means an Award granted to a Participant, either alone or in connection with a related Option, as described in Article 7 herein.

2.33. “Subsidiary” means any (i) corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof, and (ii) other affiliate of the Company that has been designated by the Committee for purposes of

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the participation of its employees in the Plan. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” shall have the meaning ascribed to such term in Code Section 424(f).

2.34. “Tandem SAR” means an SAR that is granted in connection with a related Option, as described in Article 7 herein.

Article 3. Administration

3.1. The Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee as the Board shall select (the “Committee”). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2. Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select the Employees, Directors and Consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into in connection with the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to the provisions of Section 19.3 herein, amend the terms and conditions of any outstanding Award and Award Agreement. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, Directors, Employees, Consultants and their estates and beneficiaries and any transferee of an Award.

Article 4. Shares Subject to the Plan; Individual Limits; and Anti-Dilution Adjustments

4.1. Number of Shares Available for Grants.

4.2. Subject to adjustment as provided in Section 4.3 herein, as of April 5, 2024, (i) 1,653,759 shares of Common Stock were subject to outstanding Awards and 442,556 shares of Common Stock were available for issuance pursuant to future Awards (collectively the “Existing Share Reserve”); and (ii) in addition to the Existing Share Reserve, 5,000,000 Shares may be issued pursuant to Awards under the Plan, provided that:

(i) Shares that are potentially deliverable under an Award that is canceled, forfeited, settled in cash, expires or is otherwise terminated without delivery of such Shares shall not be counted as having been delivered under the Plan;

(ii) Shares that are held back, tendered or returned to cover the Exercise Price or tax withholding obligations with respect to an Award shall not be counted as having been delivered under the Plan; and

(iii) Shares that have been issued in connection with an Award of Restricted Stock that is canceled or forfeited prior to vesting or settled in cash, causing the Shares to be returned to the Company, shall not be counted as having been delivered under the Plan.

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Shares delivered pursuant to the Plan may be authorized but unissued Shares, treasury Shares or Shares purchased on the open market. Shares delivered or deliverable pursuant to Replacement Awards shall not reduce the number of Shares available for delivery pursuant to Awards under the Plan.

(b) Subject to adjustment as provided in Section 4.3 herein, all Shares authorized under the Plan and available for grant may be delivered in connection with “full value Awards,” meaning Awards other than Options, SARs, or Other Awards for which the Participant pays the grant date intrinsic value.

(c) Notwithstanding the foregoing, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the Plan.

4.3. Individual Limits. Subject to adjustment as provided in Section 4.3 herein, the following rules shall apply with respect to Awards and any related dividends or Dividend Equivalents intended to qualify for the Performance-Based Exception:

(a) Options: The maximum aggregate number of Shares with respect to which Options may be granted in any one fiscal year to any one Participant shall be 3,000,000 Shares.

(b) SARs: The maximum aggregate number of Shares with respect to which Stock Appreciation Rights may be granted in any one fiscal year to any one Participant shall be 3,000,000 Shares.

(c) Restricted Stock: The maximum aggregate number of Shares of Restricted Stock that may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(d) Restricted Stock Units: The maximum aggregate number of Shares with respect to which Restricted Stock Units may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(e) Performance Shares: The maximum aggregate number of Shares with respect to which Performance Shares may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(f) Performance Units: The maximum aggregate compensation that can be paid pursuant to Performance Units awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(g) Other Awards: The maximum aggregate compensation that can be paid pursuant to Other Awards awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(h) Dividends and Dividend Equivalents: The maximum dividend or Dividend Equivalent that may be paid in any one fiscal year to any one Participant shall be $25,000,000.

4.4. Adjustments in Authorized Shares and Awards. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any

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change in the corporate structure affecting the Shares, such adjustment shall be made in the number and kind of shares that may be delivered under the Plan as set forth in Section 4.1(a) and (b), the individual limits set forth in Section 4.2, and, with respect to outstanding Awards, the number and kind of shares subject to outstanding Awards, the Exercise Price, grant price or other price of shares subject to outstanding Awards, any performance conditions relating to shares, the market price of shares, or per-share results, and other terms and conditions of outstanding Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of shares subject to any Award shall always be rounded down to a whole number.

Article 5. Eligibility and Participation

5.1. Eligibility. Persons eligible to participate in the Plan include all Employees, Directors and Consultants.

5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Options

6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. Options that are intended to be ISOs shall be subject to the limitations set forth in Code Section 422.

6.3. Exercise Price. The Exercise Price for each grant of an Option under the Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share (of the same class as the Shares that are subject to the Option) on the date the Option is granted; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have an Exercise Price that is less than one hundred ten percent (110%) of the Fair Market Value of a Share (of the same class as the Shares that are subject to the ISO) on the date the ISO is granted.

6.4. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall be exercisable later than the fifth (5th) anniversary of the date of its grant.

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6.5. Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6. Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised and specifying the method of payment of the Exercise Price.

The Exercise Price of an Option shall be payable to the Company in full: (a) in cash or its equivalent, (b) by tendering Shares or directing the Company to withhold Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by broker-assisted cashless exercise, (d) in any other manner then permitted by the Committee, or (e) by a combination of any of the permitted methods of payment. The Committee may limit any method of payment, other than that specified under (a), for administrative convenience, to comply with applicable law, or for any other reason.

6.7. Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8. Dividend Equivalents. An Award of Options shall not provide the Participant with the right to receive Dividend Equivalents.

6.9. Termination of Employment or Service. Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination of employment or service.

6.10. Nontransferability of Options.

(a) Incentive Stock Options. ISOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

(b) Nonqualified Stock Options. NQSOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

Article 7. Stock Appreciation Rights

7.1. Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

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The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall at least equal the Fair Market Value of a Share (of the same class as the Shares that are subject to the SAR) on the date of grant of the SAR, and the grant price of a Tandem SAR shall equal the Exercise Price of the related Option; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

7.2. Exercise of Tandem SARs. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

7.3. Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

7.4. Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5. Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6. Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) the difference between the Fair Market Value of a Share (of the same class as the Shares that are subject to the SAR) on the date of exercise over the grant price; by

(b) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7. Dividend Equivalents. An Award of SARs shall not provide the Participant with the right to receive Dividend Equivalents.

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7.8. Termination of Employment or Service. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination of employment or service.

7.9. Nontransferability of SARs. SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

Article 8. Restricted Stock

8.1. Grant of Restricted Stock. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

8.2. Award Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction and, if applicable, Performance Period(s), the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3. Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, a requirement that the issuance of Shares of Restricted Stock be delayed, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. The Company may retain in its custody any certificate evidencing the Shares of Restricted Stock and place thereon a legend and institute stop-transfer orders on such Shares, and the Participant shall be obligated to sign any stock power requested by the Company relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

8.4. Removal of Restrictions. Subject to applicable laws, Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate evidencing the Shares.

8.5. Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6. Dividends and Other Distributions. During the Period of Restriction, all distributions, including regular cash dividends, paid with respect to Shares of Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted

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Stock with respect to which they were paid and shall not be paid unless and until the Shares of Restricted Stock with respect to which such distributions were made vest.

8.7. Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Restricted Stock, and may reflect distinctions based on the reasons for termination of employment or service.

8.8. Nontransferability of Restricted Stock. Except as otherwise determined by the Committee, during the applicable Period of Restriction, a Participant’s Restricted Stock and rights relating thereto shall be available during the Participant’s lifetime only to such Participant, and such Restricted Stock and related rights may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.

Article 9. Restricted Stock Units and Performance Shares

9.1. Grant of Restricted Stock Units/Performance Shares. Subject to the terms and provisions of the Plan, Restricted Stock Units and Performance Shares may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

9.2. Award Agreement. Each grant of Restricted Stock Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the applicable Period(s) of Restriction and/or Performance Period(s) (as the case may be), the number of Restricted Stock Units or Performance Shares granted, and such other provisions as the Committee shall determine. The initial value of a Restricted Stock Unit or Performance Share shall be at least equal to the Fair Market Value of a Share (of the same class as the Shares that are subject to the Award) on the date of grant; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

9.3. Form and Timing of Payment. Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of Restricted Stock Units or Performance Shares shall be made at a specified settlement date that shall not be earlier than the last day of the Period of Restriction or Performance Period, as the case may be. The Committee, in its sole discretion, may pay earned Restricted Stock Units and Performance Shares by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof). The Committee may provide that settlement of Restricted Stock Units or Performance Shares shall be deferred, on a mandatory basis or at the election of the Participant.

9.4. Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units or Performance Shares granted hereunder; provided, however, that the Committee may deposit Shares potentially deliverable in connection with Restricted Stock Units or Performance Shares in a rabbi trust, in which case the Committee may provide for pass through voting rights with respect to such deposited Shares.

9.5. Dividend Equivalents. At the discretion of the Committee, an Award of Restricted Stock Units or Performance Shares may provide the Participant with the right to receive Dividend Equivalents, which, if provided, will be credited to an account for the Participant and will be subject

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to the restrictions and vesting conditions applicable to such Award, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish. Notwithstanding anything herein to the contrary, any such Dividend Equivalents shall not be paid unless and until the Restricted Stock Units or Performance Shares with respect to which the Dividend Equivalents were made vest.

9.6. Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Restricted Stock Units or Performance Shares following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock Units or Performance Shares, and may reflect distinctions based on the reasons for termination of employment or service.

9.7. Nontransferability. Except as otherwise determined by the Committee, Restricted Stock Units and Performance Shares and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10. Performance Units

10.1. Grant of Performance Units. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

10.2. Award Agreement. Each grant of Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Units granted, the Performance Period(s), the performance goals and such other provisions as the Committee shall determine.

10.3. Value of Performance Units. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participants.

10.4. Form and Timing of Payment. Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of earned Performance Units shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units in cash or in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Units (or a combination thereof). The Committee may provide that settlement of Performance Units shall be deferred, on a mandatory basis or at the election of the Participant.

10.5. Dividend Equivalents. At the discretion of the Committee, an Award of Performance Units may provide the Participant with the right to receive Dividend Equivalents, which, if provided, will be credited to an account for the Participant and subject to the restrictions and vesting conditions applicable to such Award, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish. Notwithstanding anything herein to the contrary, any such Dividend Equivalents shall not be paid unless and until the Performance Units with respect to which the Dividend Equivalents were made vest.

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10.6. Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Performance Units following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Units and may reflect distinctions based on reasons for termination of employment or service.

10.7. Nontransferability. Except as otherwise determined by the Committee, Performance Units and rights relating thereto may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 11. Other Awards

11.1. Grant of Other Awards. Subject to the terms and conditions of the Plan, Other Awards may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. Types of Other Awards that may be granted pursuant to this Article 11 include, without limitation, the payment of cash or Shares based on attainment of performance goals established by the Committee, the payment of Shares as a bonus or in lieu of cash based on attainment of performance goals established by the Committee, and the payment of Shares in lieu of cash under other Company incentive or bonus programs.

11.2. Payment of Other Awards. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

11.3. Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Awards following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, but need not be uniform among all Other Awards, and may reflect distinctions based on the reasons for termination of employment or service.

11.4. Nontransferability. Except as otherwise determined by the Committee, Other Awards and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 12. Replacement Awards

Each Replacement Award shall have substantially the same terms and conditions (as determined by the Committee) as the award it replaces; provided, however, that the number of Shares subject to Replacement Awards, the Exercise Price, grant price or other price of Shares subject to Replacement Awards, any performance conditions relating to Shares underlying Replacement Awards, or the market price of Shares underlying Replacement Awards or per-Share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the Committee, in its sole discretion.

D-17	Cannae Holdings, Inc.

Article 13. Performance Measures

The Committee may specify that the attainment of one or more of the performance measures set forth in this Article 13 shall determine the degree of granting, vesting and/or payout with respect to Awards (including any related dividends or Dividend Equivalents) that the Committee intends will qualify for the Performance-Based Exception. The performance goals to be used for such Awards shall be chosen from among the following performance measure(s): earnings per share, diluted earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest, taxes, depreciation, amortization and restructuring costs (EBITDAR), adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), sales (including same store sales), cash flow (including net cash flow and free cash flow), operating margin, share price, share price growth, total stockholder return, book value, book value per share, tangible book value, tangible book value per share, cash book value, cash book value per share, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures, and gains (before or after tax) from the sale, disposition, or other monetization or liquidity events relating to Subsidiaries, joint ventures or other entities in which the Company invests. Each of the performance goals listed under this Article 13 shall be subject to such adjustments as may be specified by the Committee. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies, and may relate to the Company, business units of the Company, Subsidiaries, or joint ventures or other entities in which the Company invests. Awards (including any related dividends or Dividend Equivalents) that are not intended to qualify for the Performance-Based Exception may be based on these or such other performance measures as the Committee may determine.

Achievement of performance goals in respect of Awards intended to qualify under the Performance-Based Exception shall be measured over a Performance Period, and the goals shall be established not later than ninety (90) days after the beginning of the Performance Period or, if less than (90) days, the number of days that is equal to twenty-five percent (25%) of the relevant Performance Period applicable to the Award. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee may, in its discretion, adjust such Awards downward).

Article 14. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such

Cannae Holdings, Inc.	D-18

designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 15. Deferrals

If permitted by the Committee, a Participant may defer receipt of amounts that would otherwise be provided to such Participant with respect to an Award, including Shares deliverable upon exercise of an Option or SAR or upon payout of any other Award. If permitted, such deferral (and the required deferral election) shall be made in accordance with, and shall be subject to, the terms and conditions of the applicable nonqualified deferred compensation plan, agreement or arrangement under which such deferral is made and such other terms and conditions as the Committee may prescribe.

Article 16. Rights of Participants

16.1. Continued Service. Nothing in the Plan shall:

(a) interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or service at any time,

(b) confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary, nor

(c) confer on any Director any right to continue to serve on the Board of Directors of the Company or a Subsidiary.

16.2. Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

Article 17. Change in Control

Except as otherwise provided in a Participant’s Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a) any and all outstanding Options and SARs granted hereunder shall become immediately exercisable; provided, however, that the Committee may instead provide that such Awards shall be automatically cashed out upon a Change in Control;

(b) any Period of Restriction or other restriction imposed on Restricted Stock, Restricted Stock Units and Other Awards shall lapse; and

(c) any and all Performance Shares, Performance Units and other Awards (if performance-based) shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open Performance Periods.

D-19	Cannae Holdings, Inc.

Article 18. Additional Forfeiture Provisions

The Committee may condition a Participant’s right to receive a grant of an Award, to vest in the Award, to exercise the Award, to retain cash, Shares, other Awards, or other property acquired in connection with the Award, or to retain the profit or gain realized by the Participant in connection with the Award, including cash or other proceeds received upon sale of Shares acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment with or service for the Company and/or a Subsidiary.

Article 19. Amendment, Modification, Termination, and Stockholder Approval

19.1. Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

19.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. With respect to any Awards intended to comply with the Performance-Based Exception, any such adjustments shall be specified at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception.

19.3. Awards Previously Granted. No termination, amendment or modification of the Plan or of any Award shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

19.4. Compliance with the Performance-Based Exception. If it is intended that an Award (and/or any dividends or Dividend Equivalents relating to such Award) comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate such that the Awards (and/or dividends or Dividend Equivalents) maintain eligibility for the Performance-Based Exception. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 19, make any adjustments to the Plan and/or Award Agreements it deems appropriate.

Cannae Holdings, Inc.	D-20

19.5. No Repricings. Notwithstanding anything herein to the contrary, except as provided in Section 4.3 hereof, without first obtaining stockholder approval, (i) the exercise price of outstanding Options and grant price of outstanding SARs may not be reduced, (ii) Options and SARs may not be cancelled and replaced with Options or SARs with a lower exercise price or grant price, (iii) Options and SARs with an exercise or grant price that is equal to or in excess of the Fair Market Value of the underlying Share may not be purchased from Participants for cash or other securities, and (iv) outstanding Options or SARs may not otherwise be amended or modified in a manner that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange.

Article 20. Withholding

20.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

20.2. Use of Shares to Satisfy Withholding Obligation. With respect to withholding required upon the exercise of Options or SARs, upon the vesting or settlement of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, or upon any other taxable event arising as a result of Awards granted hereunder, the Committee may require or may permit Participants to elect that the withholding requirement be satisfied, in whole or in part, by having the Company withhold, or by tendering to the Company, Shares having a Fair Market Value equal to up to the maximum statutory withholding that is imposed on the transaction (or such lesser amount as is necessary to avoid averse accounting treatment). Any such elections by a Participant shall be irrevocable, made in writing and signed by the Participant.

Article 21. Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

D-21	Cannae Holdings, Inc.

Article 22. Successors

All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company.

Article 23. Limitation on Dividends and Dividend Equivalents

Notwithstanding anything in this Plan to the contrary, if dividends or Dividend Equivalents are granted with respect to any Awards, the dividends or Dividend Equivalents shall be accumulated or reinvested and shall not be paid unless and until applicable vesting conditions are met.

Article 24. Minimum Vesting Period

Notwithstanding any other provision of the Plan to the contrary, Awards under the Plan granted after June 14, 2017 shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that, notwithstanding the foregoing, (i) Awards that result in the issuance of an aggregate of up to five percent (5%) of the Shares available pursuant to Section 3.1(a) may be granted to any one or more Participants without respect to such minimum vesting provisions, and (ii) this Article 24 shall not prevent Awards from vesting due to death, disability or a Change in Control.

Article 25. Holding Period

If and when (i) a Participant is an Officer (as defined in Rule 16a-1(f) of the Exchange Act) or holds the title of President of Data and Analytics, President of Origination Technology or President of Servicing Technology, and (ii) the Participant does not hold Shares with a value sufficient to satisfy the applicable stock ownership guidelines of the Company in place at that time, then the Participant must retain at least 50% of (a) any Shares of Restricted Stock that vest and (b) any Shares acquired by the Participant pursuant to an Award of Restricted Stock Units or Performance Units (excluding from the calculation any Shares withheld for purposes of satisfying applicable tax withholding obligations arising in connection with the vesting or settlement of the Award) until such time as the value of the Shares remaining in the Participant’s possession following any sale, assignment, pledge, exchange, gift or other transfer of the Shares shall be sufficient to meet any applicable stock ownership guidelines of the Company in place at that time. For the avoidance of doubt, at any time when a Participant holds, in the aggregate, Shares with a value sufficient to satisfy the applicable stock ownership guidelines of the Company in place at that time, the Participant may enter into a transaction with respect to any Shares acquired by Grantee pursuant to an Award of Restricted Stock, Restricted Stock Units or Performance Units so long as the Participant shall continue to satisfy such stock ownership guidelines following such transaction. This Article 25 may be interpreted, modified or amended by the Committee, in its reasonable discretion, without stockholder approval.

Article 26. Clawback of Benefits

The Company may (a) cause the cancellation of any Award, (b) require reimbursement of any Shares or other amounts received pursuant an Award (including, without limitation, any gain realized upon disposition of any Shares acquired pursuant to an Award) by a Participant or related

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party, and (c) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or as are required by applicable law (each, a “Clawback Policy”). By accepting an Award, a Participant is agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements may be (or may be deemed to be) unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

Article 27. Legal Construction

27.1. Gender, Number and References. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such act, code, section, rule or regulation, as may be amended from time to time, or to any successor act, code, section, rule or regulation.

27.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

27.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

27.4. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to conflicts or choice of law principles.

27.5. Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including other incentive arrangements and awards that do or do not qualify under the Performance-Based Exception.

27.6. Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted under the Plan comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively “Section 409A”). Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

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CANNAE HOLDINGS, INC.

1701 VILLAGE CENTER CIRCLE

LAS VEGAS, NEVADA 89134

SCAN TO VIEW MATERIALS & VOTE w CANNAE HOLDINGS, INC. 1701 VILLAGE CENTER CIRCLE VOTE BY INTERNET LAS VEGAS, NV 89134 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 18, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/CNNE2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 18, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V43713-P08801 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CANNAE HOLDINGS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. Election of three Class I directors to serve until the 2027 ! ! ! annual meeting of shareholders. Nominees: 01) William P. Foley, II 02) Douglas K. Ammerman 03) Frank R. Martire The Board of Directors recommends you vote “FOR” Proposals 2, 3, 4 and 6 and for a frequency of “1 YEAR” on Proposal 5. For Against Abstain 2. Approval of the redomestication of the Company from the State of Delaware to the State of Nevada by conversion. ! ! ! 3. Approval of an amendment and restatement of the Cannae Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan. ! ! ! 4. Approval of a non-binding advisory resolution on the compensation paid to our named executive officers. ! ! ! 1 Year 2 Years 3 Years Abstain 5. Selection, on a non-binding advisory basis, of the frequency (annual or “1 Year,” biennial or “2 Years,” triennial or “3 Years”) with which we ! ! ! ! solicit future non-binding advisory votes on the compensation paid to our named executive officers. For Against Abstain 6. Ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2024 fiscal year. ! ! ! NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Cannae Holdings, Inc. Meeting Information 2024 Annual Meeting of Shareholders June 19, 2024 10:00 a.m. Pacific Time www.virtualshareholdermeeting.com/CNNE2024 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V43714-P08801 CANNAE HOLDINGS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CANNAE HOLDINGS, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 19, 2024 The undersigned hereby appoints the Chief Executive Officer and Corporate Secretary of Cannae Holdings, Inc. (“Cannae”), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Cannae common stock held of record by the undersigned as of April 22, 2024, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Pacific Time, or any postponement or adjournment thereof. The meeting will be held virtually at www.virtualshareholdermeeting.com/CNNE2024. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. Continued and to be signed on reverse side